Exhibit 2.1

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER Dated as of May 8, 2012 among BED BATH & BEYOND INC., BLUE CORAL ACQUISITION CORP. and COST PLUS, INC.

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SECTION 9.11.	Severability	72

ARTICLE X

DEFINITIONS		73

SECTION 10.01.	Defined Terms	73

Annex I	Conditions to the Offer
Exhibit A	Form of Support Agreement

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AGREEMENT AND PLAN OF MERGER (this “Agreement”) dated as of May 8, 2012, among Bed Bath & Beyond Inc., a company organized under the laws of New York (“Parent”), Blue Coral Acquisition Corp., a California corporation and a direct wholly owned Subsidiary of Parent (“Merger Sub”), and Cost Plus, Inc., a California corporation (the “Company”). Each of Parent, Merger Sub and the Company are referred to herein as a “Party” and together as “Parties.”

WHEREAS, the respective boards of directors of each of Parent, Merger Sub and the Company have unanimously (i) determined that this Agreement and the transactions contemplated hereby, including the Offer and the Merger, are in the best interests of their respective shareholders and (ii) approved this Agreement and the transactions contemplated hereby, including the Offer and the Merger, on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, Parent proposes to cause Merger Sub to commence a tender offer (as it may be amended from time to time as permitted under this Agreement, the “Offer”) to purchase all the outstanding shares of common stock, par value $0.01 per share, of the Company (the “Company Common Stock”) at a price per share of Company Common Stock of $22.00, without interest, net to the seller thereof in cash, on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, simultaneously with the execution of this Agreement, certain holders of Company Common Stock or options therefor (the “Shareholder Parties”) are entering into agreements substantially in the form of Exhibit A hereto (the “Support Agreements”) pursuant to which, and subject to the terms thereof, the Shareholder Parties have agreed, among other things, to (i) tender the shares of Company Common Stock beneficially owned by them in the Offer and (ii) support the Merger and the other transactions contemplated by this Agreement;

WHEREAS, regardless of whether the Offer Closing occurs, Merger Sub will merge with and into the Company, with the Company continuing as the surviving corporation in the merger (the “Merger”), upon the terms and subject to the conditions set forth in this Agreement, whereby, except as expressly provided in Section 3.01, each issued and outstanding share of Company Common Stock immediately prior to the effective time of the Merger will be cancelled and converted into the right to receive $22.00, without interest on the terms and subject to the conditions set forth herein; and

WHEREAS, Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Offer and the Merger and also to prescribe various conditions to the Offer and the Merger.

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, and subject to the conditions set forth herein, the Parties agree as follows:

ARTICLE I

THE OFFER

SECTION 1.01.    The Offer.

(a)           Commencement of the Offer.  As promptly as reasonably practicable (and, in any event, within fifteen (15) Business Days) after the date of this Agreement, Merger Sub shall, and Parent shall cause Merger Sub to, commence (within the meaning of Rule 14d-2 under the Securities Exchange Act of 1934, as amended (together with the rules and regulations promulgated thereunder, the “Exchange Act”)) the Offer to purchase all of the outstanding shares of Company Common Stock at a price per share equal to $22.00, without interest (such amount, or any other amount per share paid pursuant to the Offer and this Agreement, the “Offer Price”), net to the Seller thereof in cash (as adjusted as provided in Section 1.01(c), if applicable).

(b)           Terms and Conditions of the Offer.  The obligations of Merger Sub to, and of Parent to cause Merger Sub to, accept for payment, and pay for, any shares of Company Common Stock tendered pursuant to the Offer are subject to the conditions set forth in Annex I (the “Offer Conditions”).  The Offer Conditions are for the sole benefit of Parent and Merger Sub, and Parent and Merger Sub may waive, in whole or in part, any Offer Condition at any time and from time to time, in their sole discretion, other than the Minimum Tender Condition, which may be waived by Parent and Merger Sub only with the prior written consent of the Company.  Parent and Merger Sub expressly reserve the right to increase the Offer Price or to waive or make any other changes in the terms and conditions of the Offer; provided, however, that unless otherwise provided in this Agreement or previously approved by the Company in writing, Merger Sub shall not, and Parent shall not permit Merger Sub to, (i) reduce the number of shares of Company Common Stock sought to be purchased in the Offer, (ii) reduce the Offer Price, (iii) change the form of consideration payable in the Offer, (iv) amend, modify or waive the Minimum Tender Condition, (v) add to the Offer Conditions or amend, modify or supplement any Offer Condition in a manner materially adverse to any holder of Company Common Stock, or (vi) terminate, extend or otherwise amend or modify the expiration date of the Offer in any manner other than in accordance with the terms of this Agreement.

(c)           Adjustments to Offer Price.  The Offer Price shall be adjusted appropriately to reflect the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Company Common Stock), cash dividend, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to Company Common Stock occurring on or after the date hereof and prior to Merger Sub’s acceptance for payment of, and payment for, Company Common Stock tendered in the Offer; provided, however, that nothing in this Section 1.01(c) shall be construed to permit the Company to take any action with respect to its securities that is prohibited by the terms of this Agreement.

(d)           Expiration and Extension of the Offer.  The Offer shall initially be scheduled to expire at  the later of (i) midnight, New York City time, on the 20th Business Day following the commencement of the Offer (determined using Rule 14d-1(g)(3) under the Exchange Act) and (ii) 5:00 p.m. New York City time on June 28, 2012 (such date being the “Initial Offer Expiration Date”).  Merger Sub shall (and Parent shall cause Merger Sub to) (i) extend the Offer for any period required by any rule, regulation, interpretation or position of the Securities and Exchange Commission (the “SEC”), the staff thereof or Nasdaq, applicable to the Offer and (ii) if any of the Offer Conditions set forth in clause (b) of  Annex I or in paragraph (i) of clause (c) of Annex I shall not have been satisfied or, to the extent waivable by Parent or

Merger Sub, waived, extend the Offer on one or more occasions, in consecutive increments of up to ten (10) Business Days each, with the length of such period to be determined by Parent or Merger Sub (or such longer period as the Parties may agree), until such time as such Offer Conditions are satisfied.  Merger Sub may, in its sole discretion, without consent of the Company, extend the Offer on one or more occasions, in consecutive increments of between two (2) and ten (10) Business Days each, with the length of such period to be determined by Parent or Merger Sub (or such other period as the Parties may agree), if on any then-scheduled expiration date of the Offer any of the Offer Conditions shall not have been satisfied or, to the extent waivable by Parent or Merger Sub, waived.  Parent and Merger Sub agree that, if on any then-scheduled expiration date of the Offer, but subject to Parent’s right to terminate this Agreement pursuant to Section 8.01, any of the Offer Conditions shall not have been satisfied or, to the extent waivable by Parent or Merger Sub, waived, then to the extent requested in writing by the Company delivered to Parent no less than two (2) Business Days prior to such expiration date, Merger Sub shall (and Parent shall cause Merger Sub to) extend the Offer on one or more occasions, in consecutive increments of up to five (5) Business Days each, with the length of such period to be determined by Parent or Merger Sub (or such longer period as the Parties may agree), for an aggregate period of time of not more than ten (10) Business Days.  Notwithstanding anything to the contrary in this Section 1.01(d), Merger Sub shall not be required to extend the Offer beyond the earliest to occur of (i) the valid termination of this Agreement in accordance with Section 8.01, (ii) three (3) Business Days after the Proxy Statement Clearance Date and (iii) the Outside Date.

(e)           Payment.  On the terms and subject to the conditions of the Offer and this Agreement, Merger Sub shall, and Parent shall cause Merger Sub to, accept for payment, and pay for, all shares of Company Common Stock validly tendered and not validly withdrawn pursuant to the Offer promptly after the applicable expiration date of the Offer (as it may be extended in accordance with Section 1.01(d)) and in any event in compliance with Rule 14e-1(c) promulgated under the Exchange Act.  The date of payment for shares of Company Common Stock accepted for payment pursuant to and subject to the conditions of the Offer is referred to in this Agreement as the “Offer Closing”, and the date on which the Offer Closing occurs is referred to in this Agreement as the “Offer Closing Date.”

(f)           Termination of the Offer; Continuing Pursuit of the Merger.  If at any then-scheduled expiration date (i) any Offer Condition shall not have been satisfied or, to the extent waivable by Parent or Merger Sub, waived and (ii) three (3) Business Days have elapsed since the Proxy Statement Clearance Date, then (x) Merger Sub may irrevocably and unconditionally terminate the Offer or (y) from and after 5:00 p.m. New York City time on July 23, 2012, the Company shall have the right, exercisable by delivering written notice to Parent and Merger Sub to cause Merger Sub to, and upon receipt of such notice, Merger Sub shall (and Parent shall cause Merger Sub to), irrevocably and unconditionally terminate the Offer at the then-scheduled expiration date following the receipt of such notice from the Company (delivered no less than two (2) Business Days prior to the then-scheduled expiration date of the Offer).  If the Offer is terminated pursuant to this Section 1.01(f), the Company shall proceed with and take all actions necessary to hold the Shareholders’ Meeting in accordance with the terms of this Agreement.  The termination of the Offer pursuant to this Section 1.01(f) is referred to in this Agreement as the “Offer Termination.” Notwithstanding anything to the contrary in this Section 1.01(f), if this Agreement is terminated pursuant to Section 8.01, then Merger Sub shall promptly (and, in any event, within one (1) Business Day of such termination), irrevocably and unconditionally terminate the Offer.  If the Offer is terminated or withdrawn by Merger Sub, or this Agreement is terminated in accordance with Section 8.01, Merger Sub shall promptly return, and shall cause any depository acting on behalf of Merger Sub to return, all tendered shares of Company Common Stock to the registered holders thereof to the extent required by the terms of the Offer.  The Parties acknowledge and agree that the Offer Termination shall not give rise to a right of termination of this Agreement unless to the extent expressly provided for in Section 8.01 and that, absent such termination of this Agreement, the obligations of the Parties hereunder other than those related to the Offer shall continue to remain in effect, including those obligations with respect to the Merger.

(g)           Offer Documents.  On the date of commencement of the Offer, Parent and Merger Sub shall file with the SEC a Tender Offer Statement on Schedule TO with respect to the Offer (together with all amendments and supplements thereto, and including all exhibits thereto, the “Schedule TO”), which shall include, as exhibits, an offer to purchase and a related letter of transmittal, a summary advertisement, a notice in compliance with Section 1110(h) of the California Code and the Company Bylaws and other ancillary Offer documents pursuant to which the Offer will be made (such Schedule TO and the documents attached as exhibits thereto, together with any supplements or amendments thereto, the “Offer Documents”) and promptly thereafter shall cause the Offer Documents to be disseminated to the holders of the Company Common Stock as required by applicable federal securities Laws.  The Company shall promptly furnish to Parent and Merger Sub all information concerning the Company that may be required by applicable securities laws or reasonably requested by Parent or Merger Sub for inclusion in the Offer Documents.  The Company hereby consents to the inclusion in the Offer Documents of the Company Recommendation; provided, however, that the Board of Directors of the Company may make a Company Adverse Recommendation Change pursuant to, and in accordance with, Section 5.02.  Each of Parent, Merger Sub and the Company shall promptly correct any information provided by it for use in the Offer Documents if and to the extent that such information shall have become false or misleading in any material respect.  Parent and Merger Sub shall take all steps necessary to cause the Offer Documents, as so corrected, to be filed with the SEC and the other Offer Documents, as so corrected, to be disseminated to the holders of Company Common Stock, in each case as and to the extent required by applicable federal securities Laws.  Parent and Merger Sub shall promptly notify the Company upon the receipt of any comments from the SEC or the staff of the SEC or any request from the SEC or the staff of the SEC for amendments or supplements to the Offer Documents, and shall provide the Company with copies of all correspondence between Parent, Merger Sub and their respective Representatives, on the one hand, and the SEC or the staff of the SEC, on the other hand.  Parent and Merger Sub shall use reasonable best efforts to respond as promptly as reasonably practicable to any comments of the SEC or the staff of the SEC with respect to the Offer Documents, and Parent and Merger Sub shall provide the Company and its counsel a reasonable opportunity to participate in the formulation of any written response to any such written comments of the SEC or its staff.  Prior to the filing of the Offer Documents (or any amendment or supplement thereto) or the dissemination thereof to the holders of Company Common Stock, or responding to any comments of the SEC or the staff of the SEC with respect thereto, Parent and Merger Sub shall provide the Company and its counsel a reasonable opportunity to review and to propose comments on such document or response.

(h)           Funds.  Subject in all respects to the other terms and conditions of this Agreement and the Offer Conditions, Parent shall provide or cause to be provided to Merger Sub on a timely basis the funds necessary to purchase any shares of Company Common Stock that Merger Sub becomes obligated to purchase pursuant to the Offer.

SECTION 1.02.    Company Actions.

(a)           Schedule 14D-9.  On the date the Offer Documents are filed with the SEC, the Company shall file with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9 with respect to the Offer (such Schedule 14D-9, together with any supplements or amendments thereto, the “Schedule 14D-9”), which, except as expressly contemplated by Section 5.02(c), shall describe and make the Company Recommendation with respect to the Offer, and promptly thereafter shall mail the Schedule 14D-9 to the holders of the Company Common Stock.  The Company shall also include in the Schedule 14D-9 the Fairness Opinion.  Parent and Merger Sub shall promptly furnish to the Company in writing all information concerning Parent and Merger Sub that may be required by applicable securities laws for inclusion in the Schedule 14D-9.  Each of Parent, Merger Sub and the Company shall promptly correct any information provided by it for use in the Schedule 14D-9 if and to the extent that such information shall have become false or misleading in any material respect.  The Company shall take all steps necessary to cause the Schedule 14D-9, as so corrected, to be filed with the SEC and the Schedule 14D-9, as so corrected, to be disseminated to the holders of Company Common Stock, in each case as and to the extent required by applicable federal securities Laws.  The Company shall promptly notify Parent and Merger Sub upon the receipt of any comments from the SEC or the staff of the SEC or any request from the SEC or the staff of the SEC for amendments or supplements to the Schedule 14D-9, and shall provide Parent and Merger Sub with copies of all correspondence between the Company and its Representatives, on the one hand, and the SEC or the staff of the SEC, on the other hand.  The Company shall use reasonable best efforts to respond as promptly as reasonably practicable to any comments of the SEC or the staff of the SEC with respect to the Schedule 14D-9, and the Company shall provide Parent and Merger Sub and their respective counsel a reasonable opportunity to participate in the formulation of any written response to any such written comments of the SEC or its staff.  Prior to the filing of the Schedule 14D-9 (or any amendment or supplement thereto) or the dissemination thereof to the holders of Company Common Stock, or responding to any comments of the SEC or the staff of the SEC with respect thereto, the Company shall provide Parent and Merger Sub and their respective counsel a reasonable opportunity to review and to propose comments on such document or response.

(b)           Shareholder Lists.  In connection with the Offer and the Merger, the Company shall cause its transfer agent to furnish Merger Sub promptly with mailing labels containing the names and addresses of the record holders of Company Common Stock as of the latest practicable date and of those Persons becoming record holders subsequent to such date, together with lists, copies of all lists of shareholders, security position listings, computer files and all other information in the Company’s possession or control regarding the beneficial owners of Company Common Stock, and shall furnish to Merger Sub such information (including updated lists of shareholders, security position listings and computer files) and assistance as Parent or Merger Sub may reasonably request in communicating the Offer to the record and beneficial holders of the Company Common Stock.  Subject to the requirements of applicable Law, and except for such steps as are necessary to disseminate the Offer Documents and any other documents necessary to consummate the transactions contemplated by this Agreement, Parent and Merger Sub shall not use or disclose the information contained in any such labels, lists, listings and files other than in connection with the Offer and the Merger and, if this Agreement shall be terminated, shall, upon request, destroy all copies of such information then in their possession or control.

SECTION 1.03.    Top-Up.

(a)           Top-Up.  The Company hereby grants to Merger Sub an irrevocable right (the “Top-Up”), exercisable only on the terms and conditions set forth in this Section 1.03, to purchase at a price per share equal to the Offer Price up to a number of newly issued, fully paid and nonassessable shares of Company Common Stock (the “Top-Up Shares”) that, when added to the number of shares of Company Common Stock directly or indirectly owned by Parent and Merger Sub at the time of the Top-Up Closing (assuming that the Offer Closing has occurred, provided that Parent and Merger Sub shall have the right to exclude for this purpose any shares tendered in the Offer pursuant to guaranteed delivery procedures), shall constitute one share more than 90% of: (i) the outstanding shares of Company Common Stock as of the expiration of the Offer plus (ii) without duplication of clause (i), the aggregate number of shares of Company Common Stock issuable to holders of Company DSUs outstanding as of the expiration of the Offer plus (iii) the aggregate number of shares of Company Common Stock issuable to holders of Company Stock Options outstanding as of the expiration of the Offer minus (iv) the aggregate number of shares of Company Common Stock issuable to holders of Company Stock Options for which Parent has obtained prior to the expiration of the Offer agreements (satisfactory to Parent in its sole discretion) by the holders thereof not to exercise such Company Stock Options prior to the termination of this Agreement plus (v) the aggregate number of shares of Company Common Stock issuable to the holders of Company Equity Awards (other than Company Stock Options and Company DSUs) outstanding as of the expiration of the Offer plus (vi) the number of shares to be purchased by Merger Sub under the Top-Up; provided, however, that the Top-Up may not be exercised to purchase an amount of Top-Up Shares in excess of the number of shares of Company Common Stock authorized and unissued (treating shares owned by the Company as treasury stock as unissued) and not otherwise reserved or committed for issuance at the time of exercise of the Top-Up.  The Top-Up shall be exercisable only once.

(b)           Exercise of Top-Up; Top-Up Closing.  If there shall have not been validly tendered in the Offer, and not validly withdrawn, that number of shares of Company Common Stock (provided that Parent and Merger Sub shall have the right to exclude for this purpose any shares tendered in the Offer pursuant to guaranteed delivery procedures) which, when added to the number of shares of Company Common Stock directly or indirectly owned by Parent and Merger Sub would represent at least one share more than 90% of: (i) the outstanding shares of Company Common Stock as of the expiration of the Offer plus (ii) without duplication of clause (i), the aggregate number of shares of Company Common Stock issuable to holders of Company DSUs outstanding as of the expiration of the Offer plus (iii) the aggregate number of shares of Company Common Stock issuable to holders of Company Stock Options outstanding as of the expiration of the Offer minus (iv) the aggregate number of shares of Company Common Stock issuable to holders of Company Stock Options for which Parent has obtained prior to the expiration of the Offer agreements (satisfactory to Parent in its sole discretion) by the holders thereof not to exercise such Company Stock Options prior to the termination of this Agreement plus (v) the aggregate number of shares of Company Common Stock issuable to the holders of Company Equity Awards (other than Company Stock Options and Company DSUs) outstanding as of the expiration of the Offer plus (vi) the number of shares to be purchased by Merger Sub under the Top-Up (the “Short-Form Threshold”), Merger Sub shall be deemed to have exercised the Top-Up for such number of Top-Up Shares as is necessary for Merger Sub to reach the Short-Form Threshold and on such date shall give the Company prior written notice specifying the number of shares of Company Common Stock directly or indirectly owned by Parent and its Merger Sub at the time of such notice (assuming that the Offer Closing has occurred, provided that Parent and Merger Sub shall have the right to exclude for this purpose shares tendered in the Offer pursuant to guaranteed delivery procedures).  The Company shall, as soon as practicable following receipt of such notice (and in any event no later than the Offer Closing), deliver written notice to Merger Sub specifying, based on the information provided by Merger Sub in its notice, the number of Top-Up Shares.  At the closing of the purchase of the Top-Up Shares (the “Top-Up Closing”), which shall take place at the location of the Merger Closing specified in Section 2.02, and shall take place simultaneously with the Offer Closing, the purchase price owed by Merger Sub to the Company to purchase the Top-Up Shares shall be paid to the Company, at Merger Sub’s option, (i) in cash, by wire transfer of same-day funds, or (ii) by (x) paying in cash, by wire transfer of same-day funds, an amount equal to not less than the aggregate par value of the Top-Up Shares and (y) executing and delivering to the Company a promissory note having a principal amount equal to the aggregate purchase price pursuant to the Top-Up less the amount paid in cash pursuant to the preceding clause (x) (the “Promissory Note”).  The Promissory Note (i) shall be due on the first anniversary of the Top-Up Closing, (ii) shall bear simple interest of 3% per annum, (iii) shall be full recourse to Parent and Merger Sub, (iv) may be prepaid, in whole or in part, at any time without premium or penalty, and (v) shall have no other material terms.  At the Top-Up Closing, the Company shall cause to be issued to Merger Sub a certificate representing the Top-Up Shares.

(c)           Exemption from Registration.  Parent and Merger Sub acknowledge that the Top-Up Shares that Merger Sub may acquire upon exercise of the Top-Up will not be registered under the Securities Act of 1933, as amended (including all rules and regulations promulgated thereunder, the “Securities Act”), and will be issued in reliance upon an applicable exemption from registration under the Securities Act.  Each of Parent and Merger Sub hereby represents and warrants to the Company that Merger Sub will be, upon the purchase of the Top-Up Shares, an “accredited investor”, as defined in Rule 501 of Regulation D under the Securities Act.  Merger Sub agrees that the Top-Up and the Top-Up Shares to be acquired upon exercise of the Top-Up are being and will be acquired by Merger Sub for the purpose of investment and not with a view to, or for resale in connection with, any distribution thereof (within the meaning of the Securities Act).

(d)           No Effect on Dissenter Rights.  The Parties agree that any dilutive impact on the value of the shares of Company Common Stock as a result of the issuance of the Top-Up Shares will not be taken into account in any determination of the fair value of any Dissenting Shares pursuant to Chapter 13 of the California Code as contemplated by Section 3.01(d) and that none of the Parties shall take any position to the contrary in any appraisal proceeding.

SECTION 1.04.    Directors.

(a)           Composition of Board of Directors of the Company and Board Committees.  Effective upon the initial acceptance for payment by Merger Sub of shares of Company Common Stock pursuant to the Offer (the “Acceptance Time,” the use of which term herein shall not, unless the context otherwise requires, depend upon whether Parent shall exercise its rights under this Section 1.04(a)) and from time to time thereafter, Parent shall be entitled to designate from time to time such number of members of the Board of Directors of the Company as will give Parent, subject to compliance with Section 14(f) of the Exchange Act and Rule 14f-1 thereunder, representation equal to at least that number of directors, rounded up to the next whole number, that is the product of (i) the total number of directors (giving effect to the directors elected or appointed pursuant to this sentence) multiplied by (ii) the percentage that (A) the number of shares of Company Common Stock beneficially or of record owned by Parent and Merger Sub (including shares of Company Common Stock accepted for payment pursuant to the Offer) bears to (B) the number of shares of the Company Common Stock then outstanding; provided, however, that in the event that Parent’s designees are appointed or elected to the Board of Directors of the Company, until the Effective Time the Board of Directors of the Company shall have at least two directors who are members of the Board of Directors of the Company and who are not officers, shareholders or Affiliates of the Company or Parent and who will be independent for purposes of Rule 10A-3 under the Exchange Act (the “Independent Directors”); provided, however, that, in such event, if the number of Independent Directors shall be reduced below two for any reason whatsoever, the remaining Independent Director shall be entitled to designate a Person to fill such vacancy who shall be deemed to be an Independent Director for purposes of this Agreement or, if no Independent Directors then remain, the other directors shall designate two Persons to fill such vacancies who are not officers, shareholders or Affiliates of the Company or Parent and who will be independent for purposes of Rule 10A-3 under the Exchange Act, and such Persons shall be deemed to be Independent Directors for purposes of this Agreement.  Subject to applicable Law, the Company shall take all action requested by Parent necessary to effect any election or appointment pursuant to this Section 1.04, including (at the election of Parent) (x) subject to the Company Certificate and Company Bylaws, increasing the size of the Board of Directors of the Company, and (y) obtaining the resignation of such number of its current directors as is, in each case, necessary to enable such designees to be so elected or appointed to the Board of Directors of the Company in compliance with applicable Law (including, to the extent applicable prior to the Effective Time, Rule 10A-3 under the Exchange Act).  From time to time after the Acceptance Time, the Company shall take all action necessary to cause the individuals so designated by Parent to be directors on the Board of Directors of the Company to constitute substantially the same percentage (rounding up where appropriate) as is on the Board of Directors of the Company on each committee of the Board of Directors of the Company to the fullest extent permitted by all applicable Law and the rules of The Nasdaq Stock Market (the “Nasdaq”), and the Company shall take all action requested by Parent necessary to effect any such election or appointment.

(b)           Section 14(f) of the Exchange Act.  The Company shall mail to its shareholders the Information Statement containing the information required by Section 14(f) of the Exchange Act and Rule 14f-1 thereunder, and the Company agrees to make such mailing either (i) concurrently with the mailing of the Schedule 14D-9 or (ii) if not included in the Schedule 14D-9, if Parent shall have requested, within three (3) calendar days following such request, which request shall not be delivered prior to ten (10) calendar days following the mailing of the Schedule 14D-9 (provided, however, that, in each case, Parent and Merger Sub shall have provided to the Company on a timely basis all information required to be included in the Information Statement with respect to such designees and with respect to Parent’s officers, directors and Affiliates, and if not then as soon as practicable thereafter).

(c)           Required Approvals of Independent Directors.  Following the election or appointment of Parent’s designees pursuant to Section 1.04(a) and prior to the Effective Time, in addition to any other vote or approval required by the Company Certificate, the Company Bylaws or applicable Law, the affirmative vote of a majority of the Independent Directors then in office shall be required for the Company to consent (i) to amend this Agreement or to terminate this Agreement, (ii) to waive or elect to enforce any of the Company’s rights or remedies under this Agreement, (iii) to extend the time for the performance of any of the obligations or other acts of Parent or Merger Sub or (iv) to any other matter under this Agreement.

(d)           Effects on Continued Listing.  After the Acceptance Time, the Company shall, upon Parent’s request, take all action reasonably necessary to elect to be treated as a “controlled company” as defined by Listing Rule 5615(c) of the Nasdaq rules (or any successor provision).

ARTICLE II

THE MERGER

SECTION 2.01.    The Merger.  Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the California Corporations Code (the “California Code”), Merger Sub shall be merged with and into the Company at the Effective Time.  As a result of the Merger, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation of the Merger (the “Surviving Corporation”).

SECTION 2.02.    Merger Closing.  The closing of the Merger (the “Merger Closing”) shall take place at (a) if the Offer Closing shall have not occurred at or prior to the Merger Closing, 9:00 a.m., local time, on a date to be specified by the Parties, which shall be no later than the third Business Day after satisfaction or (to the extent permitted by applicable statute, law (including common law), ordinance, code, rule, regulation, judgment or directive (domestic or foreign) issued, promulgated or entered into by or with any Governmental Entity (each, a “Law”)) waiver of the conditions set forth in Article VI (other than those conditions that by their terms are to be satisfied at the Merger Closing, but subject to the satisfaction or (to the extent permitted by applicable Law) waiver of those conditions), or (b) if the Offer Closing shall have occurred at or prior to the Merger Closing, on the date of the Offer Closing (and the Top-Up Closing if the Top-Up has been exercised). Notwithstanding the foregoing, the Merger Closing may be consummated at such other time or date as Parent and the Company may agree to in writing. The date on which the Merger Closing occurs is referred to in this Agreement as the “Merger Closing Date.” The Merger Closing shall be held at the offices of Proskauer Rose LLP, at Eleven Times Square, New York, NY 10036, unless another place is agreed to in writing by Parent and the Company.

SECTION 2.03.    Effective Time.  Subject to the provisions of this Agreement, at the Merger Closing, the Parties shall cause the Merger to be consummated by filing with the Secretary of State of the State of California a certificate of ownership and merger (the “Certificate of Ownership”) or an agreement of merger (the “Agreement of Merger” and together with the Certificate of Ownership, the “California Filing”) in such form as is required by, and executed in accordance with, the relevant provisions of the California Code, and shall make all other filings or recordings required under the California Code. If such Secretary of State requires any changes in the Agreement of Merger as a condition to filing or issuing a certificate to the effect that the Merger is effective, Merger Sub and the Company shall execute any necessary revisions incorporating such changes; provided, however, that such changes are not inconsistent with and do not result in any substantive change in the terms of this Agreement.  The Merger shall become effective upon the filing of the California Filing with the Secretary of State of the State of California or at such later time as Parent and the Company shall agree and shall specify in the California Filing (the time the Merger becomes effective being referred to herein as the “Effective Time”).

SECTION 2.04.    Effects of the Merger.  The Merger shall have the effects set forth herein and in the applicable provisions of the California Code.  Without limiting the generality of the foregoing and subject thereto, at the Effective Time, all the property, rights, privileges, immunities, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

SECTION 2.05.    Certificate of Incorporation and Bylaws.

(a)           The Restated Articles of Incorporation of the Company (the “Company Certificate”) shall be amended at the Effective Time to read in its entirety as the Articles of Incorporation of Merger Sub as in effect immediately prior to the Effective Time, except that the name of the Surviving Corporation shall be Cost Plus, Inc. and the provision in the Articles of Incorporation of Merger Sub naming its incorporator shall be omitted, until thereafter amended in accordance with applicable Law.

(b)           The Amended and Restated Bylaws of the Company (the “Company Bylaws”) shall be amended at the Effective Time to read in its entirety as the Bylaws of Merger Sub as in effect immediately prior to the Effective Time, except that the name of the Surviving Corporation shall be Cost Plus, Inc., until thereafter amended in accordance with applicable Law.

SECTION 2.06.    Directors of the Surviving Corporation.  The directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

SECTION 2.07.    Officers of the Surviving Corporation.  The officers of the Company immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, each to hold office until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

ARTICLE III

EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE CONSTITUENT CORPORATIONS; EXCHANGE OF CERTIFICATES

SECTION 3.01.    Effect on Capital Stock.  At the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of the Company Common Stock, or of any shares of capital stock of Parent or Merger Sub:

(a)           Capital Stock of Merger Sub.  Each issued and outstanding share of capital stock of Merger Sub shall be converted into and become one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation.

(b)           Cancellation of Treasury Stock and Parent-Owned Stock.  Each share of Company Common Stock that is directly owned by the Company or Parent immediately prior to the Effective Time shall automatically be canceled and shall cease to exist, and no consideration shall be delivered in exchange therefor.

(c)           Conversion of Company Common Stock.

(i)           Subject to Section 3.02(e), each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (but excluding (x) shares to be canceled in accordance with Section 3.01(b), and (y) any Dissenting Shares) shall be converted into the right to receive the Offer Price in cash, without interest (the “Merger Consideration”).  At the Effective Time, all shares of Company Common Stock converted into the right to receive the Merger Consideration pursuant to this Section 3.01(c) shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of a certificate (a “Certificate”) or book-entry shares (“Common Stock Book-Entry Shares”), which immediately prior to the Effective Time represented any such shares of Company Common Stock, shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration, without interest, in each case to be issued or paid in consideration therefor upon surrender of such Certificate in accordance with Section 3.02(b), in the case of certificated shares, and automatically, in the case of Common Stock Book-Entry Shares.

(ii)           Each share of Company Common Stock owned by any wholly owned Subsidiary of Parent or any wholly owned Subsidiary of the Company shall remain outstanding after the Effective Time.

(iii)           The right of any holder of a Certificate or Common Stock Book-Entry Share to receive the Merger Consideration shall, to the extent provided in Section 3.02(h), be subject to and reduced by the amount of any withholding that is required under any applicable Law relating to Taxes.

(d)           Dissenting Shares.  Notwithstanding anything in this Agreement to the contrary, shares of Company Common Stock issued and outstanding immediately prior to the Effective Time that are held by any holder who is entitled to demand and has properly demanded dissenters’ rights in accordance with Chapter 13 of the California Code (the “Dissenting Shares”) shall not be converted into the right to receive the Merger Consideration.  At the Effective Time, holders of Dissenting Shares shall cease to have any rights with respect thereto, except the right to receive payment of the “fair market value” of such Dissenting Shares held by them in accordance with the provisions of such Chapter 13.  All Dissenting Shares held by shareholders who shall have failed to perfect or who effectively shall have withdrawn or lost their rights under such Chapter 13 shall thereupon be deemed to have been converted into and to have become exchangeable for the right to receive the Merger Consideration, as of the Effective Time, without any interest thereon, upon surrender, in the manner provided in Section 3.01(c), of the Certificate or Certificates that formerly evidenced such Dissenting Shares.  The Company shall (i) serve prompt notice to Parent of any demands under such Chapter 13 and attempted withdrawals of such notices or demands and (ii) give Parent the opportunity to participate in and direct all negotiations, petitions and proceedings with respect to such demands.  Prior to the Effective Time, the Company shall not, without the prior written consent of Parent (which may be given or withheld in its sole discretion), make any payment with respect to, or settle or offer to settle, any such demands, or agree to do any of the foregoing.

(e)           Adjustment to Merger Consideration.  Without limiting the other provisions of this Agreement but without duplication of the provisions of Section 1.01(c), if at any time during the period between the date of this Agreement and the Effective Time, there shall be any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Company Common Stock), cash dividend, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to Company Common Stock occurring on or after the date hereof and prior to the Effective Time, the Merger Consideration as provided in Section 3.01(c) shall be equitably adjusted by Parent to reflect the effect thereof; provided, however, that nothing in this Section 3.01(e) shall be construed to permit the Company to take any action with respect to its securities that is prohibited by the terms of this Agreement.

SECTION 3.02.    Payment of Merger Consideration.

(a)           Paying Agent.  At the Effective Time, Parent shall deposit, or cause the Surviving Corporation to deposit with a bank or trust company designated by Parent and reasonably satisfactory to the Company (the “Paying Agent”), for the benefit of the holders of Certificates and Common Stock Book-Entry Shares, cash in an amount sufficient to pay the Merger Consideration required to be paid pursuant to Section 3.01(c).  All Merger Consideration that shall be deposited with the Paying Agent pursuant to this Section 3.02(a) is referred to in this Agreement as the “Exchange Fund.”  The Paying Agent shall make the payments contemplated to be paid pursuant to Section 3.01(c) out of the Exchange Fund.  Except to the extent set forth in Section 3.02(f), the Exchange Fund shall not be used for any other purpose.

(b)           Payment Procedures.

(i)           As soon as reasonably practicable after the Effective Time, Parent shall cause the Paying Agent to mail to each holder of record of a Certificate whose shares of Company Common Stock were converted into the right to receive the Merger Consideration (A) a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass only upon proper delivery of the Certificates to the Paying Agent and which shall be in form and contain provisions which Parent may specify and which are reasonably acceptable to the

Company) and (B) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration.  Each holder of record of one or more Certificates shall, upon surrender to the Paying Agent of such Certificate or Certificates, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Paying Agent, be entitled to receive in exchange therefor the amount of cash to which such holder is entitled pursuant to Section 3.01(c), and the Certificates so surrendered shall forthwith be canceled.  In the event of a transfer of ownership of Company Common Stock, which is not registered in the transfer records of the Company, payment of the Merger Consideration may be made to a person other than the person in whose name the Certificate so surrendered is registered if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such payment shall pay any transfer or other Taxes required by reason of the transfer or establish to the reasonable satisfaction of Parent that such Taxes have been paid or are not applicable.  Until surrendered as contemplated by this Section 3.02(b)(i), each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration. No interest shall be paid or will accrue on any payment to holders of Certificates pursuant to the provisions of this Article III.

(ii)           Notwithstanding anything to the contrary contained in this Agreement, any holder of Common Stock Book-Entry Shares shall not be required to deliver a Certificate or an executed letter of transmittal to the Paying Agent to receive the Merger Consideration that such holder is entitled to receive pursuant to this Article III.  In lieu thereof, each holder of record of one or more Common Stock Book-Entry Shares whose shares of Company Common Stock were converted into the right to receive the Merger Consideration shall automatically upon the Effective Time (or, at any later time at which such Common Stock Book-Entry Shares shall be so converted) be entitled to receive, and Parent shall cause the Paying Agent to pay and deliver as promptly as practicable after the Effective Time the amount of cash to which such holder is entitled pursuant to Section 3.01(c) (after taking into account all shares of Company Common Stock held by such holder immediately prior to the Effective Time), and the Common Stock Book-Entry Shares of such holder shall forthwith be canceled.

(c)           No Further Ownership Rights in Company Common Stock.  The Merger Consideration paid upon the surrender of Certificates (or automatically, in the case of Common Stock Book-Entry Shares) in accordance with the terms of this Article III shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Company Common Stock formerly represented by such Certificates or such Common Stock Book-Entry Shares. At the close of business on the day on which the Effective Time occurs, the share transfer books of the Company shall be closed, and there shall be no further registration of transfers on the share transfer books of the Surviving Corporation of the shares of Company Common Stock that were outstanding immediately prior to the Effective Time.  If, after the Effective Time, any Certificate is presented to the Surviving Corporation for transfer, it shall be canceled against delivery of and exchanged as provided in this Article III.

(d)           Termination of the Exchange Fund.  Any portion of the Exchange Fund that remains undistributed to the holders of the Certificates for six (6) months after the Effective Time shall be delivered to Parent, upon demand, and any holders of the Certificates who have not theretofore complied with this Article III and the instructions set forth in the letter of transmittal shall, subject to any abandoned property, escheat or similar Law, thereafter look only to Parent and the Surviving Corporation for, and Parent and the Surviving Corporation shall remain liable for, payment of their claim for the Merger Consideration in accordance with this Article III.

(e)           No Liability.  None of Parent, Merger Sub, the Company, the Surviving Corporation, the Paying Agent nor any of their respective Representatives shall be liable to any person in respect of any distributions from the Exchange Fund properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.  If any Certificate shall not have been surrendered prior to four (4) years after the Effective Time (or immediately prior to such earlier date on which any Merger Consideration would otherwise escheat to or become the property of any international, national, regional, state, local or other government, any court, administrative, regulatory or other governmental agency, commission, arbitral body or authority or any organized securities exchange (each, a “Governmental Entity”)), any such Merger Consideration shall, to the extent permitted by applicable Law, become the property of Parent, free and clear of all claims or interest of any person previously entitled thereto.

(f)           Investment of Exchange Fund.  The Paying Agent shall invest the cash included in the Exchange Fund as directed by Parent.  Any interest and other income resulting from such investments shall be paid to and be income of Parent. If for any reason (including losses) the cash in the Exchange Fund shall be insufficient to fully satisfy all of the payment obligations to be made in cash by the Paying Agent hereunder, Parent shall promptly deposit cash into the Exchange Fund in an amount which is equal to the deficiency in the amount of cash required to fully satisfy such cash payment obligations.

(g)           Lost Certificates.  If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact, in form and substance reasonably satisfactory to Parent, by the person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such person of a bond in such reasonable amount as Parent may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent shall deliver in exchange for such lost, stolen or destroyed Certificate the Merger Consideration pursuant to this Article III.

(h)           Withholding Rights.  Parent, the Surviving Corporation or the Paying Agent, as applicable, shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement (including the Offer Price and the Merger Consideration) such amounts as Parent, the Surviving Corporation or the Paying Agent determine are required to be deducted and withheld with respect to the making of such payment under the Code or any provision of state, local or foreign Law relating to Taxes.  To the extent that amounts are so withheld and paid over to the appropriate Taxing Authority by Parent, the Surviving Corporation or the Paying Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of Certificates in respect of which such deduction and withholding was made by Parent, the Surviving Corporation or the Paying Agent.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

SECTION 4.01.    Representations and Warranties of the Company.  Except (i) as disclosed in the Company SEC Documents publicly available since January 29, 2011, but prior to the date of this Agreement, other than any forward-looking disclosures set forth in any risk factor section, any disclosures in any section relating to forward-looking statements and any other disclosures included therein to the extent they are non-specific, predictive, cautionary or forward-looking in nature; and (ii) as set forth in the disclosure letter delivered by the Company to Parent prior to the execution of this Agreement (the “Company Disclosure Letter”) (with specific reference to the particular section or subsection of this Agreement to which the information set forth in such disclosure letter relates (provided, that disclosure made with respect to any Section and/or subsection, will also be deemed to be disclosure against other sections and/or subsections of this Agreement to the extent that it is reasonably apparent that such disclosure is applicable to such other section and/or subsections), the Company represents and warrants to Parent and Merger Sub as follows:

(a)           Organization, Standing and Corporate Power.  The Company and each of its Subsidiaries is a corporation or legal entity duly organized or formed, is validly existing and in good standing (with respect to jurisdictions that recognize that concept) under the Laws of the jurisdiction of its incorporation or formation, as the case may be, and has the requisite corporate, partnership or limited liability company power and authority and possesses all governmental licenses, Permits, authorizations and approvals necessary to enable it to use its corporate or other name and to own, lease or otherwise hold and operate its properties and other assets and to carry on its business as currently conducted, except with respect to its Subsidiaries, where the failure to have such governmental licenses, Permits, authorizations or approvals or to be so organized, existing and in good standing, or to have such power and authority, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect.  The Company and each of its Subsidiaries is duly qualified or licensed to do business and is in good standing (with respect to jurisdictions that recognize that concept) in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties or other assets makes such qualification, licensing or good standing necessary, except where the failure to be so qualified, licensed or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect.

(b)           Restated Articles of Incorporation and By-Laws.  The Company has made available to Parent, prior to the date of this Agreement, complete and accurate copies of the Company Certificate and the Company Bylaws, and the comparable organizational documents of each Significant Subsidiary (as such term is defined in Rule 12b-2 under the Exchange Act) (a “Significant Subsidiary”), in each case as amended to the date hereof.  The Company Certificate and the Company Bylaws so delivered are in full force and effect and the Company is not in violation of the Company Certificate or Company Bylaws.

(c)           Subsidiaries.  Section 4.01(c) of the Company Disclosure Letter lists, as of the date hereof, (i) each Significant Subsidiary of the Company (including its jurisdiction of incorporation or formation) and (ii) each other Subsidiary of the Company.  All of the outstanding capital stock of, or other equity interests in, each Subsidiary of the Company, are directly or indirectly owned by the Company.  All the issued and outstanding shares of capital stock of, or other equity interests in, each such Significant Subsidiary owned by the Company have been validly issued and are fully paid and nonassessable and are owned directly or indirectly by the Company free and clear of all pledges, liens, charges, mortgages, encumbrances or security interests of any kind or nature whatsoever (other than liens, charges and encumbrances for current Taxes not yet due and payable) (collectively, “Liens”), and free of any restriction on the right to vote, sell or otherwise dispose of such capital stock or other equity interests.  Except for the Subsidiaries of the Company, the Company does not own, directly or indirectly, as of the date hereof, (i) any capital stock of, or other voting securities or other equity or voting interests in, any Person or (ii) any other interest or participation that confers on the Company or any Subsidiary of the Company the right to receive (A) a share of the profits and losses of, or distributions of assets of, any other person or (B) any economic benefit or right similar to, or derived from, the economic benefits and rights occurring to holders of capital stock of any other person.

(d)           Capital Structure. The authorized capital stock of the Company consists of 67,500,000 shares of Company Common Stock and 5,000,000 shares of preferred stock, par value $0.01 per share (“Company Preferred Stock”). At the close of business on May 8, 2012 (the “Measurement Date”):

(i)           22,513,752 shares of Company Common Stock were issued and outstanding;

(ii)           4,954,942 shares of Company Common Stock were reserved and available for issuance upon or otherwise deliverable in connection with the grant, exercise and/or settlement of equity-based awards pursuant to the Company’s 1995 Stock Option Plan, 2004 Stock Plan and 1996 Director Stock Option Plan, in each case as amended to date (such plans, collectively, the “Company Stock Plans”), of which (A) 4,290,861 shares of Company Common Stock were subject to outstanding options to purchase Company Common Stock (“Company Stock Options”) and (B) 75,790 shares of Company Common Stock were subject to outstanding deferred stock units denominated in shares of Company Common Stock granted to, or held in a deferral account for the benefit of, any Company Personnel under any Company Stock Plan that were unsettled immediately prior to the Effective Time (“Company DSUs”);

(iii)           Section 4.01(d)(iii)(1) of the Company Disclosure Letter sets forth a true and complete list of all outstanding Company Stock Options, indicating, with respect to each Company Stock Option then outstanding, (A) the name of each holder of such Company Stock Option, (B) the number of shares of Company Common Stock subject to such Company Stock Option, (C) if known, the country in which the holder of such Company Stock Option resides, if outside of the United States, (D) the name of the plan under which such Company Stock Option was granted and (E) the exercise price, date of grant, vesting schedule and expiration date thereof; and Section 4.01(d)(iii)(2) of the Company Disclosure Letter sets forth as of the Measurement Date a true and complete list of all outstanding Company DSUs, indicating, with respect to each Company DSU, (1) the name of each holder of such Company DSU, (2) the number of shares of Company Common Stock subject to such Company DSU, (3) the country in which the holder of such Company DSU resides, if outside of the United States, (4) the relationship of the holder of such Company DSU to the Company including the name of the employer if the holder is an employee and the country is outside of the United States, (5) the name of the plan under which such Company DSU was granted and (6) the vesting, forfeiture or repurchase conditions to which such share of Company DSU is subject;

(iv)           no shares of Company Common Stock were held by the Company as treasury shares or by any wholly owned Subsidiary of the Company;

(v)           no shares of Company Preferred Stock were issued, reserved for issuance, outstanding or were held by the Company as treasury shares; and

(vi)           except as set forth above in this Section 4.01(d) or as permitted by Section 5.01(a), (x) there are not issued, reserved for issuance or outstanding (A) any shares of capital stock or other voting securities or equity interests of the Company or any of its Subsidiaries, (B) any securities of the Company or any of its Subsidiaries convertible into or exchangeable or exercisable for shares of capital stock or other voting securities or equity interests of the Company or any Subsidiary of the Company, (C) any warrants, calls, options or other rights to acquire from the Company or any of its Subsidiaries, or any obligation of the Company or any of its Subsidiaries to issue, any capital stock, voting securities, equity interests or securities convertible into or exchangeable or exercisable for capital stock or voting securities of the Company or any Subsidiary of the Company or (D) any stock appreciation rights, “phantom” stock rights, performance units, or other rights to receive shares of Company Common Stock (or cash  or other economic benefit in respect thereof) on a deferred basis or other rights (other than Company Stock Options) that are linked to the value of Company Common Stock and (y) there are not any outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any such securities or to issue, deliver or sell, or cause to be issued, delivered or sold, any such securities.  All outstanding Company Stock Options and Company DSUs are evidenced by stock option agreements and deferred stock unit award agreements, respectively.  All outstanding shares of capital stock of the Company are, and all shares which may be issued pursuant to the Company Stock Options, Company DSUs and other shares capital stock of the Company will be, when issued in accordance with the terms thereof, duly authorized, validly issued, fully paid and nonassessable, free and clear of all Liens and not subject to preemptive rights. There are no bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which shareholders of the Company may vote.  Neither the Company nor any of its Subsidiaries is a party to or bound by any voting trusts, proxies or similar Contract with respect to the voting of any such securities or restricting the transfer of, or requiring the registration for sale of, any shares of capital stock of the Company.

(e)           Authority.

(i)           The Company has all requisite corporate power and authority to execute and deliver this Agreement and in the case of the Merger, subject to receipt of the

Shareholder Approval, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of the Company and such authorization satisfies Section 310(a)(2) of the California Code.  No other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions contemplated by this Agreement (other than, in the case of the Merger, the receipt of the Shareholder Approval).  This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by each of the other Parties hereto, this Agreement constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, moratorium, reorganization or similar Laws affecting the rights of creditors generally and the availability of equitable remedies (regardless of whether such enforceability is considered in a proceeding in equity or at law) (the “Bankruptcy and Equity Exception”).

(ii)           The Board of Directors of the Company, at a duly held meeting, has by unanimous vote of all of the directors, (A) determined that it is in the best interests of the Company and its shareholders, and declared it advisable, to enter into this Agreement, (B) approved the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby and thereby, including the Offer and the Merger, upon the terms and conditions set forth in this Agreement, (C) directed that the Company submit the adoption of this Agreement to a vote at a meeting of the shareholders of the Company in accordance with the terms of this Agreement, unless the adoption of this Agreement by the shareholders of the Company is not required by applicable Law, (D) subject to Section 5.02, resolved to recommend that the shareholders of the Company accept the Offer and tender their shares of Company Common Stock pursuant to the Offer and, if required by applicable Law, adopt this Agreement (this clause (D), the “Company Recommendation”), (E) irrevocably approving for all purposes each of Parent, Merger Sub and their respective Affiliates with respect to this Agreement and the transactions contemplated hereby and thereby (including the Offer, the Top-Up and the Merger) to exempt such Persons, agreements and transactions from, and to elect for the Company, Parent, Merger Sub and their respective Affiliates not to be subject to, any “moratorium,” “control share acquisition,” “business combination,” “fair price” or other similar anti-takeover Laws (collectively, “Takeover Laws”) of any jurisdiction that may purport to be applicable to the Company, Parent, Merger Sub or any of their respective Affiliates or this Agreement or the transactions contemplated hereby or thereby (including the Offer, the Top-Up and the Merger) with respect to any of the foregoing and any takeover-related provision in the Company Certificate or Company Bylaws and (F) authorizing and approving the Top-Up and the issuance of the Top-Up Shares thereunder, which resolutions have not as of the date hereof been subsequently rescinded, modified or withdrawn in any way.

(f)           Noncontravention.

(i)           The execution and delivery of this Agreement by the Company do not, and the consummation by the Company of the Offer, the Merger and the other transactions contemplated by this Agreement and compliance by the Company with the provisions of this Agreement will not, conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, modification, cancellation or acceleration of any obligation or to the loss of a benefit under, or result in the creation of any Lien in or upon any of the properties, rights or assets of the Company or any of its Subsidiaries under, (i) the Company Certificate or the Company Bylaws or the comparable organizational documents of any of its Subsidiaries, subject to, in the case of the Merger, if required by applicable Law, obtaining the Shareholder Approval, (ii) any loan or credit agreement, bond, debenture, note, mortgage, indenture, lease, supply agreement, license agreement, distribution agreement or other contract, agreement, obligation, commitment or instrument, whether written or oral, excluding any Leases (each, including all amendments thereto, a “Contract”), to which the Company or any of its Subsidiaries is a party or any of their respective properties, rights or assets is subject or (iii) any (A) Law applicable to the Company, or any of its Subsidiaries or any of its properties, rights or assets or (B) order, writ, injunction, decree, judgment, award, settlement or stipulation issued, promulgated or entered into by or with any Governmental Entity (each, an “Order”) applicable to the Company or any of its Subsidiaries or their respective properties, rights or assets, subject to the governmental filings and other matters referred to in the following sentence and, in the case of the Merger, if required by applicable Law, obtaining the Shareholder Approval, other than, in the case of clauses (ii) and (iii), any such conflicts, violations, breaches, defaults, rights of termination, modification, cancellation or acceleration, losses or Liens that individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect.

(ii)           No consent, approval, license, permit, Order or authorization of, action by or in respect of, or registration, declaration, filing with, any Governmental Entity is required to be obtained or made by the Company or any of its Subsidiaries in connection with the execution and delivery of this Agreement by the Company or the consummation of the Offer, the Merger or the other transactions contemplated by this Agreement, except for (1) (A) the filing of a premerger notification and report form by the Company under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder (the “HSR Act”) and the termination of the waiting period required thereunder, and (B) the receipt, termination or expiration, as applicable, of approvals or waiting periods required under any other applicable Antitrust Law, (2) the filing with the SEC of (A) the Schedule 14D-9, (B) if required by applicable Law, the Proxy Statement, (C) any information statement required in connection with the Offer under Rule 14f-1 under the Exchange Act (together with any amendments or supplements thereto, the “Information Statement”), and (D) such reports under Section 13 of the Exchange Act as may be required in connection with this Agreement and the transactions contemplated by this Agreement, (3) the filing of the California Filing with the Secretary of State of the State of California and appropriate documents with the relevant authorities of the other jurisdictions in which the Company is qualified to do business, (4) any filings with and approvals of the Nasdaq and (5) such other consents, approvals, orders, authorizations, actions, registrations, declarations and filings obtained prior to the earlier of the Offer Closing and the Effective Time or the failure of which to be obtained or made individually or in the aggregate has not had and would not reasonably be expected to have a Material Adverse Effect.

(g)           Company SEC Documents.

(i)           The Company has timely filed all material reports, schedules, forms, and other documents with the SEC required to be filed or furnished by the Company prior to the date hereof under the Exchange Act since February 1, 2009 (such documents, together with any documents filed or furnished during such period by the Company to the SEC on a voluntary basis on Current Reports on Form 8-K, the “Company SEC Documents”).  Each of the Company SEC Documents, as of the time of its filing or, if applicable, as of the time of its most recent amendment, complied in all material respects with, to the extent in effect at the time of such filing, the requirements of the Securities Act or the Exchange Act applicable to such Company SEC Document, and none of the Company SEC Documents when filed or, if amended prior to the date hereof, as of the date of such most recent amendment, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein, in light of the circumstances under which they were made, or are to be made, not misleading.  Other than arising from its capacity as a guarantor of the Company’s indebtedness, none of the Company’s Subsidiaries is required to file any reports or forms with the SEC pursuant to the Exchange Act.

(ii)           Each of the consolidated financial statements (including the related notes and schedules) of the Company included in the Company SEC Documents (or incorporated therein by reference) complied at the time it was filed or, if amended, as of the date of such most recent amendment, fairly present in all material respects with the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto in effect at the time of such filing or amendment, had been prepared in accordance with generally accepted accounting principles in the United States (“GAAP”) (except, in the case of unaudited statements, as permitted by the rules and regulations of the SEC), applied on a consistent basis during the periods, involved (except as may be indicated in the notes thereto) and fairly presented in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of the respective dates thereof and the consolidated results of their operations and consolidated statements of cash flows for the respective periods then ended (subject, in the case of unaudited statements, to normal recurring year-end audit adjustments and to any other adjustments described in the notes thereto).  Except as reflected or reserved against in the most recent audited balance sheet of the Company included in Company SEC Documents filed prior to the date of this Agreement (the “Filed Company SEC Documents”, and such balance sheet referred to above, including the notes thereto, the “Company Balance Sheet”), neither the Company nor any of its Subsidiaries has any material liabilities or material obligations of any nature (whether absolute, accrued, known or unknown, contingent or otherwise) required by GAAP to be reflected on the Company Balance Sheet other than (A) liabilities or obligations incurred since January 28, 2012 in the ordinary course of business consistent with past practice which would not individually or in the aggregate reasonably be expected to have a Material Adverse Effect, (B) liabilities or obligations incurred pursuant to Contracts entered into after the date hereof not in violation of this Agreement and (C) liabilities or obligations incurred pursuant to this Agreement.  Neither the Company nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint-venture, off-balance sheet partnership or any similar Contract or arrangement (including any

Contract or arrangement relating to any transaction or relationship between or among the Company and any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or person, on the other hand, or any “off-balance sheet arrangement” (as defined in Item 303(a) of Regulation S-K of the SEC)), where the result, purpose or intended effect of such Contract or arrangement is to avoid disclosure of any material transaction involving, or material liabilities of, the Company or any of its Subsidiaries in the Company’s consolidated financial statements or other Company SEC Documents.  None of the Subsidiaries of the Company are, or have at any time since February 1, 2009 been, subject to the reporting requirements of Section 13(a) or 15(d) of the Exchange Act.

(iii)           Each of the principal executive officer of the Company and the principal financial officer of the Company (or each former principal executive officer of the Company and each former principal financial officer of the Company, as applicable) has made all certifications required by Rule 13a-14 or 15d-14 under the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act of 2002 (including the rules and regulations promulgated thereunder, “SOX”) with respect to the Company SEC Documents, and the statements contained in such certifications are true and accurate.  For purposes of this Agreement, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in SOX.  Neither the Company nor any of its Subsidiaries has outstanding, or has arranged any outstanding, “extensions of credit” to directors or executive officers within the meaning of Section 402 of SOX.  As of the date hereof, the Company has no reason to believe that its outside auditors and its principal executive officer and principal financial officer will not be able to give, without qualification, the certificates and attestations required pursuant to SOX when next due.

(iv)           The Company has (A) established and maintains disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act) to ensure that material information relating to the Company, including its consolidated subsidiaries, is made known to its principal executive officer and principal financial officer; (B) established and maintains internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP; (C) evaluated the effectiveness of the Company’s disclosure controls and procedures and, to the extent required by applicable Law, presented in any applicable Company SEC Document that is a report on Form 10-K or Form 10-Q or any amendment thereto its conclusions about the effectiveness of the disclosure controls and procedures as of the end of the period covered by such report or amendment based on such evaluation; and (D) to the extent required by applicable Law, disclosed in such report or amendment any change in the Company’s internal control over financial reporting that occurred during the period covered by such report or amendment that has materially affected, or is reasonably likely to materially affect, the Company’s internal control over financial reporting.

(v)           The Company has disclosed, based on the most recent evaluation of internal control over financial reporting, to the Company’s auditors and the audit committee of the Company’s Board of Directors (A) all known significant deficiencies and material weaknesses, if any, in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information, and (B) any known fraud or allegation of fraud, whether or not material and have identified for the Company’s auditors and to the extent required by applicable Law disclosed in the Company SEC Documents any material weaknesses in internal controls, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting.

(vi)           During the two (2) years prior to the date of this Agreement (A) neither the Company nor any of its Subsidiaries, nor, to the Knowledge of the Company, any director, officer, employee, auditor, accountant or representative of the Company or any of its Subsidiaries has received or otherwise had or obtained knowledge of any material written complaint, allegation, assertion or claim (whether originally received in writing or reduced to writing by the Company or any of its Subsidiaries) regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any of its Subsidiaries or their respective internal accounting controls, including any material written complaint, allegation, assertion or claim (whether originally received in writing or reduced to writing by the Company or any of its Subsidiaries) that the Company or any of its Subsidiaries has engaged in improper accounting or auditing practices, and (B) no attorney representing the Company or any of its Subsidiaries, whether or not employed by the Company or any of its Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by the Company or any of its Subsidiaries or their respective officers, directors, employees or agents to the Board of Directors of the Company or any committee thereof or to any director or officer of the Company.

(vii)           The Company has made available to Parent (to the extent not otherwise publicly available) copies of all comment letters received from the SEC that (i) relate to the Company SEC Documents filed on or after January 25, 2011 or (ii) contain continuing obligations of the Company, and, in each case, all written responses of the Company thereto.  The Company has not received any written (or, to the Knowledge of the Company, oral) notice from the SEC that any of the Company SEC Documents is subject of any ongoing review by the SEC.

(h)           Proxy Statement.  The information included or incorporated by reference in the Proxy Statement will not, at the date it (and any amendment or supplement thereto) is first disseminated to the shareholders of the Company and at the time of the Shareholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.  Notwithstanding the foregoing, the Company makes no representation or warranty with respect to any information supplied in writing by Parent or Merger Sub specifically for inclusion or incorporation or by reference in the Proxy Statement.  The Proxy Statement will comply in all material respects with the requirements of the Exchange Act, the California Code and all rules of Nasdaq.

(i)           Disclosure Documents.

(i)           Each document required to be filed by the Company with the SEC in connection with the Offer (the “Company Disclosure Documents”) (including the Schedule 14D-9 but excluding for purposes of this representation, for the avoidance of doubt, the Proxy Statement (if applicable)), and any amendments or supplements thereto, when filed, distributed or disseminated, as applicable, will comply in all material respects with the applicable requirements of the Exchange Act.

(ii)           The Company Disclosure Documents, at the time of the filing of such Company Disclosure Documents or any supplement or amendment thereto and at the time of any distribution or dissemination thereof and at the time of the consummation of the Offer, will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.  The representations and warranties contained in this Section 4.01 will not apply to statements or omissions included in the Company Disclosure Documents based upon information furnished to the Company in writing by Parent or Merger Sub specifically for use therein.

(iii)           The information with respect to the Company or any of its Subsidiaries that the Company furnishes to Parent or Merger Sub specifically for use in the Offer Documents, at the time of the filing of the Schedule TO, at the time of any distribution or dissemination of the Offer Documents and at the time of the consummation of the Offer, will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

(j)           Absence of Certain Changes or Events.  From January 28, 2012 through the date of this Agreement, there has not been any Material Adverse Effect.  Since January 28, 2012, (A) except (with respect to the period following the execution of this Agreement) as otherwise permitted by this Agreement, the Company and its Subsidiaries have conducted their respective businesses only in the ordinary course consistent with past practice, and (B) there has not been any action taken or committed to be taken by the Company or any Subsidiary of the Company which, if taken following entry by the Company into this Agreement, would have required the consent of Parent pursuant to Section 5.01(a)(i), Section 5.01(iv), Section 5.01(v)(x), Section 5.01(viii), Section 5.01(xiii) and Section 5.01(xv).

(k)           Litigation.  There are no actions, suits, claims, hearings, proceedings, examinations, demands, complaints, arbitrations, mediations, audits, inquiries or investigations (whether formal or informal, civil, criminal, administrative or otherwise) (“Actions”) pending or, to the Knowledge of the Company, threatened by, against or involving the Company or any of its Subsidiaries or any of their respective assets, rights or properties or any of the officers or directors of the Company (or any former director or officer, in their capacity as such), except, in each case, for those that, individually or in the aggregate, have not had, and would not reasonably be expected to have, a Material Adverse Effect. Neither the Company nor any of its Subsidiaries nor any of their respective properties, rights or assets is or are subject to any Order, except for those that, individually or in the aggregate, have not had, and would not reasonably be expected to have, a Material Adverse Effect.  There are no, nor since February 1, 2009 have there been any, formal (or, to the Knowledge of the Company, informal) governmental inquiries or investigations, in each case regarding disclosure practices of the Company or any of its Subsidiaries, compliance by the Company or any of its Subsidiaries with any Law or any malfeasance by any officer of the Company or any of its Subsidiaries.

(l)           Material Contracts.

(i)           For purposes of this Agreement, a “Material Contract” shall mean:

(A)           Any Contract (other than a Lease) that is a “material contract,” including those within the meaning of Item 601(b)(2), (4), (9) and (10) of Regulation S-K of the SEC;

(B)           Any Contract relating to third-party indebtedness for borrowed money or any third-party financial guaranty (other than any letters of credit and standby letters of credit entered into in the ordinary course of business consistent with past practice not in excess of $500,000 individually, or $12,000,000 in the aggregate);

(C)           Any Contract (other than a Lease) (1) containing covenants of the Company or any of its Subsidiaries (x) not to compete (or otherwise restrict or limit the ability of the Company or any of its Subsidiaries to compete) in any line of business or geographic area or (y) otherwise limiting the Company or any of its Subsidiaries from operating or expanding their respective businesses, and (2) containing any standstill obligations in favor of the Company or to which the Company is subject;

(D)           Any Contract (other than purchase or sale orders in the ordinary course of business) under which the Company or any of its Subsidiaries is a purchaser or supplier of goods and services which, pursuant to the terms thereof, requires payments by or to the Company or any of its Subsidiaries in excess of (i) $1,000,000 per annum with respect to any Contract for the purchase or sale of goods, or (ii) $250,000 per annum with respect to any Contract for the purchase or supply of services (excluding employment arrangements);

(E)           Any Contract entered into on or after February 1, 2009 relating to (i) the acquisition, disposition or reorganization of any business or any assets (whether by merger, sale of stock or assets or otherwise) in an amount in excess of $250,000, or (ii) the closing of any of the stores of the Company or its Subsidiaries;

(F)           Any Contract (other than a Lease) for capital expenditures or the acquisition or construction of fixed assets which requires aggregate future payments in excess of $250,000;

(G)           Any Contract pursuant to which the Company or any of its Subsidiaries has entered into a partnership, joint venture or similar agreement with any other person (other than the Company or any of its Subsidiaries);

(H)           Any Contract relating to material Intellectual Property (other than standard form Contracts granting rights to use readily available shrink wrap or click wrap Software or standard non-exclusive licenses having an annual license fee of less than $100,000 per year;

(I)           Any Contract (other than a Lease) that contains a change of control (or equivalent) provision which would result in or reasonably be expected to result in a Material Adverse Effect; and

(J)           Any Contract (other than Contracts of the type described in subclauses (A) through (I) above or any Lease) that involves aggregate payments by or to the Company or any of its Subsidiaries in excess of $500,000 per annum, other than purchase or sales orders in the ordinary course of business and consistent with past practice.

(ii)           Section 4.01(l) of the Company Disclosure Letter sets forth a list of all Material Contracts as of the date of this Agreement.  Each such Material Contract is valid and in full force and effect and enforceable in accordance with its respective terms, subject to the Bankruptcy and Equity Exception, except to the extent that (A) they have previously expired in accordance with their terms or (B) the failure to be in full force and effect, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect.  Neither the Company nor any of its Subsidiaries, nor, to the Knowledge of the Company, any counterparty to any Material Contract, has violated or is alleged to have violated any provision of, or committed or failed to perform any act which, with or without written notice, lapse of time or both, would constitute a default under the provisions of any Material Contract, except in each case for those violations and defaults which, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect.  No party to any Material Contract has given the Company or any of its Subsidiaries written (or to the Knowledge of the Company, oral) notice of its intention to cancel, terminate, change the scope of rights under or fail to renew any Material Contract and neither the Company nor any of its Subsidiaries, nor, to the Knowledge of the Company, any other party to any Company Material Contract, has repudiated in writing any material provision thereof.

(m)           Compliance with Laws; Environmental Matters.

(i)           Except for those matters that individually or in the aggregate have not had and would not reasonably be expected to have a Material Adverse Effect:

(A)           each of the Company and its Subsidiaries is and has been at all prior times in compliance with all Laws and Orders including, without limitation, Environmental Laws applicable to it, its properties, rights or assets or its business or operations;

(B)           the Company and each of its Subsidiaries currently (i) has in full force and effect all approvals, authorizations, certificates, registrations, listings, filings, franchises, licenses, variances, exemptions, notices and permits of or with all Governmental Entities or as required under any applicable Order or Law, including, without limitation, the Environmental Laws (collectively, “Permits”), to lawfully own, lease and operate its respective properties and other assets and to carry on its respective business and operations as currently conducted and as were conducted through the most recently completed fiscal year, (ii) operates and operated in compliance with the terms and conditions of such Permits, (iii) has not defaulted under, or committed any violation of, any such Permit and (iv) has no reason to believe that any such Permit will be revoked, will not be renewed, or will be modified on terms more burdensome than currently applicable;

(C)           the consummation of the Offer or the Merger would not cause the revocation, modification or cancellation of any Permit relating to the Company or any of its Subsidiaries, and no authorization, consent, approval, registration, listing, license, exemption of or filing with any Governmental Entity (an “Approval”), under any applicable Law or Order currently in effect (other than, in the case of the Merger, the filing of the California Filing), is required in connection with the consummation of the Offer or Merger or with the ability of the Surviving Corporation to maintain the businesses and operations of the Company and its Subsidiaries immediately following the consummation of the Offer and the Merger as currently conducted and as were conducted through the most recently completed fiscal year;

(D)           (i) neither the Company nor any of its Subsidiaries has used, treated, stored or Released any Hazardous Materials in, on, at, under, or from any properties or facilities currently or formerly owned, leased or operated by the Company or any of its Subsidiaries, and (ii) to the Knowledge of the Company, there have been no other Releases of Hazardous Materials and Hazardous Materials are not otherwise present, in, on, at, under, or from any such properties or facilities, which in either (i) or (ii) above would reasonably be expected to subject the Company or any of its Subsidiaries to any liability under any Environmental Law, require any expenditure by the Company or any of its Subsidiaries, or interfere with any current or planned operations of the Company or any of its Subsidiaries at any such properties or facilities;

(E)           neither the Company nor any of its Subsidiaries has Released or, to the Knowledge of the Company is responsible for, Hazardous Materials at any other location, or transported or arranged for the transportation of Hazardous Materials, which, in each case, would reasonably be expected to subject the Company or any of its Subsidiaries to any liability under Environmental Law or require any expenditure by the Company or any of its Subsidiaries;

(F)           neither the Company nor any of its Subsidiaries is subject to any indemnity obligation or other Contract with any person relating to obligations or liabilities under Environmental Laws or with respect to Hazardous Materials that would reasonably be expected to subject to the Company or any of its Subsidiaries to liability; and

(G)           there are no Actions pending, or to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries under

Environmental Law, including, without limitation, under the California Safe Drinking Water and Toxic Enforcement Act of  1986 (“Proposition 65”), and neither the Company nor any of its Subsidiaries has received any written, or to the Knowledge of the Company, oral environmental claim, notice or request for information concerning any liability or alleged liability under, or any violation or alleged violation by, the Company or any of its Subsidiaries of any applicable Environmental Law and, to the Knowledge of the Company, there are no facts, circumstances or conditions that would reasonably be expected to form the basis for any Action or liability against the Company or any of its Subsidiaries relating to or arising under Environmental Laws, including without limitation, Proposition 65, or relating to Hazardous Materials, or that would reasonably be expected to interfere with or increase the cost of complying with all applicable Environmental Laws, including, without limitation, Proposition 65, in the future.

(ii)           Except for those matters that individually or in the aggregate have not had and would not reasonably be expected to have a Material Adverse Effect, the Company has made available to Parent copies of all reports, assessments, audits, memoranda, and other documents in the possession of the Company or any of its Subsidiaries that contain material information concerning any violation of, liability under, or obligation concerning Environmental Laws or Hazardous Materials.

(iii)           Neither the Company, nor any of its Subsidiaries, nor any of their respective Representatives or any other persons acting on their behalf has, in connection with the operation of their respective businesses, (A) used, paid or promised any funds for unlawful contributions, payments, gifts or entertainment, (B) made any unlawful expenditures relating to political activity to government officials, candidates or members of political parties or organizations, or established or maintained any unlawful or unrecorded funds in violation of the Foreign Corrupt Practices Act of 1977, as amended, as if it were applicable to the Company or its Subsidiaries at that time, or any similar Laws, (C) paid, promised, accepted or received any unlawful contributions, payments, expenditures or gifts, or (D) violated or operated in noncompliance with any export restrictions, anti-boycott regulations, embargo regulations or similar Laws.

(n)           Labor Relations and Other Employment Matters.

(i)           Except as set forth in Section 4.01(n)(i) of the Company Disclosure Letter, (A) neither the Company nor any of its Subsidiaries is a party to any collective bargaining agreement or other agreement with any labor organization, nor is any such agreement presently being negotiated, (B) no labor union or group of employees of the Company or any of its Subsidiaries has made a pending demand for recognition or certification, and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending with any labor relations tribunal or authority, and to the Knowledge of the Company, there is no organizing activity by any labor union with respect to employees of the Company or any of its Subsidiaries; (C) there is no material unfair labor practice charge or comparable complaint pending or, to the Knowledge of the Company, threatened before the National Labor Relations Board or any other Governmental Entity; (D) there is no pending or, to the Knowledge of the Company, threatened, and in the three (3) years preceding the date hereof has been no, work stoppages, strikes, slowdowns or other material labor disputes involving employees of the Company or any of its Subsidiaries; and (E) to the Knowledge of the Company, neither the Company nor any of its Subsidiaries is in material breach of any collective bargaining agreement or other agreement with a labor organization.

(ii)           The Company and its Subsidiaries have complied, or will have complied prior to the Closing, with any notice requirements contained in any collective bargaining agreement or similar agreement with a labor organization or applicable Law in connection with the transactions contemplated by this Agreement.

(iii)           The Company and its Subsidiaries have complied in all material respects with all applicable Laws pertaining to the engagement, employment or termination of services of employees, officers, directors, independent contractors or consultants, including, without limitation, all such applicable Laws relating to terms and conditions of employment, labor relations, wages and hours, social security, payroll, compensation, benefits, equal employment opportunities, worker classification (for any purpose including, without limitation, for Tax withholding purposes or Company Benefit Plan purposes), exempt or non-exempt status, workers’ compensation, human rights, mass layoffs, plant closings, fair employment practices, immigration, prohibited discrimination, employment and reemployment rights of members of the uniformed services and occupational health and safety.  Neither the Company nor any of its Subsidiaries is liable in any material respect for any arrears of wages or any Taxes or penalties for failure to comply with any applicable Law with respect to reporting and withholding requirements involving wages, salaries or other payments to employees.  The Company and its Subsidiaries have not closed any plant or facility or effectuated any layoffs of employees within the past three (3) years without complying with the Worker Adjustment and Retraining Notification Act, as amended, and any similar state or local statute, rule or regulation (collectively, “WARN”), nor has any plant closure or mass layoff (as such terms are defined under WARN) with respect to the Company or any of its Subsidiaries been planned or announced for the future.  Neither the Company nor any of its Subsidiaries is a party to, or otherwise bound by, any consent decree with, or citation by, any Governmental Entity relating to employees or employment practices.

(iv)           The Company and its Subsidiaries will pay to its or their respective employees all salaries, wages, and vacation pay accrued and owed through the Effective Time.

(v)           To the Knowledge of the Company, no employees of the Company or any of its Subsidiaries are in any material respect in violation of any term of any employment Contract, non-disclosure agreement, non-competition agreement, or any restrictive covenant to a former employer relating to the right of any such employee to be employed by the Company or any of its Subsidiaries because of the nature of the business conducted or presently proposed to be conducted by the Company, any of its Subsidiaries or Parent, or to the use of trade secrets or proprietary information of others.

(o)           Employee Benefits and Compensation.

(i)           Section 4.01(o)(i) of the Company Disclosure Letter contains a complete and accurate list of each Company Benefit Plan.  For the purposes of this Agreement, a “Company Benefit Plan” means an “employee benefit plan” (within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)(whether or not subject to ERISA) including multiemployer plans within the meaning of Section 3(37) of ERISA) and all employment, employee loan,  bonus, pension, welfare, health, life, insurance, post-retirement, commission, disability, tuition, equity, unemployment, sick, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock appreciation, restricted stock, stock option, stock unit, “phantom” stock, retirement, savings, stock bonus, paid time off, fringe benefit, vacation, severance, retention, change in control, and all other employee benefit plans, programs, policies or Contracts (whether written or unwritten, insured or self-insured, domestic or foreign) sponsored, maintained, contributed to or required to be maintained or contributed to by the Company or any of its Subsidiaries or their respective ERISA Affiliates, in each case providing benefits to any Company Personnel (including their beneficiaries or dependents).

(ii)           The Company has provided to Parent current, complete and accurate copies of, as applicable (A) each Company Benefit Plan (including any amendments thereto) (or, with respect to any unwritten Company Benefit Plans, complete and accurate descriptions thereof), (B) the most recent (1) annual report on Form 5500 required to be filed with the Internal Revenue Service (the “IRS”) or any other Governmental Entity with respect to each Company Benefit Plan (if any such report was required) and all schedules and attachments thereto, (2) audited financial statements and (3) actuarial valuation report, (C) the most recent summary plan description for each Company Benefit Plan, (D) any currently effective summary of material modifications, (E) each trust Contract and insurance or group annuity Contract relating to any Company Benefit Plan, (F) the most recent IRS determination or opinion letter and (G) any currently effective employee handbook.

(iii)           Each Company Benefit Plan has been administered and complies in all material respects in accordance with its terms and is in compliance in all material respects with the applicable provisions of ERISA, the Internal Revenue Code of 1986, as amended (the “Code”) and all other applicable Laws. With respect to each such Company Benefit Plan, the Company and its Subsidiaries are in compliance in all material respects with the applicable provisions of ERISA, the Code and all other applicable Laws.

(iv)           All Company Benefit Plans intended to be qualified within the meaning of Section 401(a) of the Code have received favorable determination letters from the IRS, to the effect that such Company Benefit Plans and the related trusts are so qualified and exempt from Federal income Taxes under Sections 401(a) and 501(a), respectively, of the Code, no such determination or opinion letter has been revoked, nor has revocation been threatened, and no event has occurred since the date of the most recent determination or opinion letter relating to any such Company Benefit Plan that could reasonably be expected to adversely affect the qualification of such Company Benefit Plan or the related trust or result in the imposition of any material penalty or Tax liability with respect to such Company Benefit Plan.

(v)           No liability under Title IV or Section 302 of ERISA has been incurred by the Company, its Subsidiaries or any ERISA Affiliate that has not been satisfied in full, and no condition exists that presents a material risk to the Company, its Subsidiaries or any ERISA Affiliate, of incurring any such liability, other than liability for premiums due the Pension Benefit Guaranty Corporation (which premiums have been paid when due).  The representation made in this Section 4.01(o)(v) is made with respect to any employee benefit plan, program, agreement or arrangement subject to Title IV of ERISA to which the Company, its Subsidiaries or any ERISA Affiliate made, or was required to make, contributions during the six-year period ending on the last day of the most recent plan year that ended prior to the Closing Date.

(vi)           With respect to each Company Benefit Plan, (A) there has not occurred any non-exempt prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) and no such transaction is expected to occur with respect to any Company Benefit Plan (and the consummation of the transactions contemplated by this Agreement will not constitute or directly or indirectly result in such a non-exempt prohibited transaction); (B) none of the Company, its Subsidiaries, any of their respective ERISA Affiliates, or any employee, officer, director, shareholder or other service provider of the Company or any of its Subsidiaries has made any promises or commitments, whether legally binding or not, to create any additional material employee benefit plan, agreement or arrangement, or to modify or change in any material way any existing Company Benefit Plan; (C) all payments required with respect to each Company Benefit Plan have been made or provided for by the Company or its Subsidiaries or their respective ERISA Affiliates in accordance with the provisions of each of the Company Benefit Plans, applicable Law and GAAP; (D) no claim, proceeding, lawsuit, arbitration or other action has been threatened, asserted, instituted or, to the Knowledge of the Company, is anticipated with respect to any of the Company Benefit Plans (other than routine claims for benefits and appeals of such claims) or the assets of any trust of any of the Company Benefit Plans; (E) no Company Benefit Plan is under (or is expected to be under), and neither the Company nor its Subsidiaries has received any notice of, an audit or investigation by the IRS, Department of Labor or any other Governmental Entity, and no such completed audit, if any, has resulted in the imposition of any Tax or penalty; (F)to the Knowledge of the Company, no event, condition, or circumstance exists that could reasonably be expected to result in a material increase of the benefits provided under any Company Benefit Plan or the expense of maintaining any Company Benefit Plan from the level of benefits or expense incurred for the most recent fiscal year ended before the Closing Date; (G) none of the Company, any of its Subsidiaries or any of their ERISA Affiliates has any unfunded liabilities pursuant to any Company Benefit Plan that is not intended to be qualified under Section 401(a) of the Code that are not fully reflected on the Company’s financial statements; (H) no event, condition, or circumstance exists that would prevent the amendment or termination of any Company Benefit Plan other than in accordance with its terms; (I) with respect to each Company Benefit Plan that is funded mostly or partially through an insurance policy, none of the Company, any of its Subsidiaries or any of their ERISA Affiliates currently has any material liability in the nature of retroactive rate adjustment, loss sharing arrangement or other actual or contingent material liability arising wholly or partially out of events occurring on or before the date of this Agreement or is reasonably expected to have such material liability with respect to periods through the Effective Time; and (J) there are no loans by the Company or any of its Subsidiaries to any of their respective executive officers or directors.

(vii)           No Company Benefit Plan provides post-retirement or post-employment health and welfare benefits to any Company Personnel, except as required under Section 4980B of the Code, Part 6 of Title I of ERISA or any other applicable Law and at no expense to the Company or its Subsidiaries.

(viii)           With respect to each Company Benefit Plan that is mandated by a government other than the United States or subject to the Laws of a jurisdiction outside of the United States (each, a “Foreign Company Plan”), the fair market value of the assets of each funded Foreign Company Plan, the liability of each insurer for any Foreign Company Plan funded through insurance or the book reserve established for any Foreign Company Plan, together with any accrued contributions, is sufficient to procure or provide for the accrued benefit obligations, as of the date of this Agreement, with respect to all current and former participants in such Foreign Company Plan according to the actuarial assumptions and valuations most recently used to determine employer contributions to such Foreign Company Plan, and no transaction contemplated by this Agreement shall cause such assets or insurance obligations to be less than such benefit obligations.  Each Foreign Company Plan has been maintained and operated in all material respects in accordance with the applicable plan document and all applicable Laws and other requirements, and if intended to qualify for special tax treatment, satisfies all requirements for such treatment.

(ix)           None of the execution and delivery of this Agreement, the obtaining of the Shareholder Approval with respect to the Merger or the consummation of the Offer, the Merger or any other transaction contemplated by this Agreement (whether alone or in conjunction with any other event, including as a result of any termination of employment on or following the date hereof) will (A) entitle any Company Personnel to severance or termination pay, (B) accelerate the time of payment or vesting, or trigger any payment or funding (through a grantor trust or otherwise) of, compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to, any Company Benefit Plan, (C) result in any breach or violation of, or a default under, any Company Benefit Plan, (D) result in any withdrawal liability under any Company Benefit Plan or (E) result in payments under any Company Benefit Plan that would not be deductible under Section 280G of the Code or that would be subject to the excise tax under Section 4999 of the Code.

(x)           Each Company Stock Option has been granted with an exercise price per share equal to or greater than the per share fair market value (as such term is used in Code Section 409A and the guidance and regulations issued thereunder) of Company Common Stock underlying such Company Stock Option on the grant date thereof and no Option has been extended, amended or repriced since the date of grant.

(p)           No Gross Ups.  No Company Personnel is entitled to any gross-up, make-whole or other additional payment from the Company or any of its Subsidiaries in respect of any Tax (including federal, state, local and foreign income, excise and other taxes (including taxes imposed under Code Section 409A or 280G)) or interest or penalty related thereto.

(q)           Taxes.

(i)           The Company and each of its Subsidiaries have (a) timely filed (or had timely filed on their behalf) with the appropriate Taxing Authority all material Tax Returns required to be filed by them (giving effect to all extensions), and all such Tax Returns are true, correct and complete in all material respects and (b) timely paid (or had timely paid on their behalf) all material Taxes, whether or not reflected on a Tax Return, required to have been paid by them.  The most recent financial statements contained in the Company’s filed SEC reports reflect an adequate reserve (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income), in accordance with GAAP, for all Taxes, whether or not yet due and payable, of the Company and each of its Subsidiaries for all taxable periods and portions thereof through the date of such financial statements.

(ii)           There are no liens for material Taxes upon any property or assets of the Company or any of its Subsidiaries, except for liens for Taxes not yet due or for Taxes which are being contested in good faith by appropriate proceedings and for which adequate reserves, in accordance with GAAP, have been established.

(iii)           The Company and each of its Subsidiaries have complied in all material respects with all applicable Laws, rules and regulations relating to the payment and withholding of Taxes (including withholding of Taxes in connection with amounts paid or owing to any employee, former employee or independent contractor) and have duly and timely withheld and have paid over to the appropriate Taxing Authorities all material amounts required to be so withheld and paid over on or prior to the due date thereof under all applicable Laws.

(iv)           To the Knowledge of the Company, no material federal, state, local or foreign audits or other administrative proceedings or court proceedings are presently pending with regard to any Taxes or Tax Returns of the Company or any of its Subsidiaries, and none of the Company or any of its Subsidiaries has received a written notice of any material pending or proposed claims, audits or proceedings with respect to Taxes.  The relevant statute of limitations is closed with respect to the federal income Tax Returns of the Company or any of its Subsidiaries for all years through 2007.

(v)           None of the Company or any of its Subsidiaries has granted in writing any power of attorney which is currently in force with respect to any Taxes or Tax Returns.

(vi)           None of the Company or any of its Subsidiaries has requested an extension of time within which to file any material Tax Return which has not since been filed, and no currently effective waivers, extensions, or comparable consents regarding the application of the statute of limitations with respect to Taxes or Tax Returns have been given by or on behalf of the Company or any of its Subsidiaries.

(vii)           No closing agreement pursuant to Section 7121 of the Code (or any similar provision of state, local or foreign Law) or any ruling with respect to Taxes has been entered into by or with respect to the Company or any of its Subsidiaries that still has any effect.

(viii)           None of the Company or any of its Subsidiaries is party to or bound by or currently has any material liability under any agreement providing for the allocation, sharing or indemnification of Taxes.

(ix)           None of the Company or any of its Subsidiaries has been included in any “consolidated,” “unitary” or “combined” Tax Return (other than Tax Returns which include only the Company and any of its Subsidiaries) provided for under the laws of the United States, any foreign jurisdiction or any state or locality with respect to Taxes for any taxable year.

(x)           In the last six years, no claim has been made in writing by any Taxing Authority in a jurisdiction where the Company and its Subsidiaries do not file Tax Returns that any such entity is, or may be, subject to taxation by that jurisdiction.

(xi)           The Company and its Subsidiaries have made available to Parent copies of (a) all of their material income Tax Returns filed within the past three (3) years, (b) all audit reports, letter rulings, technical advice memoranda and similar documents issued by a Taxing Authority within the past five (5) years relating to the federal, state, local or foreign Taxes due from or with respect to the Company or any of its Subsidiaries, and (c) any closing letters or agreements entered into by the Company or any of its Subsidiaries with any Taxing Authority within the past five (5) years with respect to Taxes.

(xii)           None of the Company or any of its Subsidiaries has received any written notice of deficiency or assessment from any Taxing Authority for any material amount of Tax that has not been fully settled or satisfied.

(xiii)           None of the Company or any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” within the meaning of Section 355(a)(1)(A) of the Code in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code in the two (2) years prior to the date of this Agreement (or will constitute such a corporation in the two (2) years prior to the Effective Time) or which otherwise constitutes part of a “plan” or “series of related transactions” within the meaning of Section 355(e) of the Code in conjunction with the Merger or the Offer.

(xiv)           None of the Company or any of its Subsidiaries will be required to include in a taxable period ending after the Effective Time a material amount of taxable income attributable to income that arose in a prior taxable period but was not recognized for Tax purposes in any prior taxable period as a result of the installment method of accounting, the completed contract method of accounting, the long-term contract method of accounting, the cash method of accounting or Section 481 of the Code or comparable provisions of any Tax Law or for any other reason (including as a result of prepaid amounts or deferred revenue received on or prior to the Effective Time).

(xv)           None of the Company or any of its Subsidiaries has engaged in any transaction that could give rise to (i) a disclosure obligation under Section 6111 of the Code or the regulations thereunder, (ii) a list maintenance obligation with respect to any Person under Section 6112 of the Code or the regulations thereunder, or (iii) a disclosure obligation as a “reportable transaction” under Section 6011 of the Code and the regulations thereunder.

(xvi)           The Company and its Subsidiaries have disclosed on their federal income Tax Returns all positions taken therein that could give rise to substantial understatement of federal income Tax within the meaning of Section 6662 of the Code and have properly prepared all applicable documentation described in Section 6662(e)(3) of the Code and the regulations thereunder.

(xvii)           As used in this Agreement (A) “Tax” means all United States federal, state, local or foreign taxes, charges, fees, levies or other assessments, including but not limited to income, gross receipts, excise, real and personal property, profits, estimated, severance, occupation, production, capital gains, capital stock, goods and services, environmental, employment, withholding, stamp, value added, alternative or add-on minimum, sales, transfer, use, license, payroll and franchise taxes or any other tax, custom, duty or governmental fee, or other like assessment or charge of any kind whatsoever, imposed by the United States, or any state, county, local or foreign government or subdivision or agency thereof, and such term shall include any interest, penalties , fines, related liabilities or additions to tax attributable to such taxes, charges, fees, levies or other assessments; (B) “Taxing Authority” means any federal, state, local or foreign government, any subdivision, agency, commission or authority thereof, or any quasi-governmental body exercising Tax regulatory authority; and (C) “Tax Return” means any report, return, document, declaration or other information or filing required to be filed or delivered with respect to Taxes (whether or not a payment is required to be made with respect to such filing), including information returns, any documents with respect to or accompanying payments of estimated Taxes, or with respect to or accompanying requests for the extension of time in which to file any such report, return, document, declaration or other information and any amendments thereto.

(r)           Title to Properties.

(i)           Neither the Company nor any of its Subsidiaries owns a fee interest in any real property.

(ii)           Section 4.01(r)(ii) of the Company Disclosure Letter sets forth a true and complete list of all real property leased or subleased by the Company or any of its Subsidiaries (the “Leased Real Property”), identifying the address or location and use thereof.  True, correct and complete copies of all leases and subleases (including all amendments, modifications and supplements thereto) pursuant to which the Company or any of its Subsidiaries uses or occupies the Leased Real Property (the “Leases”) have been delivered to Parent or made available to Parent via a virtual database website prior to the date hereof and such Leases have not been amended, modified or supplemented since that date.

(iii)           The Company or one or more of its Subsidiaries, as applicable, has valid leasehold or subleasehold interests in all of the Leased Real Property, in each case free and clear of all Liens, except for Permitted Liens.  In addition, the Company or one of its Subsidiaries owns or has the right, to use all other tangible assets necessary for the conduct of its respective business as currently conducted.  All Leases are in full force and effect, enforceable in accordance with their terms against the Company or Subsidiary party thereto and, to the Knowledge of the Company, the counterparties thereto. No event has occurred that has resulted or could result (with or without the giving of written notice, the lapse of time or both) in a material default by the Company or any Subsidiary or, to the Knowledge of the Company, the counterparties thereto with respect to any Lease.  There are no leases, subleases, licenses, occupancy agreements, options, rights, concessions or other agreements or arrangements, written or oral, to use, occupy or purchase the interest of the Company or any of its Subsidiaries in the Leased Real Property or, to the Knowledge of the Company, the Leased Real Property (except for the Leases).  To the Knowledge of the Company, no condemnation proceeding is pending or threatened which would preclude or materially impair the use of any of the Leased Real Property for the purpose to which it is currently put.

(iv)           Except for those matters that individually or in the aggregate have not had and would not reasonably be expected to have a Material Adverse Effect, the present use, operation and condition of the Leased Real Property does not violate any applicable zoning, land use or other law, rule, regulation or ordinance or any covenant of record affecting the Leased Real Property.  Neither the Company nor any of its Subsidiaries has received any written notice from any governmental authority, any insurance company or any board of fire underwriters, or other body exercising similar functions with respect to the need for any repairs to, or replacement of, any improvements to any of the Leased Real Property except as would not be reasonably expected to have a Material Adverse Effect.

(s)           Intellectual Property.

(i)           Section 4.01(s)(i) of the Company Disclosure Letter sets forth a complete and accurate list of all registered or applied for Intellectual Property owned, used or held for use in the businesses of the Company or one of its Subsidiaries, as currently conducted and as currently proposed to be conducted (“Company Intellectual Property”). Either the Company or one of its Subsidiaries owns, or is licensed or otherwise possesses legally enforceable rights to use all Company Intellectual Property, free and clear of all Liens.

(ii)           Except as set forth in Section 4.01(s)(ii) of the Company Disclosure Letter, (A) there are no pending or, to the Knowledge of the Company, threatened claims by any third party alleging infringement of any Intellectual Property rights of any person by the Company or any of its Subsidiaries, (B) the conduct of the business of the Company and its Subsidiaries does not infringe any Intellectual Property rights of any third party, (C) neither the Company nor any of its Subsidiaries has made any claim of a violation, misappropriation, dilution or infringement by others of its rights to or in connection with the Company Intellectual Property, (D) to the Knowledge of the Company, no third party is violating, misappropriating, diluting or infringing any

Company Intellectual Property, (E) all registrations and applications for Company Intellectual Property owned or controlled by the Company or any of its Subsidiaries (the “Company Owned Intellectual Property”) are subsisting and unexpired, have not been abandoned or canceled, and are valid and enforceable, and (F) there are no ongoing interferences, oppositions, reissues, or reexaminations or other proceedings which could reasonably be expected to result in a loss or limitation of an Intellectual Property right or claim involving any registered Company Intellectual Property.  All Company Owned Intellectual Property is valid and enforceable and in full force and effect.

(iii)           Except as set forth in Section 4.01(s)(iii) of the Company Disclosure Letter, the consummation of the transactions contemplated by this Agreement will not (A) result in the loss of, or otherwise adversely affect, any rights of the Company or its Subsidiaries in any Intellectual Property, (B) cause the grant or require the Company or its Subsidiaries to grant to any third party any rights with respect to any Company Intellectual Property of the Company or its Subsidiaries, (C) subject the Company or any of its Subsidiaries to any payments in respect of any Intellectual Property, (D) by the terms of any Contract to which the Company or any of its Subsidiaries is a party, diminish any royalties or other payments the Company or any of its Subsidiaries would otherwise be entitled to in respect of any Intellectual Property or (E) result in the breach or, by the terms of such Contract, termination of any agreement relating to the Company Intellectual Property.

(iv)           Section 4.01(s)(iv) of the Company Disclosure Letter sets forth a complete and accurate list of all of the Contracts pursuant to which the Company or any of its Subsidiaries has received a license or sublicense of any Company Intellectual Property or to which the Company or any of its Subsidiaries grants a license or sublicense of any Company Intellectual Property (“Intellectual Property Agreements”).  All Intellectual Property Agreements are valid and binding agreements of the Company or any Subsidiary, and neither the Company nor any Subsidiary is in material default under any of the Intellectual Property Agreements, and no notice has been received by the Company or any Subsidiary alleging that it is in breach or default of any Intellectual Property Agreement, and no facts or circumstances exist which would reasonably be expected to result in a claim or notice of breach or default of an Intellectual Property Agreement to be received by the Company or any Subsidiary. To the Knowledge of the Company, no third party is in material default under any Intellectual Property Agreements, and neither the Company or any Subsidiary has provided a notice of breach or default of any Intellectual Property Agreement to any third party.

(v)           The Company and its Subsidiaries have taken all reasonable actions to protect the Company Intellectual Property (including trade secrets and confidential information), and require all persons who create or contribute to proprietary Intellectual Property to assign all of their rights therein to the Company or a Subsidiary, pursuant to a valid and binding written agreement or obligation to assign all such rights that the Company does not already own by operation of Law.

(vi)           The Company and its Subsidiaries maintain and protect the integrity, security and operation of their software, networks, databases, systems and websites (and all information transmitted thereby or stored therein), and there have been no violations of same.  The Company and its Subsidiaries have implemented commercially reasonable practices to ensure the physical and electronic protection of its information assets from unauthorized disclosure, use or modification.  Other than as set forth on Section 4.01(s)(vi) of the Company Disclosure Letter, there has been no breach of security involving any information assets.

(vii)           The Company’s and its Subsidiaries’ practices are in compliance in all material respects with (i) their then-current privacy policies, including the privacy policies posted on the Company’s and its Subsidiaries’ websites and (ii) their customers’ privacy policies, when required to do so by contract. The Company and its Subsidiaries have conducted their businesses and maintained their data at all times in accordance with: (a) the standards promulgated by the Online Privacy Alliance; (b) the standards promulgated by the Direct Marketing Association and (c) all applicable Laws, including the Payment Card Industry Data Security Standard (PCI DSS), the Fair Credit Reporting Act and the Graham-Leech Bliley Act.  All data which has been collected, stored, maintained or otherwise used by the Company and any of its Subsidiaries has been collected, stored, maintained and used in accordance with all applicable U.S. and foreign Laws, guidelines and industry standards.  None of the Company or any of its Subsidiaries has received a notice of noncompliance with applicable data protection laws, rules, regulations, guidelines or industry standards.  The Company and its Subsidiaries have made all registrations that Company and its Subsidiaries are required to have made in relation to the processing of data, and are in good standing with respect to such registrations, with all fees due as of the date hereof and the Offer Closing or Merger Closing, as applicable, duly made.

(viii)           The computer hardware and software systems used by the Company and its Subsidiaries in the conduct of their business (collectively, the “Business Systems”) are sufficient in all material respects for the conduct of such business as conducted on the date of this Agreement.  The Company and its Subsidiaries maintain commercially reasonable security, disaster recovery and business continuity plans, procedures and facilities, and act in compliance therewith.  In the last eighteen (18) months, there has not been any material failure with respect to any of the Business Systems that has not been remedied to the Company’s reasonable satisfaction.

(t)           Insurance.  All material insurance policies maintained by the Company and its Subsidiaries, including fire and casualty, general liability, product liability, business interruption, directors and officers and other professional liability policies (the “Insurance Policies”), are in full force and effect and provide insurance in such amounts and against such risks as the management of the Company reasonably has determined to be prudent in accordance with industry practices or as is required by Law except as would not have and would not reasonably be expected to have a Material Adverse Effect are in full force and effect.  Neither the Company nor any of its Subsidiaries is in material breach or default, and neither the Company nor any of its Subsidiaries has taken any action or failed to take any action which, with notice or lapse of time or both, would constitute such a breach or default, or permit a termination or modification of any of the Insurance Policies of the Company and its Subsidiaries except as would not have and would not reasonably be expected to have a Material Adverse Effect. No notice of cancellation or reduction in coverage has been received with respect to the Insurance Policies (other than in connection with ordinary renewals).

(u)           Affiliated Transactions.  There are no, and since February 1, 2009, there have been no transactions, agreements, arrangements or understandings between the Company or any of its Subsidiaries on the one hand, and the Affiliates of the Company on the other hand (other than the Company’s Subsidiaries), that would be required to be disclosed under Item 404 under Regulation S-K under the Securities Act and that have not been so disclosed in the Company SEC Documents.

(v)           Voting Requirements.  The affirmative vote of holders of a majority in voting power of the outstanding shares of Company Common Stock, voting together as a single class (the “Shareholder Approval”), at the Shareholders’ Meeting or any adjournment or postponement thereof with respect to the Merger is the only vote, if any, of the holders of any class or series of capital stock of the Company necessary to adopt this Agreement and to approve the Offer, Merger and the other transactions contemplated by this Agreement.

(w)           State Takeover Laws; Company Certificate Provisions.  The Company does not have any shareholder rights plans in effect.  No Takeover Laws, nor any takeover-related provision in the Company Certificate or Company Bylaws is applicable to Parent or Merger Sub, this Agreement, the Offer, the Top-Up or the Merger that would (i) prohibit or restrict the ability of the Company to perform its obligations under this Agreement, any related agreement or the California Filing or its ability to consummate the Offer, the Merger or the other transactions contemplated hereby and thereby, (ii) have the effect of invalidating or voiding this Agreement, the California Filing, or any provision hereof or thereof, or (iii) subject Parent or Merger Sub to any impediment or condition in connection with the exercise of any of its rights under this Agreement or the California Filing.

(x)           Brokers and Other Advisors.  No broker, investment banker, financial advisor or other person (other than Peter J. Solomon Company) is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Offer, the Merger and the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company.  The Company has delivered to Parent complete and accurate copies of all Contracts under which any such fees or expenses are payable and all indemnification and other Contracts related to the engagement of the persons to whom such fees are payable.

(y)           Opinion of Financial Advisors.  The Board of Directors of the Company has received the opinion of Peter J. Solomon Company (the “Company Financial Advisor”), a written copy of which has been provided to Parent (the “Fairness Opinion”), dated as of the date of this Agreement, to the effect that, as of such date, the Offer Price to be received by the holders of Company Common Stock in connection with the Offer, and the Merger Consideration to be received the by holders of Company Common Stock in connection with the Merger, is fair, from a financial point of view, to the holders of shares of Company Common Stock.  The Company has been authorized by the Company Financial Advisor to include the Fairness Opinion in the Proxy Statement and a description of the material financial analysis underlying such opinion subject to the prior review by the Company Financial Advisor.

(z)           Rule 14d-10 Matters.  All amounts payable to holders of Company Common Stock and other equity interests of the Company (“Covered Securityholders”) pursuant to the Company Benefit Plans (a) are being paid or granted as compensation for past services performed, future services to be performed or future services to be refrained from performing by the Covered Securityholders (and matters incidental thereto) and (b) are not calculated based on the number of shares tendered or to be tendered into the Offer by the applicable Covered Securityholder.  The Compensation Committee (the “Compensation Committee”) of the Board of Directors of the Company (each member of which the Board of Directors of the Company determined is an “independent director” within the meaning of the applicable Nasdaq rules and is an “independent director” in accordance with the requirements of Rule 14d-10(d)(2) under the Exchange Act) (i) at a meeting duly called and held at which all members of the Compensation Committee were present, duly and unanimously adopted resolutions approving as an “employment compensation, severance or other employee benefit arrangement” within the meaning of Rule 14d-10(d)(1) under the Exchange Act (an “Employment Compensation Arrangement”) (A) each Company Stock Plan, (B) the treatment of the Company Stock Options and Company DSUs in accordance with the terms set forth in this Agreement, the applicable Company Stock Plan and any applicable Company Benefit Plans and (C) each other Company Benefit Plan set forth in Section 4.01(o)(i) of the Company Disclosure Letter, which resolutions have not been rescinded, modified or withdrawn in any way, and (ii) has taken all other actions necessary to satisfy the requirements of the non-exclusive safe harbor under Rule 14d-10(d)(2) under the Exchange Act with respect to the foregoing arrangements. A correct and complete copy of any resolutions of the Compensation Committee reflecting any approvals and actions referred to in the preceding sentence and taken prior to the date of this Agreement has been provided to Parent prior to the execution of this Agreement.

(aa)           Liquor Licenses.  Section 4.01(aa) of the Company Disclosure Letter sets forth a list of all alcoholic beverage licenses currently held or used by the Company and its Subsidiaries in connection with the operation of their respective businesses (collectively, the “Liquor Licenses”) along with the expiration date of each such Liquor License.  Except as would not, individually or in the aggregate, reasonably be expected to be material to the business and operations of the Company and its Subsidiaries, taken as a whole:

(i)           to the extent required by applicable Law, each store (including online distribution channel) owned or operated by the Company and each of its Subsidiaries possesses a Liquor License;

(ii)           the Company has no reason to believe that any currently pending application for a Liquor License sought by the Company or any of its Subsidiaries will be ultimately denied;

(iii)           each of the Liquor Licenses has been validly issued, and any subsequent changes in fact affecting such licensees that were required by Law to be reported to the applicable alcoholic beverage licensing authorities, have been so reported;

(iv)           each Liquor License is in full force and effect and is adequate for the current conduct of the operations at the store (including online distribution channel) for which it is issued;

(v)           neither the Company nor any of its Subsidiaries has received any written notice of any pending or threatened modification, suspension or cancellation of a Liquor License or any proceeding related thereto;

(vi)           except as set forth in Section 4.01(aa)(vi) of the Company Disclosure Letter, there have been no proceedings or other Actions relating to any of the Liquor Licenses;

(vii)           there are no pending disciplinary actions, unresolved citations, unsatisfied penalties, past disciplinary actions or other Actions relating to Liquor Licenses that would reasonably be expected to have any material impact on any store or the ability to maintain or renew any Liquor License; and

(viii)           the Company has paid all sales and use tax, gross receipts tax, and other Taxes related to the sale of alcoholic beverages, in the ordinary course of business.

(bb)           Inventory.  Subject to any reserve therefor in the Company Balance Sheet, all Inventories (including Inventory ordered but not yet received) consisted of items of a quality usable or saleable in the ordinary course of business consistent with past practices and were in quantities reasonably sufficient for the normal operation of the business of the Company and its Subsidiaries in accordance with past practices.  Since January 28, 2012, the Company and its subsidiaries have continued to replenish their Inventory and to dispose of out-of-season and slow-moving Inventory in a normal and customary manner consistent with past practices prevailing in the business of the Company and its Subsidiaries.  The Company and its Subsidiaries maintain in all material respects policies, practices and procedures with respect to the adequate security and safeguard of Inventory and other assets (including, with respect to employee and third-party theft and other loss), in each case consistent with past practices prevailing in the business of the Company and its Subsidiaries.

SECTION 4.02.    Representations and Warranties of Parent and Merger Sub.  Parent and Merger Sub jointly and severally represent and warrant to the Company as follows:

(a)           Organization, Standing and Corporate Power.  Parent is a corporation duly organized, validly existing and in good standing under the Laws of New York and Merger Sub is a corporation duly organized, validly existing and in good standing under the Laws of California. Each of Parent and Merger Sub has all requisite corporate power and authority and possesses all governmental licenses, Permits, authorizations and approvals necessary to enable it to use its corporate or other name and to own, lease or otherwise hold and operate its properties and other assets and to carry on its business as currently conducted, except where the failure to have such governmental licenses, Permits, authorizations or approvals or to be so organized, existing and in good standing, or to have such corporate power and authority, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect.  Each of Parent and Merger Sub is duly qualified or licensed to do business and is in good standing (with respect to jurisdictions that recognize that concept) in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties or other assets makes such qualification, licensing or good standing necessary, except where the failure to be so qualified, licensed or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect. Parent owns beneficially and of record all of the outstanding capital stock of Merger Sub free and clear of all security interests, liens, claims, pledges, agreements, limitations in voting rights, charges or other encumbrances of any nature whatsoever.

(b)           Merger Sub.

(i)           Since the date of its incorporation, Merger Sub has not carried on any business, conducted any operations or incurred any liabilities or obligations other than the execution of this Agreement, the performance of its obligations hereunder and matters ancillary thereto.

(ii)           The authorized capital stock of Merger Sub consists of 1,000 shares of common stock, all of which have been validly issued, are fully paid and nonassessable and are owned by Parent free and clear of any Liens.

(c)           Authority.  Each of Parent and Merger Sub has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby.  The execution and delivery of this Agreement by each of Parent and Merger Sub and the consummation by each of Parent and Merger Sub of the transactions contemplated by this Agreement hereby have been duly authorized by all necessary action by the Board of Directors of Parent and Merger Sub and, prior to the Effective Time, no other corporate proceedings on the part of Parent or Merger Sub or any of their respective shareholders is necessary to authorize this Agreement, the Offer or the Merger or to consummate the transactions contemplated hereby and thereby. This Agreement has been duly and validly executed and delivered by each of Parent and Merger Sub, and assuming the due authorization, execution and delivery hereof by the Company, constitutes a legal, valid and binding obligation of Parent and Merger Sub, as applicable, enforceable against Parent and Merger Sub, as applicable, in accordance with its terms, subject to the Bankruptcy and Equity Exception.

(d)           Noncontravention.  The execution and delivery of this Agreement by Parent and Merger Sub does not, and the consummation by Parent and Merger Sub of the Offer, the Merger and the other transactions contemplated by this Agreement and compliance by Parent and Merger Sub with the provisions of this Agreement, as applicable, will not, conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, modification, cancellation or acceleration of any obligation or to the loss of a benefit under, or result in the creation of any Lien in or upon any of the properties, rights or assets of Parent or Merger Sub under (i) the certificate of incorporation or bylaws (or similar organizational documents) of Parent or Merger Sub, (ii) any material Contract to which Parent or Merger Sub is a party or, which any of their respective properties, rights or assets is subject or (iii) subject to the governmental filings and other matters referred to in the following sentence, any Law or Order applicable to Parent or Merger Sub or their respective properties, rights or assets, other than, in the case of clauses (ii) and (iii), any such conflicts, violations, breaches, defaults, rights of termination, modification, cancellation or acceleration, losses or Liens that, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect.  No consent, approval, Order or authorization of, action by or in respect of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to Parent or Merger Sub in connection with the execution and delivery of this Agreement by Parent and Merger Sub, as applicable, or the consummation by Parent and Merger Sub of the Offer, the Merger or the other transactions contemplated by this Agreement, except for (1) (A) the filing of a premerger notification and report form by Parent under the HSR Act and any state securities or “blue sky” laws, the termination of the waiting period required thereunder and (B) the receipt, termination or expiration, as applicable, of approvals or waiting periods required under any other applicable Antitrust Law, (2) the filing of the California Filing with the Secretary of State of the State of California, (3) the filing with the SEC of the Offer Documents and (4) such other consents, approvals, orders, authorizations, actions, registrations, declarations , filings or notifications, the failure of which to be obtained or made individually or in the aggregate has not had and would not reasonably be expected to have a Parent Material Adverse Effect.

(e)           Information Supplied.  None of the information supplied or to be supplied by or on behalf of Parent or Merger Sub specifically for inclusion or incorporation by reference in (i) the Offer Documents, the Schedule 14D-9 or the Information Statement will, at the time such document is filed with the SEC, at any time such document is amended or supplemented or at the time such document is first published, sent or given to the Company’s stockholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, or (ii) the Proxy Statement will, at the date it is first disseminated to the shareholders of the Company and at the time of the Shareholders’ Meeting contain any untrue statement that is false or misleading with respect to any material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

(f)           Funds Available.  Parent has, and at each of the Offer Closing and the Merger Closing, shall have available funds sufficient to consummate the Offer or the Merger, as applicable, upon the terms contemplated by this Agreement and to pay the Offer Consideration or the Merger Consideration, as applicable.

(g)           Brokers and Other Advisors.  No broker, investment banker, financial advisor or other person (other than Goldman, Sachs & Co.) is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Offer, the Merger and the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or Merger Sub.

(h)           Proxy Statement.  None of the information supplied or to be supplied by Parent or Merger Sub for inclusion or incorporation by reference in the Proxy Statement will, at the date it is first mailed to the shareholders of the Company and at the time of the Shareholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading.  Notwithstanding the foregoing, Parent and Merger Sub make no representation or warranty with respect to any information supplied by the Company or any of its representatives which is contained or incorporated by reference in the Proxy Statement.

(i)           Ownership of Company Common Stock. None of Parent or Merger Sub or any individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Parent, owns (directly or indirectly, beneficially or of record) any Company Common Stock or holds any rights to acquire or to direct the voting of any Company Common Stock, except pursuant to the transactions contemplated by this Agreement and the Support Agreements.

(j)           Vote/Approval Required.  No vote or consent of the holders of any class or series of capital stock of Parent is necessary to approve this Agreement or the Merger or the transactions contemplated hereby.  The vote or consent of Parent as the sole shareholder of Merger Sub (which shall have occurred prior to the Effective Time) is the only vote or consent of the holders of any class or series of capital stock of Merger Sub necessary to approve this Agreement or the Merger or the transactions contemplated hereby.

(k)           No Other Representations and Warranties.  Each of Parent and Merger Sub acknowledges and agrees that except for the representations and warranties set forth in Article IV or in any certificate delivered pursuant to Section 7.02(a), neither the Company nor any of its Subsidiaries, nor any of their respective stockholders, directors, officers, employees, affiliates, advisors, agents or other Representatives, nor any other person, has made or is making to Parent or Merger Sub any other representation or warranty, express or implied, with respect to the Company or any Subsidiary of the Company or any other matter, including with respect to any information provided or made available to Parent or Merger Sub, and (z) except for the representations and warranties set forth in Article IV or in any certificate delivered pursuant to Section 7.02(a), it has not been induced by or relied upon any representation, warranty or other statement, express or implied, made by the Company or any of its Subsidiaries or any of their respective stockholders, directors, officers, employees, affiliates, advisors, agents or other Representatives or any other person.  Neither the Company nor any Subsidiary of the Company, nor any of their respective stockholders, directors, officers, employees, affiliates, advisors, agents or other Representatives, will have or be subject to any liability to Parent or Merger Sub or any other person as a result of the delivery, dissemination or any other distribution to Parent, Merger Sub or their respective stockholders, directors, officers, employees, affiliates or other Representatives, or the use by Parent, Merger Sub or their respective stockholders, directors, officers, employees, affiliates or other Representatives on the behalf of Parent or Merger Sub of any information or other material provided or made available to Parent, Merger Sub or their respective stockholders, directors, officers, employees, affiliates or other Representatives in anticipation or contemplation of this Agreement or the Merger (including any estimates, projections, forecasts, forward looking statements and business plans), in each case, in the absence of fraud or intentional misrepresentation. For the avoidance of doubt, nothing contained in this Section 4.02(k) shall reduce or alter Parent’s or Merger Sub’s right to rely upon the representations and warranties contained herein or in any certificate delivered pursuant to Section 7.02(a).

ARTICLE V

COVENANTS RELATING TO THE BUSINESS

SECTION 5.01.    Conduct of Business.

(a)           Conduct of Business by the Company.  During the period from the date of this Agreement to the Effective Time, except as otherwise expressly required in Section 5.01(a) of the Company Disclosure Letter, as required by Law or judgment, or as consented to in writing in advance by Parent (which consent shall not be unreasonably withheld, delayed or conditioned) or as otherwise expressly permitted or required by this Agreement, the Company shall, and shall cause each of its Subsidiaries to, carry on its business in the ordinary course consistent with past practice prior to the Merger Closing and use commercially reasonable efforts to preserve intact the Company and its Subsidiaries current business organization, preserve their assets and properties in good repair and condition, keep available the services of its current officers, employees and consultants and maintain its existing relationships with customers, suppliers, licensors, licensees, distributors, others having business dealings with it and Governmental Entities having regulatory dealings with it.  In addition to and without limiting the generality of the foregoing, during the period from the date of this Agreement to the Effective Time, except as otherwise set forth in Section 5.01(a) of the Company Disclosure Letter or as otherwise required by applicable Law or expressly permitted or required pursuant to this Agreement, the Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, do any of the following without the prior written consent of Parent (which consent shall not be unreasonably withheld, delayed or conditioned):

(i)           (x) declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its capital stock or any other Company Security, other than dividends or distributions by a direct or indirect wholly owned Subsidiary of the Company to its parent, or (y) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any Company Securities or other securities in respect of, in lieu of or in substitution for shares of its capital stock;

(ii)           purchase, redeem or otherwise acquire any Company Securities or any other securities of the Company or any Subsidiary of the Company or any rights, warrants or options to acquire any such securities (except pursuant to forfeitures of Company Stock Options occurring in the ordinary course of business consistent with past practice);

(iii)           issue, deliver, sell, pledge or grant (A) any shares of its capital stock or other Company Securities, (B) any other voting securities or any securities convertible into or exercisable for, or any calls or rights, warrants or options to acquire, any such shares, voting securities or convertible securities, or exchangeable securities, or any “phantom” stock, “phantom” stock rights, stock appreciation rights or stock based performance units (other than (1) the issuance of shares of Company Common Stock upon the exercise of Company Stock Options vesting or settlement of Company DSUs, in each case outstanding on the date hereof and in accordance with their terms on the date hereof and; (2) Liens required to be granted on shares or interests in Subsidiaries pursuant to the Credit Agreement and as in effect on the date of this Agreement;

(iv)           amend or fail to comply with the Company Certificate or the Company Bylaws or other comparable charter or organizational documents of any of the Company’s Subsidiaries;

(v)           directly or indirectly acquire or agree to acquire (x) by merging or consolidating with, by purchasing all or a substantial portion of the assets of, by making an investment in or capital contribution to, or by any other manner, any person or division, business or equity interest of any person or (y) any assets, rights or properties except for (1) capital expenditures, which shall be subject to the limitations of clause (viii) below, and (2) acquisitions, investments or capital contributions (including any series of acquisitions, investments or capital contributions) not exceeding $1,000,000 in the aggregate;

(vi)           except for transactions among the Company and its wholly-owned Subsidiaries or among the Company’s wholly-owned Subsidiaries, sell, pledge, dispose of, transfer, assign, abandon, lease, license or otherwise encumber, or subject to any Lien (other than Permitted Liens) or otherwise dispose of any material portion of its properties, rights or assets, of the Company or any of its Subsidiaries, except (1) sales, pledges, dispositions, transfers, leases, licenses or encumbrances required to be effected prior to the Effective Time pursuant to existing Contracts that have been disclosed to Parent, or non-material leases or licenses in the ordinary course of business consistent with past practice, and (2) sales, pledges, dispositions, transfers, leases, licenses or encumbrances of assets or properties of the Company or any of its Subsidiaries having a value not to exceed in the aggregate $250,000;

(vii)           (A) repurchase, prepay, cancel, incur or modify in any material respect the terms of, any indebtedness or guarantee for any such indebtedness of another person, (B) issue or sell any debt securities or calls, options or warrants or other rights to acquire any debt securities of the Company or any Subsidiary of the Company, enter into any “keep well” or other agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing, except in the case of (A) or (B), for (1) advances of credit incurred under the Company’s existing credit facilities in the ordinary course of business consistent with past practice to finance working capital needs not to exceed in the aggregate the amounts in fiscal year 2011, (2) short-term borrowings incurred in the ordinary course of business consistent with past practice to finance working capital needs not to exceed in the aggregate the amounts outstanding in fiscal year 2011, and (3) indebtedness solely involving the Company and any of its direct or indirect wholly owned subsidiaries, or (C) make any loans, advances or capital contributions to, or investments in, any other person, other than (w) to any direct or indirect wholly owned subsidiary of the Company, (x) advances to employees in respect of travel or other related ordinary expenses in the ordinary course of business, consistent with past practice in an aggregate amount not to exceed $50,000 and (y) advances of expenses to officers and directors as permitted by the Company Bylaws and any indemnification agreements to which the Company is a party and (z) investments in marketable securities and other cash management activities in the ordinary course of business consistent with past practice;

(viii)           make or agree to make any new capital expenditure or in connection therewith, that in the aggregate are in excess of the aggregate amount set forth in Section 5.01(a)(viii) of the Company Disclosure Letter.

(ix)           except as required by applicable Law or any judgment by a court of competent jurisdiction, (x) pay, discharge, settle or satisfy any material claims, liabilities, obligations or Actions (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge, settlement or satisfaction in the ordinary course of business consistent with past practice or in accordance with their terms or (y) waive or assign any claims or rights of material value except in the ordinary course of business consistent with past practice;

(x)           other than as expressly permitted in Section 5.01(a), (A) enter into, materially modify, terminate, cancel or fail to renew any Contract that is or would be a

Material Contract, or waive, release or assign any material rights or claims thereunder, or (B) enter into, modify, amend or terminate any Contract or waive, release or assign any material rights or claims thereunder, which if so entered into, modified, amended, terminated, waived, released or assigned would reasonably be expected to (x) prevent or materially delay or impair the consummation of the Offer, the Merger and the other transactions contemplated by this Agreement, or (y) result in or reasonably be expected to result in a Material Adverse Effect;

(xi)           except as required pursuant to Company Benefit Plans set forth on Section 4.01(o)(i) of the Company Disclosure Letter, (A) adopt, enter into, terminate or amend any Company Benefit Plan (or any plan, agreement, program, policy, trust, fund or other arrangement that would be a Company Benefit Plan if it were in existence as of the date of this Agreement), (B) grant, pay, or promise to pay any severance or termination pay or any increase in severance or termination pay, or increase or promise to increase the compensation or fringe benefits payable to any Company Personnel, (C) loan or advance any money or other property to any Company Personnel,  (D) grant, pay or accelerate the payment of any equity or equity-based awards or any incentive compensation awards, (E) remove any existing restrictions in any Company Benefit Plans or awards made thereunder, (F) take any action to fund or in any other way secure the payment of compensation or benefits under any Company Benefit Plan or make any discretionary contributions or payments with respect to any Company Benefit Plan to any trust or other funding vehicle, (G) take any action to accelerate the vesting, funding or payment of any compensation or benefit under any Company Benefit Plan or awards made thereunder, or (H) materially change any actuarial or other assumption used to calculate funding obligations with respect to any Company Benefit Plan or change the manner in which contributions to any Company Benefit Plan are made or the basis on which such contributions are determined;

(xii)           establish, adopt, enter into, or amend, in any manner that materially increases Company costs or any labor organization’s organizational rights, any collective bargaining agreement or other labor Contract to which the Company or any of its Subsidiaries is bound;

(xiii)           except as required by GAAP and as advised by the Company’s regular independent public accountant, revalue any material assets or liabilities of the Company or any of its Subsidiaries or make any change in accounting methods, principles or practices;

(xiv)           (x) hire or terminate (other than for cause) any employee of the Company and its Subsidiaries, except in the ordinary course of business consistent with past practice or (y) enter into an employment agreement with any Person who earns an annual rate of base salary or other compensation of more than or equal to $150,000 (other than with respect to employees hired pursuant to offers of employment outstanding on the date hereof and set forth on Section 4.01(o)(i) of the Company Disclosure Letter);

(xv)           effect or permit any closing of a location or any “plant closing” or “mass layoff” as those terms are defined in WARN;

(xvi)           authorize, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation or dissolution of the Company or any of its Subsidiaries (other than the Merger);

(xvii)           adopt or change any method of Tax accounting, make or change any material Tax election, change an annual accounting period, file any amended Tax Return, settle or compromise any Tax liability, suit, claim, action, investigation, proceeding or audit, agree to an extension or waiver of the statute of limitations with respect to the assessment or determination of Taxes, enter into any closing agreement with respect to any Tax, agree to any material adjustment of any Tax attribute, surrender any right to claim a Tax refund or consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment;

(xviii)           adopt a shareholder rights plan or similar agreement;

(xix)           (A) amend or modify the letter of engagement of the Company Financial Advisor in a manner that materially increases the fee or commission payable by the Company or (B) engage any other financial advisor in connection with the Offer, the Merger or other Takeover Proposals; or

(xx)           (A) authorize, (B) enter into any written agreement, or (C) otherwise make any commitment to do any of the foregoing.

(b)           Other Actions.  The Company, Parent and Merger Sub shall not, and shall not permit any of their respective Subsidiaries to, take any action that could reasonably be expected to result in any of the conditions to the Merger set forth in Article VII not being satisfied.

(c)           Advice of Changes.  The Company and Parent shall promptly advise the other Party orally and in writing if (i) any representation or warranty made by it (and, in the case of Parent, made by Merger Sub) contained in this Agreement becomes untrue or inaccurate in a manner that would or would be reasonably likely to result in the failure of the condition set forth in Section 7.02(a) or Section 7.03(a) or (ii) it (and, in the case of Parent, Merger Sub) fails to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it (and, in the case of Parent, Merger Sub) under this Agreement; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the Parties (or remedies with respect thereto) or the conditions to the obligations of the Parties under this Agreement.

SECTION 5.02.    Competing Proposal Consideration.

(a)           Except as expressly permitted by Section 5.02(b), (i) the Company shall, and shall cause its Subsidiaries to, and shall cause its and its Subsidiaries’ Representatives to, immediately cease any existing solicitations, discussions or negotiations with any Persons that may be ongoing with respect to any Competing Proposal or any proposal reasonably likely to result in a Competing Proposal (and the Company shall demand to have all copies of all non-public information it or its Subsidiaries or their respective Representatives have distributed or made available since the date hereof to Persons in connection with their consideration of any Competing Proposal (other than with respect to Parent and its Affiliates), destroyed or returned to the Company as soon as possible); and (ii) the Company shall not, and shall cause its Subsidiaries not to, and shall cause its and its Subsidiaries’ Representatives not to, directly or indirectly through any Person, (A) solicit, initiate, encourage or knowingly facilitate any Competing Proposal, (B) participate in any negotiations regarding, or furnish to any Person any material information in connection with any Competing Proposal, (C) engage in discussions or negotiations with any Person with respect to any Competing Proposal, (D) withdraw, modify or qualify (or publicly propose to withdraw, modify or qualify) in any manner adverse to Parent the Company Recommendation or take any other action or make any other public statement inconsistent with such Company Recommendation (any such action being referred to herein as a “Company Adverse Recommendation Change”); or (E) enter into any merger agreement, letter of intent, agreement in principle, share purchase agreement, asset purchase agreement, share exchange agreement, option agreement, or similar document or any agreement, arrangement, understanding or commitment relating to any Competing Proposal or enter into any contract, arrangement, understanding or agreement in principle that is intended or would reasonably be expected to result in a Competing Proposal.  Without limiting the foregoing, any violation of the restrictions set forth in this Section 5.02 by any Representative of the Company or its Subsidiaries shall be deemed to be a breach of this Section 5.02 by the Company.

(b)           Notwithstanding the limitations set forth in Section 5.02(a), if at any time after the date of this Agreement and prior to the earlier to occur of the Offer Closing and the Shareholder Approval, the Company receives a written bona fide Competing Proposal (that did not result directly or indirectly from a breach of this Section 5.02) which the Board determines in good faith (after consultation with outside legal and financial advisors) constitutes or would reasonably be expected to result in a Superior Proposal and if the Company first receives from such third party a signed confidentiality agreement with such Person that contains confidentiality and standstill provisions that are no less favorable in the aggregate to the Company than those contained in the Confidentiality Agreement (an “Acceptable Confidentiality Agreement”), then the Company may (i) furnish non-public information to the third party making such Competing Proposal, if, and only if, the Company shall concurrently therewith provide to Parent any non-public information concerning the Company or its Subsidiaries that is provided or made available to any such Person (or its Representatives) which had not previously been provided or made available to Parent or Merger Sub, and (ii) engage in discussions or negotiations with such third party with respect to the Competing Proposal.  In addition to the obligations of the Company set forth in this Section 5.02, the Company shall as promptly as practicable (and in any event within 24 hours after receipt) notify Parent orally and in writing of any Competing Proposal such notice to include the identity of the Person making such Competing Proposal and a copy of such Competing Proposal, including draft agreements or term sheets submitted in connection therewith (or, where no such copy is available, a reasonably detailed description of such Competing Proposal).  The Company shall (x) keep Parent informed in reasonable detail, on a current basis, of the status and details of any Competing Proposal (including any change to the terms thereof) of any Competing Proposal and (y) describe to Parent in reasonable detail as soon as practicable after receipt or delivery thereof all correspondence and other written material sent or provided to the Company or any of its Subsidiaries from any Person or any Representative of any Person making a Competing Proposal that describes any of the terms or conditions of any Competing Proposal.  The Company shall not, and shall cause the Company’s Subsidiaries not to, enter into any Contract with any Person subsequent to the date of this Agreement, and neither the Company nor any of its Subsidiaries is party to any Contract, in each case, that prohibits the Company from providing such information to Parent.

(c)           Notwithstanding anything in this Agreement to the contrary, the Board of Directors of the Company may at any time prior to the earlier to occur of the Acceptance Time and the Shareholder Approval (x) effect a Company Adverse Recommendation Change in response to an Intervening Event if the Board of Directors of the Company concludes in good faith (after consultation with outside legal counsel) that the failure to take such action would be inconsistent with its fiduciary duties under applicable Law, or (y) if the Company receives a Competing Proposal that the Board of Directors of the Company concludes in good faith (after consultation with outside legal counsel and its financial advisor) constitutes a Superior Proposal (A) effect a Company Recommendation Change and/or (B) terminate this Agreement to enter into a definitive agreement with respect to such Superior Proposal;  provided, however, that the Board of Directors may not effect a Company Adverse Recommendation Change relating to a Competing Proposal pursuant to the foregoing clause (x) or (y)(A) or terminate this Agreement pursuant to the foregoing clause (y)(B) unless the Company shall have provided prior written notice to Parent, at least three (3) Business Days in advance of such Company Adverse Recommendation Change or such termination (the “Notice Period”), of its intention to effect a Company Adverse Recommendation Change in response to such Intervening Event or Superior Proposal or terminate this Agreement to enter into a definitive agreement with respect to such Superior Proposal provided, however, that the Company shall not terminate this Agreement to enter into a definitive agreement with respect to a Superior Proposal unless concurrently with such termination the Company pays the Termination Fee payable pursuant to Section 8.03(b)(iii).  Such notice in response to an Intervening Event shall describe such Intervening Event, and the Company shall, and shall cause its Representatives to, during such Notice Period, if requested by Parent, negotiate with Parent in good faith to amend this Agreement in such a manner that obviates the need for a Company Adverse Recommendation Change.  Such notice in response to a Superior Proposal shall specify the material terms and conditions of any such Superior Proposal (including the identity of the Person making such Superior Proposal) and shall attach the most current version of any proposed agreement pursuant to which such Superior Proposal is proposed to be consummated. Prior to effecting such Company Adverse Recommendation Change or terminating this Agreement to enter into a definitive agreement with respect to such Superior Proposal, the Company shall, and shall cause its Representatives to, during such Notice Period, if requested by Parent, negotiate with Parent in good faith to make such adjustments in the terms and conditions of this Agreement so that such Competing Proposal ceases to constitute a Superior Proposal (it being understood and agreed that any material amendment to the terms of any Competing Proposal, including the financial terms thereof, shall require a new written notification from the Company and an additional three-Business-Day period that satisfies this Section 5.02(c).

(d)           The Company shall not release any third party from, or waive any provisions of, any confidentiality or “standstill” or similar agreement in favor of the Company; provided, however, that the Company may waive its rights under any “standstill” agreement solely to the extent (i) necessary to enable the parties subject thereto to make to the Company inquiries, proposals or offers on a non-public basis that constitute a Competing Proposal and (ii) the standstill provision contained in the Confidentiality Agreement are similarly waived; provided, however, that nothing herein shall permit the Company or its Representatives to initiate contact with such a party for the purpose of granting, or solicit or encourage, a request for such a waiver, and the Company shall otherwise enforce such agreements; provided further, that all of the restrictions and limitations set forth in this Section 5.02 shall otherwise apply any such Competing Proposal made by any such party.

(e)           As used in this Agreement,

(i)           the term “Competing Proposal” means any proposal, offer or inquiry made by a third party relating to (A) any direct or indirect acquisition or purchase, in a single transaction or series of related transactions, of (1) 15% or more of the assets of the Company and its Subsidiaries, taken as a whole, or (2) 15% or more of the combined voting power of the Company, (B) any tender offer or exchange offer that if consummated would result in any Person or group beneficially owning 15% or more of the combined voting power of the Company, (C) the issuance by the Company of 15% or more of its voting securities; or (D) any merger, consolidation, business combination, recapitalization, liquidation, dissolution, share exchange or other transaction involving the Company or any of its Subsidiaries in which the other party thereto or its shareholders will beneficially own, directly or indirectly, 15% or more of the combined voting power of the Company or the surviving entity or the resulting direct or indirect parent of the Company or such surviving entity, other than transactions contemplated by this Agreement; and

(ii)           the term “Superior Proposal” means a Competing Proposal not solicited or initiated in breach of this Section 5.02 that the Board of Directors of the Company in good faith determines (after consultation with outside legal counsel and its financial advisor) would, if consummated, result in a transaction that is (A) more favorable to the Company’s shareholders from a financial point of view than the transactions contemplated hereby, after taking into account all relevant factors as the Board of Directors of the Company considers to be appropriate, but which shall include all the terms and conditions of such proposal and this Agreement (including any changes to the terms of and conditions of this Agreement proposed by Parent in writing in response to such proposal after Parent’s receipt of the notice contemplated by Section 5.02(c)) and (B) reasonably capable of being consummated on the terms proposed; provided, however, that, for purposes of the definition of “Superior Proposal,” the references to “15% or more” in the definition of Competing Proposal shall be deemed to be references to “50% or more”.

(f)           Nothing contained in this Agreement shall prohibit the Company or the Board of Directors of the Company from (i) disclosing to the Company’s shareholders a position contemplated by 14e-2(a) promulgated under the Exchange Act or making a statement contemplated by Item 1012(a) of Regulation M-A or Rule 14d-9 promulgated under the Exchange Act or (ii) making any disclosure to its shareholders if the Board of Directors of the Company has reasonably determined in good faith, after consultation with outside legal counsel, that the failure to do so would be inconsistent with any applicable Law; provided, however, that this Section 5.02(f) shall not be deemed to permit the Board of Directors of the Company to make a Company Adverse Recommendation Change or take any of the actions referred to in Section 5.02(c) except, in each case, to the extent permitted by and in accordance with Section 5.02(c).

ARTICLE VI

ADDITIONAL AGREEMENTS

SECTION 6.01.    Preparation of the Proxy Statement; Shareholders’ Meetings.

(a)           Preparation of Proxy Statement. As soon as practicable after the date hereof (and in any event within twenty (20) Business Days hereof), the Company shall prepare and shall cause to be filed with the SEC in preliminary form a proxy statement relating to the Shareholders’ Meeting (together with any amendments thereof or supplements thereto, the “Proxy Statement”).  The Board of Directors of the Company shall make the Company Recommendation and shall include such Company Recommendation (and Fairness Opinion) in the Proxy Statement; provided, however, that the Board of Directors of the Company may make a Company Adverse Recommendation Change pursuant to, and in accordance with, Section 5.02.  The Company will cause the Proxy Statement, at the time of the mailing of the Proxy Statement or any amendments or supplements thereto, and at the time of the Shareholders’ Meeting, to not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that no representation or warranty is made by the Company with respect to information specifically supplied by Parent or Merger Sub, for inclusion or incorporation by reference in the Proxy Statement.  The Company shall cause the Proxy Statement to comply in all material respects with the provisions of the Exchange Act and the California Code and to satisfy all rules of Nasdaq. The Company shall promptly notify Parent and Merger Sub upon the receipt of any comments or requests from the SEC, the staff of the SEC or any other government officials related to the Proxy including for amendments or supplements to the Proxy Statement, and shall promptly provide Parent and Merger Sub with copies of all correspondence between the Company and its Representatives, on the one hand, and the SEC, the staff of the SEC or any other government officials related to the Proxy, on the other hand.  The Company shall use reasonable best efforts to respond as promptly as reasonably practicable to any comments of the SEC or the staff of the SEC with respect to the Proxy Statement, and the Company shall provide Parent and Merger Sub and their respective counsel a reasonable opportunity to review and comment on any response to the SEC or its staff.  Prior to the filing of the Proxy Statement or the dissemination thereof to the holders of Company Common Stock, the Company shall provide Parent and Merger Sub a reasonable opportunity to review and to propose comments on such document.

(b)           Covenants of Parent with respect to the Proxy Statement. Parent shall provide to the Company all information concerning Parent and Merger Sub as may be reasonably requested by the Company in connection with the Proxy Statement and shall otherwise assist and cooperate with the Company in the preparation of the Proxy Statement and resolution of comments of the SEC its staff or any other government officials related thereto.  Parent will cause the information relating to Parent or Merger Sub supplied by it for inclusion in the Proxy Statement, at the time of the mailing of the Proxy Statement or any amendments or supplements thereto, and at the time of the Shareholders’ Meeting, not to contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that no representation or warranty is made by Parent or Merger Sub with respect to information specifically supplied by the Company for inclusion or incorporation by reference in the Proxy Statement.  Each of Parent and Merger Sub will furnish to the Company the information relating to it required by the Exchange Act to be set forth in the Proxy Statement promptly following request therefor from the Company.

(c)           Dissemination of Proxy Statement; Shareholder’s Meeting. If the adoption of this Agreement by the Company’s shareholders is required by applicable Law, then the Company shall have the right, at any time after the latest of (i) three (3) Business Days after the Proxy Statement Clearance Date, and (ii) the three-month anniversary of the date of this Agreement, to (and Parent and Merger Sub shall have the right, at any time beginning three (3) Business Days after the Proxy Statement Clearance Date, to request in writing that the Company, and upon receipt of such written request, the Company shall, as promptly as practicable and in any event within seven (7) Business Days), (x) establish a record date (which record date shall be as soon as legally permissible) for and give notice of a meeting of its shareholders, for the purpose of voting upon the adoption of this Agreement and the other transactions contemplated hereby, including the Merger (the “Shareholders’ Meeting”), and (y) mail to the holders of Company Common Stock as of the record date established for the Shareholders’ Meeting a Proxy Statement (the date the Company elects to take such action or is required to take such action, the “Proxy Date”).  The Company shall duly call, convene and hold the Shareholders’ Meeting as promptly as reasonably practicable after the Proxy Date; provided, however, that in no event shall such meeting be held later than thirty-five (35) calendar days following the date the Proxy Statement is disseminated to the Company’s shareholders and any adjournments or delays of such meetings shall require the prior written consent of the Parent other than in the case it is required to allow reasonable additional time for the filing and dissemination of any supplemental or amended disclosure which the Company determines after consultation with its outside counsel is necessary under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by the Company’s shareholders prior to the Shareholders’ Meeting.  Notwithstanding the foregoing, Parent may require the Company to adjourn or postpone the Shareholders’ Meeting, unless prior to such adjournments the Company shall have received an aggregate number of proxies voting for the adoption of this Agreement and the transactions contemplated hereby, including the Merger, which have not been withdrawn, such that the condition in Section 7.01(a) will be satisfied at such meeting.  Once the Company has established a record date for the Shareholders’ Meeting, the Company shall not change such record date or establish a different record date for the Shareholders’ Meeting without the prior written consent of Parent, unless required to do so by applicable Law or the Company Bylaws.  The Company shall use commercially reasonable efforts to solicit proxies in favor of the adoption of this Agreement and shall use reasonable best efforts to ensure that all proxies solicited in connection with the Shareholders’ Meeting are solicited in compliance with all applicable Laws and all rules of Nasdaq.  Unless this Agreement is validly terminated in accordance with Section 8.01, the Company shall submit this Agreement to its shareholders at the Shareholders’ Meeting even if the Board of Directors of the Company shall have effected a Company Adverse Recommendation Change or proposed or announced any intention to do so.  The Company shall, upon the reasonable request of Parent, advise Parent at least on a daily basis on each of the last ten (10) Business Days prior to the date of the Shareholders’ Meeting as to the aggregate tally of proxies received by the Company with respect to the Shareholder Approval.  Without the prior written consent of Parent, the adoption of this Agreement and the transactions contemplated hereby, including the Merger, shall be the only matter which the Company shall propose to be acted on by the shareholders of the Company at the Shareholders’ Meeting.

(d)           Amendments to Proxy Statement. If at any time prior to the Effective Time any event or circumstance relating to the Company or Parent or any of their respective Subsidiaries or their respective officers or directors should be discovered by the Company or Parent, respectively, which, pursuant to the Securities Act or Exchange Act, should be set forth in an amendment or a supplement to the Proxy Statement, such Party shall promptly inform the other Parties. Each of Parent, Merger Sub and the Company agree to correct any information provided by it for use in the Proxy Statement which shall have become false or misleading.

(e)           Short-Form Merger. Notwithstanding the foregoing, if, following the Offer Closing and the exercise, if any, of the Top-Up, Parent, Merger Sub and their Affiliates shall own at least one share more than 90% of the outstanding Company Common Stock on the Offer Closing Date, the Parties shall take all necessary and appropriate action, including with respect to the transfer to Merger Sub of any shares of Company Common Stock held by Parent or its Affiliates, to cause the Merger to become effective as soon as practicable after the Offer Closing without the Shareholders’ Meeting in accordance with Section 1110 of the California Code.

SECTION 6.02.    Access to Information; Confidentiality.

(a)           To the extent permitted by applicable Law, the Company shall afford to Parent, and to Parent’s officers, employees, accountants, counsel, financial advisors and other Representatives, reasonable access (including for the purpose of coordinating transition planning with the employees of the Company and its Subsidiaries) during normal business hours and upon reasonable prior notice to the Company during the period prior to the Effective Time or the termination of this Agreement to all of its and its Subsidiaries’ properties, books, Contracts, commitments, personnel and records as Parent may from time to time reasonably request, and, during such period, the Company shall furnish promptly to Parent (x) a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of federal or state securities Laws and (y) all other information concerning its and its Subsidiaries’ business, properties and personnel as Parent may reasonably request.  If any of the information or material furnished pursuant to this Section 6.02 includes materials or information subject to the attorney-client privilege, work product doctrine or any other applicable privilege concerning pending or threatened legal proceedings or governmental investigations, each Party understands and agrees that the Parties have a commonality of interest with respect to such matters and it is the desire, intention and mutual understanding of the Parties that the sharing of such material or information is not intended to, and shall not, waive or diminish in any way the confidentiality of such material or information or its continued protection under the attorney-client privilege, work product doctrine or other applicable privilege.  All such information provided by the Company that is entitled to protection under the attorney-client privilege, work product doctrine or other applicable privilege shall remain entitled to such protection under these privileges, this Agreement, and under the joint defense doctrine.

(b)           Each of Parent and the Company shall hold, and shall cause their respective Representatives (as defined in the Confidentiality Agreement) to hold, all information received from the other Party, directly or indirectly, in confidence in accordance with, and shall otherwise abide by and be subject to, the terms and conditions of the Confidentiality Agreement dated as of March 19, 2012, between Parent and the Company (the “Confidentiality Agreement”).  The Confidentiality Agreement shall survive any termination of this Agreement.

No investigation pursuant to this Section 6.02 or information provided or received by any Party pursuant to this Agreement will affect any of the representations or warranties of the Parties hereto contained in this Agreement.

SECTION 6.03.    Reasonable Best Efforts; Further Action.

(a)           Subject to the terms and conditions of this Agreement, each Party will use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable Law to consummate the Offer, the Merger and the other transactions contemplated by this Agreement, including preparing and filing as promptly as practicable all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents necessary to consummate the Offer, the Merger and the other transactions contemplated by this Agreement.  In furtherance and not in limitation of the foregoing, each Party agrees (i) to make an appropriate filing of a Notification and Report Form pursuant to the HSR Act and any other applicable Antitrust Law with respect to the transactions contemplated hereby as promptly as practicable after the date hereof, (ii) to supply as promptly as reasonably practicable any additional information and documentary material that may be requested pursuant to the HSR Act or any other applicable Antitrust Law and (iii) use its reasonable best efforts to take or cause to be taken all other actions necessary, proper or advisable to cause the expiration or termination of the applicable waiting periods with respect to the approval of the Merger or the Offer, as applicable, under the HSR Act and any other applicable Antitrust Laws.

(b)           Each of Parent and Merger Sub, on the one hand, and the Company, on the other hand, shall, in connection with the efforts referenced in Section 6.03(a) to obtain all requisite approvals and authorizations for the transactions contemplated by this Agreement under the HSR Act or any other applicable Antitrust Law, use its reasonable best efforts to (i) cooperate in all respects with each other in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private party; (ii) keep the other Party reasonably informed of the status of matters related to the transactions contemplated by this Agreement, including furnishing the other with any written notices or other communications received by such Party from, or given by such Party to, the Federal Trade Commission (the “FTC”), the Antitrust Division of the Department of Justice (the “DOJ”) or any other U.S. or foreign Governmental Entity and of any communication received or given in connection with any proceeding by a private party, in each case regarding any of the transactions contemplated hereby; and (iii) permit the other Party to review any communication given by it to, and consult with each other in advance of any meeting or conference with, the FTC, the DOJ or any other Governmental Entity or, in connection with any proceeding by a private party, with any other person, and to the extent permitted by the FTC, the DOJ or such other applicable Governmental Entity or other person, give the other Party the opportunity to attend and participate in such meetings and conferences in accordance with Antitrust Law.  For purposes of this Agreement, (A) “Antitrust Law” means the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, Foreign Antitrust Laws and all other federal, state and foreign, if any, statutes, rules, regulations, Orders, decrees, administrative and judicial doctrines and other Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition and (B) “Foreign

Antitrust Laws” means the applicable requirements of antitrust competition or other similar Laws, rules, regulations and judicial doctrines of jurisdictions other than the United States.

(c)           In furtherance and not in limitation of the covenants of the Parties contained in Section 6.03(a) and Section 6.03(b), each Party hereto shall use its reasonable best efforts to resolve objections, if any, as may be asserted with respect to the transactions contemplated by this Agreement under any Antitrust Law.

(d)           In the event that any investigation or administrative or judicial action or proceeding is instituted (or threatened to be instituted) by a Governmental Entity or private party challenging the Offer, the Merger or any other transaction contemplated by this Agreement, or any other agreement contemplated hereby, each of Parent, Merger Sub and the Company shall cooperate with each other and use its respective reasonable best efforts to respond to and contest and resist any such investigation, action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other Order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the transactions contemplated by this Agreement.  For the purposes of this Section 6.03(d), reasonable best efforts shall include, without limitation, the defense through litigation on the merits of any claim asserted in any court, agency or other proceeding by any person, entity or Governmental Entity, seeking to delay, restrain, prevent, enjoin or otherwise prohibit consummation of such transactions, however, in no event shall any of Parent, Merger Sub or the Company be required to make or agree to any divestiture, hold separate agreement, sale or other disposition of the assets or businesses of the Parent, its subsidiaries, Merger Sub or the Company or its subsidiaries to meet their respective obligations under this Agreement.

(e)           Parent shall have the right, but not the obligation, to (i) appeal an adverse decision on the merits, (ii) propose, negotiate, offer to commit and effect, by consent decree, hold separate order or otherwise, the divestiture of such assets of Parent, the Surviving Corporation, or either’s respective Subsidiaries as may resolve such objections, suits, orders, decrees, decisions, determinations or judgments and (iii) determine and direct the strategy and process by which the Parties will seek required approvals under the Antitrust Laws. In furtherance (but not limitation) of the foregoing, the Company shall not, without the prior written consent of Parent, enter into any Contract with any Governmental Agency relating to such Governmental Agency’s review or investigation of the Offer or the Merger under the Antitrust Laws.

(f)           Prior to the Merger Closing Date, the Company shall use its commercially reasonable efforts to obtain any approval or consent required from the other party to any Lease reasonably requested by Parent.

SECTION 6.04.    Company Equity Awards.

(a)           As soon as reasonably practicable following the date of this Agreement, and in any event prior to the expiration of the Offer, the Board of Directors of the Company or the Compensation Committee shall adopt such resolutions and take such other actions as may be required to provide that:

(i)           At the earlier of the Offering Closing and the Effective Time, each then outstanding Company Stock Option, whether or not exercisable, shall, by virtue of the transactions contemplated by this Agreement and without any action on the part of the holders thereof, the Company or Parent, become fully vested and, immediately after the Effective Time, be cancelled and shall only entitle the holder thereof to receive, as soon as reasonably practicable following the Effective Time, an amount in cash, without interest, equal to (i) the excess, if any, of (A) the applicable Merger Consideration over (B) the exercise price per share of Company Common Stock subject to such Company Stock Option multiplied by (ii) the number of shares of Company Common Stock subject to such Company Stock Option; and provided, further, that if the exercise price per share of any such Company Stock Option is equal to or greater than the Merger Consideration, such Company Stock Option shall be cancelled and terminated without any cash payment or other consideration being made in respect thereof; and

(ii)           Immediately after the Effective Time, each then outstanding Company DSU shall, by virtue of the transactions contemplated by this Agreement and without any action on the part of the holders thereof, the Company or Parent, become fully vested and cancelled, and shall only entitle the holder thereof to receive, as soon as reasonably practicable following the Effective Time, an amount in cash, without interest, equal to (i) the applicable Merger Consideration multiplied by (ii) the number of shares of Company Common Stock subject to such Company DSU at the Effective Time.

(b)           The payment of all Equity Award Amounts hereunder shall be subject to appropriate withholding for Taxes in accordance with Section 3.02(h).  The term “Equity Award Amounts” means, collectively, all amounts payable pursuant to this Section 6.04.

(c)           As soon as reasonably practicable following the date of this Agreement, and in any event prior to the Effective Time, the Company shall use its commercially reasonable efforts to obtain, from each holder of a Company Stock Option, without incurring any liabilities in connection therewith, a written agreement from such holder agreeing not to exercise such Company Stock Option from the date of this Agreement through the Effective Time. Any such written agreement shall be in form and substance satisfactory to Parent.

(d)           Promptly following the date of this Agreement, the Company shall deliver written notice to each holder of a Company Stock Option or Company DSUs informing such holder of the effect of the transactions contemplated by this Agreement on the Company Stock Options or Company DSUs, as applicable. Promptly following the date of this Agreement, and in any event prior to the earlier of the expiration of the Offer and the Effective Time, the Company shall take any and all actions reasonably necessary, including obtaining necessary consents and/or amending and/or interpreting any provision of any Company Stock Plan or agreement governing the terms and conditions of the Company Stock Options or Company DSUs to effectuate the provisions of this Section 6.04(d) (including approval of the Board of Directors of the Company or the Compensation Committee).

SECTION 6.05.    Indemnification, Exculpation and Insurance.

(a)           The Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, assume the obligations with respect to all rights to indemnification and exculpation from liabilities, including advancement of expenses, for acts or omissions occurring at or prior to the Effective Time now existing in favor of the current or former directors or officers of the Company as provided in the Company Certificate and the Company Bylaws (in each case, as in effect on the date hereof) or any indemnification Contract between such directors or officers and the Company, set forth on Section 6.05(a) of the Company Disclosure Letter, without further action, as of the Effective Time and such obligations shall survive the Merger and shall continue in full force and effect in accordance with their terms.

(b)           In the event that the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and other assets to any person, then, and in each such case, Parent shall cause proper provision to be made so that the successors and assigns of the Surviving Corporation shall expressly assume the obligations set forth in this Section 6.05.

(c)           Prior to the Effective Time, the Company shall use its reasonable best efforts to (and if the Company is unable to, Parent shall cause the Surviving Corporation as of the Effective Time to) obtain a six-year pre-paid “tail policy” covering acts or omissions at or prior to the Effective Time with respect to those persons who are currently covered by the current policies of the directors’ and officers’ liability insurance maintained by the Company (the “Current D&O Policy”) with such coverage levels not materially less favorable to such indemnified persons than those of the Current D&O Policy; provided, however, that (i) such “tail” insurance policy shall not require the payment of an aggregate premium in excess of three hundred percent (300%) of the aggregate annual premium most recently paid by the Company prior to the date hereof to maintain the Current D&O Insurance (and if the aggregate premium of such insurance coverage exceeds such amount, the Company, Parent or the Surviving Corporation shall be obligated to obtain a tail policy with the greatest coverage available for a cost not exceeding such amount) and (ii) prior to the Effective Time, the Company shall not enter into any Contract for a “tail” policy without the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed). If the Company and/or the Surviving Corporation shall for any reason fail to obtain such “tail” insurance policies as of the Effective Time, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, continue to maintain in effect for a period of at least six (6) years from and after the Effective Time the Current D&O Policy with respect to acts or omissions occurring at or prior to the Effective Time with levels of coverage no less favorable in any material respect than that provided as of the date hereof, or the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, use commercially reasonable efforts to purchase comparable policies of directors’ and officers’ liability insurance for such six (6)-year period with levels of coverage no less favorable in any material respect as provided under the Current D&O Policy as of the date hereof; provided, however, that neither Parent nor the Surviving Corporation shall be required to pay an aggregate annual premium for such policies of directors’ and officers’ liability insurance in excess of three hundred percent (300%) of the aggregate annual premium most recently paid by the Company prior to the date hereof to maintain the Current D&O Insurance (and if the annual premium of such insurance coverage exceeds such amount, Parent or the Surviving Corporation shall be obligated to obtain a policy with the greatest coverage available for a cost not exceeding such amount).

(d)           The provisions of this Section 6.05 (i) are intended to be for the benefit of, and will be enforceable from and after the Effective Time by, each indemnified party, his or her heirs and his or her representatives and (ii) are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such person may have by Contract or otherwise.

SECTION 6.06.    Public Announcements.  Except with respect to any Company Adverse Recommendation Change made in accordance with the terms of this Agreement, Parent and the Company shall consult with each other before issuing, and give each other the opportunity to review and comment upon, any press release or other public statements with respect to the transactions contemplated by this Agreement, including the Offer and the Merger, and shall not issue any such press release or make any such public statement prior to such consultation, except as such Party may reasonably conclude may be required by applicable Law, court process or by obligations pursuant to any listing agreement with any national securities exchange or national securities quotation system, in which case the Party required to make the release or announcement will use its reasonable efforts to allow the other Party reasonable time to comment on such release or announcement in advance of such issuance.  The Parties agree that the initial press release to be issued with respect to the transactions contemplated by this Agreement shall be in the form heretofore agreed to by the Parties.

SECTION 6.07.    Section 16 Matters.  Prior to the Effective Time, each of Parent and the Company shall use reasonable best efforts to cause any dispositions of Company Common Stock (including derivative securities with respect to Company Common Stock) by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act.

SECTION 6.08.    Rule 14d-10 Matters.  Notwithstanding anything in this Agreement to the contrary, neither the Company nor any of its Subsidiaries shall, from and after the date hereof and until the Effective Time, enter into, establish, amend or modify any plan, program, agreement or arrangement pursuant to which compensation is paid or payable, or pursuant to which benefits are provided, in each case to any current or former director, manager, officer, employee or independent contractor of the Company or any of its Subsidiaries unless, prior to such entry into, establishment, amendment or modification, the Compensation Committee (each member of which the Board of Directors of the Company determined is an “independent director” within the meaning of Listing Rule 5605(a)(2) of the Nasdaq rules and shall be an “independent director” in accordance with the requirements of Rule 14d-10(d)(2) under the Exchange Act at the time of any such action) shall have taken all such steps as may reasonably be necessary to (a) approve as an Employment Compensation Arrangement each such plan, program, agreement or arrangement and (b) satisfy the requirements of the non-exclusive safe harbor under Rule 14d-10(d)(2) under the Exchange Act with respect to such plan, program, agreement or arrangement; provided, however, that nothing in this Section 6.08 shall be construed to permit the Company to take any action with respect to its securities that is prohibited by the terms of this Agreement.

SECTION 6.09.    Transaction Litigation.  The Company shall give Parent the opportunity to participate in the defense or settlement of any litigation against the Company and/or its directors relating to the transactions contemplated by this Agreement, and no such settlement shall be agreed to without Parent’s prior written consent, which shall not be unreasonably withheld, conditioned or delayed.

SECTION 6.10.    Employee Matters.

(a)           From the Effective Time until January 26, 2013, the employees of the Company and its Subsidiaries (other than employees whose terms and conditions of employment are governed by a collective bargaining agreement, the terms and conditions of which shall be respected by Parent and the Surviving Corporation) who remain in the active employment of the Surviving Corporation and its Subsidiaries (the “Continuing Employees”) shall receive, at Parent’s sole discretion, either (i) employee benefits that, in the aggregate are substantially comparable to the employee benefits provided by the Company to the Continuing Employees under the Company Benefit Plans immediately prior to the Merger Closing or (ii) employee benefits that, in the aggregate, are substantially comparable to the employee benefits provided by Parent and its Subsidiaries to its similarly situated U.S.-based employees generally; provided, however, that, in either case, none of Parent, the Surviving Corporation or any of their Subsidiaries shall be required to take into account any defined benefit pension plans in determining whether employee benefits are substantially comparable in the aggregate.

(b)           Each Continuing Employee shall be given credit for service with the Company or its Subsidiaries and their respective predecessors under any employee benefit plans or arrangements of Parent and its Subsidiaries for purposes of eligibility and vesting solely to the extent past service was recognized for such Continuing Employee under the comparable Company Benefit Plans immediately prior to the Merger Closing, and to the same extent past service is credited under such plans or arrangements for similarly situated employees of Parent, and not for purposes of benefit accrual or calculation of benefits.  Notwithstanding the foregoing, nothing in this Section 6.10(b) shall be construed to require crediting of service for purposes of the calculation of benefits or that would result in (i) duplication of benefits, (ii) service credit for any purposes under a defined benefit pension plan or any post-employment health or post-employment welfare plan or (iii) service credit under a newly established plan for which prior service is not taken into account for employees of Parent and its subsidiaries generally.

(c)           With respect to any welfare plan maintained by Parent in which Continuing Employees are eligible to participate after the Effective Time, Parent shall use commercially reasonable efforts to (i) waive all limitations as to preexisting conditions and exclusions and waiting periods with respect to participation and coverage requirements applicable to such employees solely to the extent such conditions and exclusions and waiting periods were satisfied or did not apply to such employees under the welfare plans maintained by the Company or its Subsidiaries prior to the Effective Time and (ii) provide each Continuing Employee with credit for any co-payments and deductibles paid prior to the Effective Time in satisfying any analogous deductible or out-of-pocket requirements to the extent applicable under any such plan, to the extent credited under the welfare plans maintained by the Company prior to the Effective Time.

(d)           The provisions of this Section 6.10 are for the sole benefit of the Parties and nothing herein, expressed or implied, is intended or shall be construed to confer upon or give to any person (including for the avoidance of doubt any current or former employees, directors, or independent contractors of any of the Company or any of its Subsidiaries, Parent or any of its Affiliates, or on or after the Effective Time, the Surviving Corporation or any of its Subsidiaries), other than the Parties and their respective permitted successors and assigns, any legal or equitable or other rights or remedies (with respect to the matters provided for in this Section 6.10) under or by reason of any provision of this Agreement, including, without limitation, any rights to continued employment with Parent, the Surviving Corporation or any of their Subsidiaries.  Notwithstanding anything in this Section 6.10 to the contrary, nothing contained herein, whether express or implied, shall be treated as an amendment or other modification of any employee benefit plan maintained by the Company or any of its Subsidiaries, Parent or any of its Subsidiaries, or on or after the Effective Time, the Surviving Corporation or any of its Subsidiaries, or shall limit the right of Parent to amend, terminate or otherwise modify any Company Benefit Plan or any employee benefit plan maintained by Parent, the Surviving Corporation or any of their Subsidiaries following the Effective Time.  Nothing contained herein shall be construed as requiring, and the Company shall take no action that would have the effect of requiring, Parent or the Surviving Corporation to adopt or continue any specific employee benefit plans or to continue the employment of any specific person.

(e)           Effective as of immediately prior to the earlier of the Offer Closing and the Effective Time, the Company shall terminate (or cause to be terminated) all Company Benefit Plans that are intended to be qualified under Section 401(a) of the Code (set forth on Section 6.10(e) of the Company Disclosure Letter) (unless Parent provides written notice to the Company no later than seven (7) Business Days prior to the earlier of the Offer Closing and the Effective Time that any such Company Benefit Plan shall not be terminated).  Unless Parent provides such written notice to the Company, and, in no event later than three (3) Business Days prior to the earlier of the Offer Closing and the Effective Time, the Company shall provide Parent with evidence that such Company Benefit Plan(s) have been terminated (effective no later than immediately prior to the earlier of the Offer Closing and the Effective Time) pursuant to resolutions of the Board of Directors of the Company.  The form and substance of such resolutions shall be subject to review and prior approval of Parent.  In the event that termination of any such Company Benefit Plan would reasonably be anticipated to trigger liquidation or surrender charges, or other fees, then the Company shall take (or cause to be taken) such actions as are necessary to reasonably estimate the amount of such charges and/or fees and provide such estimate in writing to Parent no later than ten (10) Business Days prior to the earlier of the Offer Closing and the Effective Time.

SECTION 6.11.    Certain Tax Matters.  During the period from the date of this Agreement to the Effective Time:

(a)           The Company and each of its Subsidiaries shall promptly notify Parent of any suit, claim, action, investigation, proceeding or audit pending against or with respect to the Company or any of its Subsidiaries in respect of any Tax.

(b)           The Company and each of its Subsidiaries will retain all books, documents and records necessary for the preparation of Tax Returns and reports.

SECTION 6.12.    Takeover Laws.  The Company and the Board of Directors of the Company shall (a) use reasonable best efforts to ensure that no Takeover Laws and any takeover-related provision in the Company Certificate or Company Bylaws is or becomes applicable to Parent, Merger Sub, this Agreement, the Support Agreements, the Offer, the Top-Up or the Merger or any of the other transactions contemplated by this Agreement and the Support Agreements, and (b) if any Takeover Law or any takeover-related provision in the Company Certificate or Company Bylaws becomes applicable to Parent, Merger Sub, this Agreement, the Support Agreements, the Offer, the Top-Up or the Merger or any of the other transactions contemplated by this Agreement and the Support Agreements, use reasonable best efforts to ensure that the Merger, the Offer, the Top-Up and the other transactions contemplated by this Agreement and the Support Agreements may be timely consummated on the terms contemplated by this Agreement and the Support Agreements and otherwise to minimize the effect of such Law or provisions on, this Agreement, the Support Agreements, the Offer, the Top-Up or the Merger and the other transactions contemplated by this Agreement and the Support Agreements.  No Company Adverse Recommendation Change shall change the approval of the Board of Directors of the Company for purposes of causing any Takeover Laws or takeover related provision in the Company’s Certificate or Company Bylaws to be inapplicable to the transactions contemplated by this Agreement.

SECTION 6.13.    Liquor License Transfer.  Parent shall prepare and deliver to the Company the documents and forms required by any applicable Government Entity to transfer the Liquor Licenses to Parent, Merger Sub or their designees or, as applicable, to provide that such Liquor Licenses remain in effect notwithstanding the Offer Closing, the Merger Closing or the other transactions contemplated hereby (the “Liquor License Transfer Documents”).  Promptly, after receipt of the Liquor License Transfer Documents, the Company shall duly execute and deliver the executed originals of such Liquor License Transfer Documents to Parent. Parent shall deliver the fully executed Liquor License Transfer Documents to the appropriate Government Entity, and shall, at Parent’s election, concurrently with such delivery, request temporary permits from each such Government Entity to continue to operate under the Liquor Licenses from and after the Effective Time pending final approval of the transfer of the Liquor Licenses.   The Liquor Licenses shall be transferred by Company to Parent, Merger or their designees free and clear of all Liens.

SECTION 6.14.    Company Cooperation on Certain Matters.  After the date hereof and prior to the Effective Time, Parent and the Company shall establish a mechanism, subject to applicable Law, reasonably acceptable to both Parties by which the Parties will confer on a regular and continued basis regarding the general status of the ongoing operations of the Company and its Subsidiaries and integration planning matters and communicate and consult with specific persons to be identified by each Party to the other with respect to the foregoing.

ARTICLE VII

CONDITIONS PRECEDENT

SECTION 7.01.    Conditions to Each Party’s Obligation to Effect the Merger.  The respective obligation of each Party to effect the Merger is subject to the satisfaction or (to the extent permitted by Law) waiver by Parent and the Company on or prior to the Merger Closing Date of the following conditions:

(a)           Shareholder Approval.  If required by applicable Law, the Shareholder Approval shall have been obtained.

(b)           No Injunctions or Restraints.  No temporary restraining Order, preliminary or permanent injunction or other judgment, Order or decree issued by a court or agency of competent jurisdiction located in the United States or in any other jurisdiction outside of the United States in which the Company or any of its Subsidiaries, or Parent or any of its Subsidiaries, engage in business activities that prohibits the consummation of the Merger shall have been issued and remain in effect, and no Law shall have been enacted, issued, enforced, entered, or promulgated and remains in effect that prohibits or makes illegal the consummation of the Merger.

(c)           Antitrust Laws; Consents and Approvals.  Unless the Offer Closing shall have occurred, (i) all applicable waiting periods under the HSR Act with respect to the Merger shall have expired or been terminated, (ii) all consents required under any other Antitrust Law of the jurisdictions set forth on Section 6.01(c) of the Company Disclosure Letter shall have been obtained or any applicable waiting period thereunder shall have expired or been terminated, (iii) all other consents, approvals and authorizations of any Governmental Entity required of Parent, the Company or any of their Subsidiaries to consummate the Merger, the failure of which to be obtained, individually or in the aggregate, would have a Parent Material Adverse Effect or a Material Adverse Effect, shall have been obtained and shall be in full force and effect and (iv) the conditions of any agreement entered into by any Party with any Governmental Entity the effect of which is to prohibit the Merger pending the completion of the Governmental Entity’s review or investigation of the Merger shall have been satisfied or waived in accordance with the terms thereof.

(d)           Purchase of Company Common Stock in the Offer.  Unless the Offer Termination shall have occurred, Merger Sub shall have accepted for payment all shares of Company Common Stock validly tendered and not validly withdrawn pursuant to the Offer.

SECTION 7.02.    Conditions to Obligations of Parent and Merger Sub.  Solely if the Offer Termination shall have occurred or the Offer Closing shall not have occurred, the obligations of Parent and Merger Sub to effect the Merger are further subject to the satisfaction or (to the extent permitted by Law) waiver by Parent on or prior to the Merger Closing Date of the following conditions:

(a)           Representations and Warranties. (i) The representations and warranties of the Company contained in Section 4.01(e), Section 4.01(v), Section 4.01(w) and  Section 4.01(x) of this Agreement shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Merger Closing Date as though made on the Merger Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date), (ii) the representations and warranties of the Company contained in Section 4.01(d) shall be true and correct in all respects as of the date of this Agreement and as of the Merger Closing Date as though made on the Merger Closing Date, (iii) the representation and warranty of the Company contained in the first sentence of Section 4.01(j) shall be true and correct in all respects as of the date of this Agreement and as of the Merger Closing Date as though made on the Merger Closing Date, and (iv) all other representations and warranties of the Company contained in this Agreement shall be true and correct (without giving effect to any qualifications or limitations as to materiality or Material Adverse Effect set forth therein) as of the date of this Agreement and as of the Merger Closing Date as though made on the Merger Closing Date (except to the extent such representations and warranties expressly relate to a specified date, in which case as of such specified date) and except, in the case of this clause (iv), for such failures to be true and correct that have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.  Parent shall have received a certificate signed on behalf of the Company by an executive officer of the Company to such effect.

(b)           Performance of Obligations of the Company.  The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Merger Closing Date, and Parent shall have received a certificate signed on behalf of the Company by the chief executive officer and the chief financial officer of the Company to such effect.

(c)           Director Resignations.  The Company shall have delivered to Parent the resignation of each member of the Board of Directors of the Company effective as of immediately prior to the Effective Time.

(d)           No Material Adverse Effect.  Since the date of this Agreement, there shall not have occurred any Effect, that individually, or together with any other Effect, has had or would reasonably be expected to have a Material Adverse Effect. Parent shall have received a certificate signed on behalf of the Company by an executive officer of the Company to such effect.

SECTION 7.03.    Conditions to Obligation of the Company.  Solely if the Offer Termination shall have occurred or the Offer Closing shall not have occurred, the obligation of the Company to effect the Merger is further subject to the satisfaction or (to the extent permitted by Law) waiver by the Company on or prior to the Merger Closing Date of the following conditions:

(a)           Representations and Warranties.  (i) The representations and warranties of Parent and Merger Sub contained in Section 4.02(c) and Section 4.02(g) of this Agreement shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Merger Closing Date as though made on the Merger Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date) and (ii) all other representations and warranties of Parent contained in this Agreement shall be true and correct (without giving effect to any qualifications or limitations as to materiality or Parent Material Adverse Effect set forth therein) as of the date of this Agreement and as of the Merger Closing Date as though made on the Merger Closing Date (except to the extent such representations and warranties expressly relate to a specified date, in which case as of such specified date) and except, in the case of this clause (iii), for such failures to be true and correct that have not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. The Company shall have received a certificate signed on behalf of Parent by an executive officer of Parent to such effect.

(b)           Performance of Obligations of Parent and Merger Sub.  Parent and Merger Sub shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Merger Closing Date, and the Company shall have received a certificate signed on behalf of Parent by an executive officer of Parent to such effect.

ARTICLE VIII

TERMINATION, AMENDMENT AND WAIVER

SECTION 8.01.    Termination.  This Agreement may be terminated at any time prior to the Effective Time, whether before or after receipt of the Shareholder Approval:

(a)           by mutual written consent of Parent and the Company;

(b)           by either Parent or the Company:

(i)           if the Merger shall not have been consummated on or before November 9, 2012 (the “Outside Date”); provided, however, that the right to terminate this Agreement under this Section 8.01(b)(i) shall not be available to any Party if  the Offer Closing shall have occurred;

(ii)           any Governmental Entity of competent jurisdiction shall have issued an Order imposing any requirement on any of the Parties or taken any other action restraining, enjoining or otherwise prohibiting the Merger as contemplated under this Agreement, and such Order or action shall have become final and not appealable;

(iii)           (A) if the Shareholder Approval shall not have been obtained upon a vote taken thereon at the Shareholders’ Meeting duly convened therefor or at any adjournment or postponement thereof or (B) if there are holders of insufficient shares of the Company Common Stock present or represented by a proxy at the Shareholders’ Meeting to constitute a quorum necessary to conduct the business of the Shareholders’ Meeting and at such meeting there is no approval of the adjournment thereof to a later date;

(c)           by Parent, if: the Company shall have breached or failed to perform its representations, warranties, covenants and agreements contained in this Agreement, which breach or failure to perform (i) would give rise to (A) if the Offer Termination shall have occurred, the failure of any condition set forth in Section 7.02(a) or Section 7.02(b) or (B) if the Offer Termination shall not have occurred, the failure of any Offer Condition set forth in paragraph (ii) or (iii) of clause (c) of Annex I, and (ii) (A) is not capable of being cured by the Outside Date or (B) is not cured within fifteen (15) calendar days following Parent’s delivery of written notice to the Company of such breach; provided, however, that the right to terminate under this Section 8.01(c) shall not be available to Parent if the Offer Closing shall have occurred;

(d)           by the Company if: Parent shall have breached or failed to perform its representations, warranties, covenants and agreements contained in this Agreement, which breach or failure to perform (i) would give rise to the failure of any condition set forth in Section 7.03(a) or Section 7.03(b) and (ii) (A) is not capable of being cured by the Outside Date or (B) is not cured within fifteen (15) calendar days following the Company’s delivery of written notice to

Parent of such breach; provided, however, that the right to terminate under this Section 8.01(d) shall not be available to the Company if the Offer Closing shall have occurred;

(e)           by Parent, if (i) a Company Adverse Recommendation Change (or any action by any committee of the Board of Directors of the Company which, if taken by the full Board of Directors of the Company, would be a Company Adverse Recommendation Change) shall have occurred, (ii) the Company shall have breached or failed to perform its obligations or agreements contained in Section 5.02 or second sentence of Section 6.01(c), (iii) if a Competing Proposal has been publicly announced and the Board of Directors of the Company shall have failed to issue a press release that expressly reaffirms its recommendation of this Agreement, the Merger or the other transactions contemplated by this Agreement within ten (10) Business Days of receipt of a written request by Parent to provide such reaffirmation; provided, however, that if such ten (10) Business-Day period would expire during any Notice Period, it shall be extended to the first Business Day immediately following the last day of such Notice Period; provided further, that Parent may only make such request once every ten (10) Business Day period with respect to such Competing Proposal, (iv) if any tender offer or exchange offer is commenced by any third party with respect to the outstanding Company Common Stock prior to the time at which the Company receives the Shareholder Approval, and the Board of Directors of the Company shall not have recommended that the Company’s shareholders reject such tender offer or exchange offer and not tender their Company Common Stock into such tender offer or exchange offer within ten (10) Business Days after commencement of such tender offer or exchange offer or (v) the Company or its Board of Directors (or any committee thereof) shall publicly announce its intentions to do any of the actions specified in this Section 8.01(e) (any such event contemplated by this Section 8.01(e), a “Triggering Event”); provided, however, that Parent shall not have the right to terminate this Agreement pursuant to this Section 8.01(e) if the Offer Closing shall have occurred;

(f)           by the Company, prior to the earlier of the Acceptance Time or receipt of Shareholder Approval, in the case of the Merger, in accordance with Section 5.02, in order to accept a Superior Proposal and enter into a definitive acquisition agreement providing for such Superior Proposal immediately following or concurrently with such termination; provided, however, that payment of the Termination Fee pursuant to Section 8.03(b)(iii) shall be a condition to the termination of this Agreement by the Company pursuant to this Section 8.01(f);

(g)           By the Company, after the Offer Termination, if (i) all of the conditions set forth in Section 7.01 (other than Section 7.01(d)) and Section 7.02 (other than those conditions that by their terms are to be satisfied at the Closing), (ii) Parent shall have failed to consummate the Merger by the time set forth in Section 2.02, and (iii) the Company shall have given Parent written notice at least five (5) Business Days prior to such termination stating the Company’s intention to terminate this Agreement pursuant to this Section 8.01(g).

(h)           Notwithstanding anything else contained in this Agreement, the right to terminate this Agreement under this Section 8.01 shall not be available to any party (a) that is in material breach of its obligations hereunder or (b) whose failure to fulfill its obligations or to comply with its covenants under this Agreement has been the cause of, or resulted in, the failure to satisfy any condition to the obligations of either party hereunder.

SECTION 8.02.    Effect of Termination.  In the event of termination of this Agreement by either the Company or Parent as provided in Section 8.01, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Parent, Merger Sub or the Company under this Agreement, other than the last sentence of Section 1.02(b), the second sentence of Section 6.02(b), this Section 8.02, Section 8.03 and Article IX, which provisions shall survive such termination indefinitely; provided, however, that no such termination shall relieve any Party from liability for any breach of any of its representation, warranties, covenants or agreements set forth in this Agreement prior to such termination.

SECTION 8.03.    Fees and Expenses.

(a)           Except as provided in this Section 8.03, all fees and expenses incurred in connection with this Agreement, the Support Agreements, the Offer, the Merger and the other transactions contemplated by this Agreement and the Support Agreements shall be paid by the party incurring such fees or expenses, whether or not the Offer or the Merger is consummated, except that expenses incurred in connection with the printing and mailing of the Offer Documents and the Proxy Statement, and in connection with notices or other filings with any Governmental Entities under any Antitrust Laws shall be shared equally by Parent and the Company.

(b)           In the event that (i) this Agreement is terminated by Parent pursuant to Section 8.01(e), (ii) this Agreement is terminated by the Company pursuant to Section 8.01(b)(iii) at a time when the termination of this Agreement by Parent pursuant to Section 8.01(e) is permitted or (iii) this Agreement is terminated by the Company pursuant to Section 8.01(f), then the Company shall pay Parent a fee in the amount equal to $16,250,000 (the “Termination Fee”), by wire transfer of same-day funds on the second Business Day following the date of termination of this Agreement in the case of (i) and (ii), and by wire transfer of same-day funds concurrently with the termination of this Agreement in the case of (iii).

(c)           In the event that (i) a Competing Proposal shall have been made to the Company or shall have been made directly to the shareholders of the Company generally or shall have otherwise become publicly known or any person shall have publicly announced an intention (whether or not conditional) to make a Competing Proposal, (ii) thereafter this Agreement is terminated pursuant to Section 8.01(b)(i), Section 8.01(b)(iii), or Section 8.01(c) and (iii) within 12 months after any such termination referred to in clause (ii) above, the Company enters into a definitive Contract with respect to, or consummates the transactions contemplated by, any Competing Proposal (regardless of whether such Competing Proposal is (x) made before or after termination of this Agreement or (y) is the same Competing Proposal referred to in clause (i) above), then the Company shall pay to Parent the Termination Fee (less, if applicable, the Turn Down Fee previously paid to Parent by the Company), by wire transfer of same-day funds, on the date of the first to occur of such event(s) referred to above in this clause (iii); provided, however, that for purposes of the definition of “Competing Proposal” in this Section 8.03(c)(iii), references to “15%” shall be replaced by “50%”.

(d)           In the event that this Agreement is terminated by Parent or the Company pursuant to Section 8.01(b)(iii), then the Company shall reimburse Parent for its actual and reasonable out-of-pocket expenses not to exceed $1,500,000 (the “Turn-Down Fee”), by wire transfer of same-day funds on the second Business Day following the date of such termination of this Agreement; provided, that the existence of circumstances which would require the

Termination Fee to become subsequently payable by the Company pursuant to Section 8.03(c) shall not relieve the Company of its obligations to pay the Turn-Down Fee pursuant to this Section 8.03(d); and provided, further, that the payment by the Company of the Turn-Down Fee pursuant to this Section 8.03(d) shall not relieve the Company of any subsequent obligation to pay the Termination Fee pursuant to Section 8.03(c) except to the extent indicated in Section 8.03(c).

(e)           The Company acknowledges and agrees that the agreements contained in this Section 8.03 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Parent would not enter into this Agreement; accordingly if the Company fails promptly to pay any amount due pursuant to this Section 8.03 and, in order to obtain such payment, Parent commences a suit that results in a judgment against the Company for the Termination Fee, the Company shall pay to Parent its costs and expenses (including reasonable attorneys’ fees and expenses) in connection with such suit, together with interest on the amount due pursuant to this Section 8.03 from the date such payment was required to be made until the date of payment at the prime lending rate as published in The Wall Street Journal in effect on the date such payment was required to be made. All payments under this Section 8.03 shall be made by wire transfer of immediately available funds to an account designated in writing by Parent.

SECTION 8.04.    Amendment.  This Agreement may be amended by the Parties hereto at any time before or after receipt of the Shareholder Approval; provided, however, that after such approval has been obtained, there shall be made no amendment that by applicable Law requires further approval by the shareholders of the Company, without such approval having been obtained.  This Agreement may not be amended except by an instrument in writing signed on behalf of each of the Parties.  Termination of this Agreement prior to the Effective Time shall not require approval of the shareholders of the Company.

SECTION 8.05.    Extension; Waiver.  At any time prior to the Effective Time, the Parties may (a) extend the time for the performance of any of the obligations or other acts of the other Parties, (b) to the extent permitted by applicable Law, waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto or (c) to the extent permitted by applicable Law, waive compliance with any of the agreements or conditions contained herein.  Except as provided by applicable Law, no waiver of this Agreement shall require the approval of the shareholders of the Company.  Any agreement on the part of a Party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such Party.  The failure of any Party to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights nor shall any single or partial exercise by any Party of any of its rights under this Agreement preclude any other or further exercise of such rights or any other rights under this Agreement.

ARTICLE IX

GENERAL PROVISIONS

SECTION 9.01.    Nonsurvival of Representations and Warranties.  None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time.  This Section 9.01 shall not limit any covenant or agreement of the Parties which by its terms contemplates performance after the Effective Time.

SECTION 9.02.    Notices.  Except for notices that are specifically required by the terms of this Agreement to be delivered orally, all notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed given if delivered personally, by telecopy or electronic mail (which transmission is confirmed electronically) or sent by a nationally recognized overnight courier (providing proof of delivery) to the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice):

if to Parent or Merger Sub, to:

Bed Bath & Beyond Inc.
Corporate Office
650 Liberty Avenue
Union, NJ 07083
Attention: Allan Rauch, General Counsel
Telephone:  (908) 855-4562
Facsimile:  (908) 688-8385
Email:  Allan.Rauch@bedbath.com

with copies to:

Proskauer Rose LLP
Eleven Times Square
New York, NY  10036
Fax:  (212) 969-2900
Attention:  Peter Samuels

if to the Company, to:

Cost Plus, Inc.
200 4th Street
Oakland, CA 94607
Fax:  (510) 893-7300
Attention:  Barry Feld, Chief Executive Officer and President

with a copy to:

Skadden, Arps, Slate, Meagher & Flom LLP
300 South Grand Avenue
Suite 3400
Los Angeles, CA 90071
Fax:  (213) 687-5379
Attention:  Brian McCarthy and Rick C. Madden

SECTION 9.03.    Interpretation.  When a reference is made in this Agreement to an Article, a Section, Exhibit or Schedule, such reference shall be to an Article of, a Section of, or an Exhibit or Schedule to this Agreement unless otherwise indicated.  The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”  The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.  References to “this Agreement” shall include the Company Disclosure Letter and the Parent Disclosure Letter.  All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein.  The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term.  Any Contract, instrument or Law defined or referred to herein or in any Contract or instrument that is referred to herein means such Contract, instrument or Law as from time to time amended, modified or supplemented, including (in the case of Contracts or instruments) by waiver or consent and (in the case of Laws) by succession of comparable successor Laws and references to all attachments thereto and instruments incorporated therein.  References to a person are also to its permitted successors and assigns.  This Agreement is the product of negotiation by the Parties having the assistance of counsel and other advisers.  It is the intention of the Parties that this Agreement not be construed more strictly with regard to one Party than with regard to the others. The Parties have participated jointly in negotiating and drafting this Agreement.  In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement.  The representations and warranties in this Agreement are the product of negotiations among the Parties and are for the benefit of the Parties.  Any inaccuracies in such representations and warranties are subject to waiver by the Parties without notice or liability to any other Person.  In some instances, the representations and warranties in this Agreement may not be intended as a statement of fact but may instead represent an allocation among the Parties of the risks associated with particular matters regardless of the knowledge of any of the Parties.  Consequently, Persons other than the Parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date hereof or any other date.

SECTION 9.04.    Consents and Approvals.  For any matter under this Agreement requiring the consent or approval of any Party to be valid and binding on the Parties, such consent or approval must be in writing.

SECTION 9.05.    Counterparts.  This Agreement may be executed in one or more counterparts (including by facsimile or other electronic transmission), all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties (including by facsimile or other electronic transmission).

SECTION 9.06.    Entire Agreement; No Third-Party Beneficiaries.  This Agreement (including the Exhibits and Schedules and the Company Disclosure Letter and the Parent Disclosure Letter), the Confidentiality Agreement and any agreements entered into contemporaneously herewith (a) constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof and thereof and (b) except (from and after the Effective Time) for the provisions of Section 6.05, are not intended to and do not confer upon any person other than the

Parties any legal or equitable rights or remedies.  Notwithstanding clause (b) of the immediately preceding sentence, each holder of Company Common Stock immediately prior to the Effective Time shall be entitled to enforce the provisions of Article III to the extent necessary to receive the consideration to which such holder is entitled to pursuant to Article III.

SECTION 9.07.    GOVERNING LAW.  THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF CALIFORNIA, REGARDLESS OF THE LAWS THAT MIGHT OTHERWISE GOVERN UNDER APPLICABLE PRINCIPLES OF CONFLICTS OF LAWS THEREOF.

SECTION 9.08.    Assignment.  Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of law or otherwise by any of the Parties without the prior written consent of the other Parties, and any assignment without such consent shall be null and void, except that Merger Sub, upon prior written notice to the Company, may assign, in its sole discretion, any of or all its rights, interests and obligations under this Agreement to Parent or to any direct or indirect wholly owned Subsidiary of Parent, but no such assignment shall relieve Parent or Merger Sub of any of its obligations hereunder. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and assigns.

SECTION 9.09.    Specific Enforcement; Exclusive Jurisdiction; Personal Jurisdiction; Covenants.

(a)           The Parties agree that irreparable damage would occur and that the Parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any federal or state court located within Los Angeles County, State of California, this being in addition to any other remedy to which they are entitled at law or in equity.

(b)           Each of the Parties hereby agrees that any claim, dispute or controversy (of any and every kind or type, whether based on contract, tort, statute, regulation or otherwise, and whether based on state, federal, foreign or any other law), arising out of, relating to or in connection with this Agreement, the documents referred to in this Agreement, or any of the transactions contemplated thereby, and including disputes relating to the existence, validity, breach or termination of this Agreement (any such claim being a “Covered Claim”), shall be heard and determined exclusively in a federal or state court located within Los Angeles County, State of California (an “Applicable Court”).  Each of the Parties expressly agrees and acknowledges that the Applicable Court is an appropriate and convenient forum for resolution of any and all Covered Claims, that it will not suffer any undue hardship or inconvenience if required to litigate in such court, and that such court is fully competent and legally capable of adjudicating any Covered Claim.  Each Party further represents that it has agreed to the jurisdiction of the Applicable Court in respect of Covered Claims after being fully and adequately advised by legal counsel of its own choice concerning the procedures and laws applied in such courts and has not relied on any representation by any other Party or its Affiliates or Representatives as to the content, scope or effect of such procedures and law, and will not contend otherwise  in any proceeding in any court of any jurisdiction.

(c)           Each of the Parties hereby irrevocably submits, for itself and in respect to its Affiliates and properties, generally and unconditionally, to the exclusive personal jurisdiction of the Applicable Courts in respect of Covered Claims.  The Parties hereby consent to and grant any such court jurisdiction over the person of such Parties and, to the extent permitted by Law, over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 9.02 or in such other manner as may be permitted by Law shall be valid and sufficient service thereof.

(d)           Each of the Parties hereby irrevocably waives, and agrees not to attempt to assert or assert, by way of motion or other request for leave from an Applicable Court, as a defense, counterclaim or otherwise, in any action involving a Covered Claim, (i) the defense of sovereign immunity, the defense that any Covered Claim or remedy with respect thereto is within the exclusive jurisdiction of a court outside Los Angeles County, State of California, (ii) any claim that it is not personally subject to the jurisdiction of the Applicable Courts for any reason other than the failure to serve process in accordance with this Section 9.09, (iii) that it or its Affiliates or property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and (iv) to the fullest extent permitted by applicable law that (A) the suit, action or proceeding in any such court is brought in an inconvenient forum, (B) the suit, action or proceeding is not maintainable in such court, (C) the venue of such suit, action or proceeding is improper or inappropriate and (D) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.  Each of the Parties further hereby irrevocably waives, and agrees not to attempt to assert, by way of motion or other request in any other court of other forum, that a judgment entered by any Applicable Court, including a judgment for specific performance, is not enforceable in such other court or forum.  The Parties agree that a final judgment in respect of any Covered Claim of the Applicable Court shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law

SECTION 9.10.    Waiver of Jury Trial.  EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.   EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (a) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (b) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (c) EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND (d) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.10.

SECTION 9.11.    Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect.

Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible to the fullest extent permitted by applicable Law in an acceptable manner to the end that the transactions contemplated by this Agreement are fulfilled to the extent possible.

ARTICLE X

DEFINITIONS

SECTION 10.01.    Defined Terms.  For the purposes of this Agreement, unless the context requires otherwise, the following terms, when beginning with capital letters and used in the singular or plural, shall have the following meanings:

“Acceptable Confidentiality Agreement” has the meaning set forth in Section 5.02(b).

“Acceptance Time” has the meaning set forth in Section 1.04(a).

“Actions” has the meaning set forth in Section 4.01(k).

An “Affiliate” of any person means another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person.  For the purposes of this definition, “control” means, as to any person, the power to direct or cause the direction of the management and policies of such person, whether through the ownership of voting securities, by contract or otherwise.  The term “controlled” shall have correlative meaning.

“Agreement” has the meaning set forth in the preamble hereto.

“Agreement of Merger” has the meaning set forth in Section 2.03.

“Antitrust Law” has the meaning set forth in Section 6.03(b).

“Applicable Court” has the meaning set forth in Section 9.09(b).

“Approval” has the meaning set forth in Section 4.01(m)(i)(C).

“Bankruptcy and Equity Exception” has the meaning set forth in Section 4.01(e)(i).

“Business Day” means any day that is not a Saturday, Sunday or other day on which banking institutions are required or authorized by law to be closed in New York, New York.

“Business Systems” has the meaning set forth in Section 4.01(s)(viii).

“California Code” has the meaning set forth in Section 2.01.

“California Filing” has the meaning set forth in Section 2.03.

“Certificate” has the meaning set forth in Section 3.01(c)(i).

“Certificate of Ownership” has the meaning set forth in Section 2.03.

“Code” has the meaning set forth in Section 4.01(o)(iii).

“Common Stock Book-Entry Shares” has the meaning set forth in Section 3.01(c)(i).

“Company” has the meaning set forth in the preamble hereto.

“Company Adverse Recommendation Change” has the meaning set forth in Section 5.02(a).

“Company Balance Sheet” has the meaning set forth in Section 4.01(g)(ii).

“Company Benefit Plan” has the meaning set forth in Section 4.01(o)(i).

“Company Bylaws” has the meaning set forth in Section 2.05(b).

“Company Certificate” has the meaning set forth in Section 2.05(a).

“Company Common Stock” has the meaning set forth in the recitals hereto.

“Company Disclosure Documents” has the meaning set forth in Section 4.01(i)(i).

“Company Disclosure Letter” has the meaning set forth in Section 4.01.

“Company DSUs” has the meaning set forth in Section 4.01(d)(ii).

“Company Equity Awards” means the aggregate number of shares of Company Common Stock issuable pursuant to any equity based awards, including any stock purchase rights, restricted stock or any other stock awards under a Company Benefit Plan or otherwise.

“Company Financial Advisor” has the meaning set forth in Section 4.01(y).

“Company Intellectual Property” has the meaning set forth in Section 4.01(s)(i).

“Company Owned Intellectual Property” has the meaning set forth in Section 4.01(s)(ii).

“Company Personnel” means any current, former or retired officer, employee, director, consultant or other service provider of the Company or any of its Subsidiaries.

“Company Preferred Stock” has the meaning set forth in Section 4.01(d).

“Company Recommendation” has the meaning set forth in Section 4.01(e)(ii).

“Company SEC Documents” hast the meaning set forth in Section 4.01(g)(i).

“Company Stock Options” has the meaning set forth in Section 4.01(d)(ii).

“Company Stock Plans” has the meaning set forth in Section 4.01(d)(ii).

“Compensation Committee” has the meaning set forth in Section 4.01(z).

“Competing Proposal” has the meaning set forth in Section 5.02(e)(i).

“Confidentiality Agreement” has the meaning set forth in Section 6.02(b).

“Continuing Employees” has the meaning set forth in Section 6.10(a).

“Contract” has the meaning set forth in Section 4.01(f)(i).

“Covered Claim” has the meaning set forth in Section 9.09(b).

“Covered Securityholders” has the meaning set forth in Section 4.01(z).

“Credit Agreement” means the Amended and Restated Credit Agreement dated January 3, 2011 by and among the Company, the Other Borrowers and Guarantors thereto, Bank of America, N.A. and the Other Lenders thereto.

“Current D&O Policy” has the meaning set forth in Section 6.05(c).

“Dissenting Shares” has the meaning set forth in Section 3.01(d).

“DOJ” has the meaning set forth in Section 6.03(b).

“Effective Time” has the meaning set forth in Section 2.03.

“Employment Compensation Arrangement” has the meaning set forth in Section 4.01(z).

“Environmental Laws” means all applicable Laws and Orders relating to the pollution or protection of human health and safety (as such matters relate to Hazardous Materials) and the environment, preservation or reclamation of natural resources, noise, odors or the presence, management, use, treatment, storage, transportation, Release of, or exposure to Hazardous Materials.

“Equity Award Amounts” has the meaning set forth in Section 6.04(b).

“ERISA” has the meaning set forth in Section 4.01(o)(i).

“ERISA Affiliate” means, with respect to any Person, any other Person that, together with such Person, is treated as, or would be deemed to be, a single employer under Section 414(b), (c), (m) or (o) of the Code or Section 4001 of ERISA.  Any former ERISA Affiliate of the Company or any of its Subsidiaries shall continue to be considered an ERISA Affiliate of the Company or any such Subsidiary within the meaning of this definition with respect to the period such entity was an ERISA Affiliate of the Company or such Subsidiary and with respect to liabilities arising after such period for which the Company or such Subsidiary could be liable under the Code or ERISA.

“Exchange Act” has the meaning set forth in Section 1.01(a).

“Exchange Fund” has the meaning set forth in Section 3.02(a).

“Fairness Opinion” has the meaning set forth in Section 4.01(y).

“Filed Company SEC Documents” has the meaning set forth in Section 4.01(g)(ii).

“Foreign Antitrust Laws” has the meaning set forth in Section 6.03(b).

“Foreign Company Plan” has the meaning set forth in Section 4.01(o)(viii).

“FTC” has the meaning set forth in Section 6.03(b).

“GAAP” has the meaning set forth in Section 4.01(g)(ii).

“Governmental Entity” has the meaning set forth in Section 3.02(e).

“Hazardous Materials” means, (i) petroleum, petroleum products and by-products, asbestos and asbestos-containing materials in any form, urea formaldehyde foam insulation, electronic, wastes, polychlorinated biphenyls, radon gas, radioactive substances, chlorofluorocarbons and all other ozone-depleting substances and (ii) any other chemical, material, substance, waste, pollutant or contaminant, that is prohibited, limited, defined in or regulated by or pursuant to, any Environmental Law.

“HSR Act” has the meaning set forth in Section 4.01(f)(ii).

“Independent Directors” has the meaning set forth in Section 1.04(a).

“Information Statement” has the meaning set forth in Section 4.01(f)(ii).

“Initial Offer Expiration Date” has the meaning set forth in Section 1.01(d).

“Insurance Policies” has the meaning set forth in Section 4.01(t).

“Intellectual Property” means, on a worldwide basis, all (i) issued patents, patent applications, patent disclosures, and all related continuations, continuations-in-part, divisionals, provisionals, reissues, re-examinations, and extensions thereof, (ii) trademarks, trade names, trade dress, service marks, brand names, logos and domain names, and all applications and registrations therefor, and all goodwill associated therewith, (iii) copyrights and all applications and registrations therefor, (iv) technology, inventions, processes, know-how, and trade secrets and other proprietary rights including, but not limited to, proprietary information, discoveries, formulae, records, forecasts, data, plans, drawings, operation procedures and manuals, and materials of a confidential nature, (v) computer software programs or applications and databases and (vi) all other intellectual property and proprietary rights and tangible embodiments of each and any of the foregoing.

“Intellectual Property Agreements” has the meaning set forth in Section 4.01(s)(iv).

“Intervening Event” means, with respect to the Company, a material event or circumstance that was not known to the Board of Directors of the Company on the date of this Agreement (or if known, the material consequences of which are not known to or reasonably foreseeable by such Board of Directors as of the date hereof), which event or circumstance, or any material consequences thereof, becomes known to the Board of Directors of the Company prior to the time at which the Company receives the Shareholder Approval; provided, however, that in no event shall the receipt, existence or terms of a Competing Proposal or any matter relating thereto or consequence thereof constitute an Intervening Event.

“Inventory” means the inventories of raw materials, work-in-process (including semi-finished goods) and finished goods or products (including in-transit inventory) used, useable or otherwise saleable in the ordinary course of the business of the Company and its Subsidiaries, calculated in accordance with the lower of cost or market method, in accordance with GAAP.

“IRS” has the meaning set forth in Section 4.01(o)(ii).

“Knowledge” means, with respect to any matter in question, the actual knowledge of the chief executive officer, chief financial officer or chief information officer of the Company.

“Law” has the meaning set forth in Section 2.02.

“Leased Real Property” has the meaning set forth in Section 4.01(r)(ii).

“Leases” has the meaning set forth in Section 4.01(r)(ii).

“Liens” has the meaning set forth in Section 4.01(c).

“Liquor Licenses” has the meaning set forth in Section 4.01(aa).

“Liquor License Transfer Documents” has the meaning set forth in Section 6.13.

“Material Adverse Effect” means any fact, effect, event, development, change, state of facts, condition, circumstance, violation or occurrence (an “Effect”) that, individually or together with one or more other contemporaneous Effect, (i) has or would reasonably be expected to have a materially adverse effect on the condition (financial or otherwise), assets, liabilities, business or results of operations of the Company and its Subsidiaries, taken as a whole; provided, however, that a Material Adverse Effect shall not be deemed to include Effects (and solely to the extent of such Effects) resulting from (A) changes generally affecting the economy, financial or securities markets or political, geopolitical or regulatory conditions, if such changes do not affect the Company and its Subsidiaries in a materially disproportionate adverse manner relative to other participants in the industries in which the Company and its Subsidiaries primarily operate; (B) general changes or developments in the industries in which the Company and its Subsidiaries primarily operate, if such changes do not adversely affect the Company and its Subsidiaries in a materially disproportionate adverse manner, taken as a whole, relative to other participants in such industry; (C) any national or international political conditions, outbreak or escalation of armed hostilities, insurrection or war, any acts of terrorism or sabotage, to the extent that they do not materially disproportionately adverse affect the Company and its Subsidiaries, taken as a whole, relative to other participants in the geographic area or industry in which the Company primarily operates; (D) changes in any applicable Laws or applicable accounting regulations or principles or interpretations thereof, if such change does not adversely affect the Company and its Subsidiaries in a materially disproportionate adverse manner relative to other participants in the geographic area or industry in which the Company primarily operates; (E) any change in GAAP or the interpretation thereof, if such change does not adversely affect the Company and its Subsidiaries in a disproportionate manner relative to other participants in such industry in which the Company primarily operates; (F) any termination of, reduction in or similar materially negative impact on relationships with material customers, suppliers, distributors, or partners of the Company and its Subsidiaries directly related to the announcement or pendency of this Agreement, the Offer or the Merger; (G) any proceeding by any of the Company’s shareholders arising out of, concerning or related to this Agreement, the Offer or the Merger (arising after the date of this Agreement); (H) fires, epidemics, quarantine restrictions, earthquakes, hurricanes, tornadoes or other natural disasters to the extent that they do not disproportionately affect the Company and the Company Subsidiaries, taken as a whole, in relation to other companies in the geographic area or industry in which the Company primarily operates; or (I) any failure by the Company to meet any published analyst estimates or expectations of the Company’s revenue, earnings or other financial performance or results of operations for any period, in and of itself, or any failure by the Company to meet its internal or published projections, budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations, in and of itself (it being understood that the facts or occurrences giving rise or contributing to such failure that are not otherwise excluded from the definition of a “Material Adverse Effect” may be taken into account in determining whether there has been a Material Adverse Effect) or (ii) is or would reasonably be expected to prevent the Company from performing its obligations under this Agreement or to consummate the Merger and the other transactions contemplated by this Agreement by the Outside Date.

“Material Contract” has the meaning set forth in Section 4.01(l)(i).

“Measurement Date” has the meaning set forth in Section 4.01(d).

“Merger” has the meaning set forth in the recitals hereto.

“Merger Closing” has the meaning set forth in Section 2.02.

“Merger Closing Date” has the meaning set forth in Section 2.02.

“Merger Consideration” has the meaning set forth in Section 3.01(c)(i).

“Merger Sub” has the meaning set forth in the preamble hereto.

“Minimum Tender Condition” has the meaning set forth in Annex I.

“Nasdaq” has the meaning set forth in Section 1.04(a).

“Notice Period” has the meaning set forth in Section 5.02(c).

“Offer” has the meaning set forth in the recitals hereto.

“Offer Closing” has the meaning set forth in Section 1.01(e).

“Offer Closing Date” has the meaning set forth in Section 1.01(e).

“Offer Conditions” has the meaning set forth in Section 1.01(b).

“Offer Documents” has the meaning set forth in Section 1.01(g).

“Offer Price” has the meaning set forth in Section 1.01(a).

“Offer Termination” has the meaning set forth in Section 1.01(f).

“Order” has the meaning set forth in Section 4.01(f)(i).

“Outside Date” has the meaning set forth in Section 8.01(b)(i).

“Parent” has the meaning set forth in the preamble hereto.

“Parent Material Adverse Effect” means any Effect that, individually or together with one or more other contemporaneous Effect, is or would reasonably be expected to prevent, delay or impair in any material respect the ability of the Parent or Merger Sub to consummate the Offer, the Merger and the other transactions contemplated by this Agreement or to perform its obligations under this Agreement on a timely basis.

“Parties” has the meaning set forth in the preamble hereto.

“Party” has the meaning set forth in the preamble hereto.

“Paying Agent” has the meaning set forth in Section 3.02(a).

“Permits” has the meaning set forth in Section 4.01(m)(i)(B).

“Permitted Liens” means (i) any Lien for Taxes not yet due and payable, or being contested in good faith and for which adequate accruals or reserves have been established, (ii) Liens securing indebtedness or liabilities that are reflected in the Company SEC Documents, (iii) such non-monetary Liens or other imperfections of title, if any, that do not materially impair the use of assets or the operation of the Company and its Subsidiaries as conducted in the ordinary course of business, including, without limitation, (A) easements, rights of way, restrictions, encumbrances, covenants, conditions, imperfections or any other matters affecting the Leased Real Property (whether shown or not shown by the public records) including boundary line disputes, overlaps, encroachments and any matters not of record which would be disclosed by an accurate survey or a personal inspection of the property, (B) any supplemental Taxes or assessments not shown by the public records and for which adequate reserves have been established, and (C) title to any portion of the Leased Real Property lying within the right of way or boundary of any public road or private road, (iv) Liens imposed or promulgated by Laws with respect to the Leased Real Property and improvements located thereon, including zoning laws, ordinances and regulations now or hereafter in effect, none of which are violated, (v) mechanics’, carriers’, workmen’s, repairmen’s, materialmen’s, builders’, contractors’ and similar Liens, incurred in the ordinary course of business which are not delinquent or which are being contested in good faith, and (vi) Liens arising in connection with indebtedness of the Company and to be released on or prior to the Effective Time.

“Person” means an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity.

“Promissory Note” has the meaning set forth in Section 1.03(b).

“Proposition 65” has the meaning set forth in Section 4.01(m)(i)(G).

“Proxy Date” has the meaning set forth in Section 6.01(c).

“Proxy Statement” has the meaning set forth in Section 6.01(a).

“Proxy Statement Clearance Date” means the date on which the SEC has, orally or in writing, confirmed that it has no further comments on the Proxy Statement, including by informing the Company that it does not intend to review the Proxy Statement.

“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing or arranging for disposal or migrating into or through the environment or any natural or man-made structure.

“Representatives” means, with respect to any Person, such Person’s directors, officers, managers, employees, agents and representatives, including any investment banker, financial advisor, attorney, accountant or other advisor, agent, representative or controlled Affiliate.

“Restraint” means any temporary restraining order, preliminary or permanent injunction, Order or other judgment issued by any court of competent jurisdiction.

“Schedule 14D-9” has the meaning set forth in Section 1.02(a).

“Schedule TO” has the meaning set forth in Section 1.01(g).

“SEC” has the meaning set forth in Section 1.01(d).

“Securities Act” has the meaning set forth in Section 1.03(c).

“Shareholder Approval” as the meaning set forth in Section 4.01(v).

“Shareholder Parties” has the meaning set forth in the recitals hereto.

“Shareholders’ Meeting” has the meaning set forth in Section 6.01(c).

“Short-Form Threshold” has the meaning set forth in Section 1.03(b).

“Significant Subsidiary” has the meaning set forth in Section 4.01(b).

“SOX” has the meaning set forth in Section 4.01(g)(iii).

“Subsidiary” of any Person means another Person, an amount of the voting securities, other voting rights or voting partnership interests of which is sufficient to elect at least a majority of its board of directors or other governing body (or, if there are no such voting interests, 50% or more of the equity or other interests of which) is owned directly or indirectly by such first person.

“Superior Proposal” has the meaning set forth in Section 5.02(e)(ii).

“Support Agreements” has the meaning set forth in the recitals hereto.

“Surviving Corporation” has the meaning set forth in Section 2.01.

“Takeover Laws” has the meaning set forth in Section 4.01(e)(ii).

“Tax” has the meaning set forth in Section 4.01(q)(xvii).

“Tax Return” has the meaning set forth in Section 4.01(q)(xvii).

“Taxing Authority” has the meaning set forth in Section 4.01(q)(xvii).

“Termination Fee” has the meaning set forth in Section 8.03(b).

“Top-Up” has the meaning set forth in Section 1.03(a).

“Top-Up Closing” has the meaning set forth in Section 1.03(b).

“Top-Up Shares” has the meaning set forth in Section 1.03(a).

“Triggering Event” has the meaning set forth in Section 8.01(e).

“Turn-Down Fee” has the meaning set forth in Section 8.03(d).

“WARN” has the meaning set forth in Section 4.01(n)(iii).

[signature page follows]

IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be signed by their respective officers hereunto duly authorized, all as of the date first written above.

BED BATH & BEYOND INC.

By:
Name:
Title:

BLUE CORAL ACQUISITION CORP.

By:
Name:
Title:

COST PLUS, INC.

By:
Name:
Title:

ANNEX I

Conditions to the Offer

Notwithstanding any other term of the Offer or this Agreement, Merger Sub shall not be required to, and Parent shall not be required to cause Merger Sub to, accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act (relating to Merger Sub’s obligation to pay for or return tendered shares of Company Common Stock promptly after the termination or withdrawal of the Offer), pay for any shares of Company Common Stock tendered pursuant to the Offer if:

(a)           there shall not have been validly tendered and not validly withdrawn prior to the expiration of the Offer a number of shares of Company Common Stock that when added to the number of shares to be purchased by Merger Sub under the Top-Up, represent at least one share more than 90% of: (i) the outstanding shares of Company Common Stock as of the expiration of the Offer plus (ii) without duplication of clause (i), the aggregate number of shares of Company Common Stock issuable to holders of Company DSUs outstanding as of the expiration of the Offer plus (iii) the aggregate number of shares of Company Common Stock issuable to holders of Company Stock Options outstanding as of the expiration of the Offer minus (iv) the aggregate number of shares of Company Common Stock issuable to holders of Company Stock Options for which Parent has obtained prior to the expiration of the Offer agreements (satisfactory to Parent in its sole discretion) by the holders thereof not to exercise such Company Stock Options prior to the termination of this Agreement plus (v) the aggregate number of shares of Company Common Stock issuable to the holders of Company Equity Awards (other than Company Stock Options and Company DSUs) outstanding as of the expiration of the Offer plus (vi) the number of shares to be purchased by Merger Sub under the Top-Up (the “Minimum Tender Condition”);

(b)           (i) the waiting period applicable to the purchase of shares of Company Common Stock pursuant to the Offer and the consummation of the Merger under the HSR Act (or any extension thereof) shall have neither expired nor terminated (ii) any consent required under any other Antitrust Law of the jurisdictions set forth on Section 6.01(c) of the Company Disclosure Letter shall not have been obtained or any applicable waiting period thereunder shall not have expired or been terminated, (iii) all other consents, approvals and authorizations of any Governmental Entity required of Parent, the Company or any of their Subsidiaries to consummate the Merger shall not have been obtained or (iv) conditions of any agreement by any Party with any Governmental Entity that prohibits the Offer Closing pending the completion of the Governmental Entity’s review or investigation of the Merger shall not have been satisfied or waived in accordance with the terms thereof; or

(c)           any of the following conditions shall have occurred and be continuing as of the expiration of the Offer:

(i)           there shall be any temporary restraining Order, preliminary or permanent injunction or other judgment, Order or decree issued by a court or agency of competent jurisdiction located in the United States or in any other jurisdiction outside of the United States in which the Company or any of its Subsidiaries, or Parent Merger Sub, engage in business activities that prohibits the consummation of the Merger or the Offer and remain in effect, or any Law shall have been enacted, issued, enforced, entered, or promulgated and remains in effect that prohibits or makes illegal the consummation of any of the transactions contemplated by this Agreement (including the Merger or the Offer);

(ii)           (A) The representations and warranties of the Company contained in Section 4.01(e), Section 4.01(v), Section 4.01(w) and  Section 4.01(x) of this Agreement shall not be true and correct in all material respects, in each case as of the date of this Agreement and as of the expiration of the Offer as though made as of the expiration of the Offer (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date), (B) the representations and warranties of the Company contained in Section 4.01(d) shall not be true and correct in all respects as of the date of this Agreement and as of the expiration of the Offer as though made as of the expiration of the Offer, (C) the representation and warranty of the Company contained in the first sentence of Section 4.01(j) shall not be true and correct in all respects as of the date of this Agreement and as of the expiration of the Offer as though made as of the expiration of the Offer, and (D) all other representations and warranties of the Company contained in this Agreement shall not be true and correct (without giving effect to any qualifications or limitations as to materiality or Material Adverse Effect set forth therein) as of the date of this Agreement and as of the expiration of the Offer as though made as of the expiration of the Offer (except to the extent such representations and warranties expressly relate to a specified date, in which case as of such specified date) and except, in the case of this clause (D), for such failures to be true and correct that have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

(iii)           the Company shall have failed to perform in any material respect any obligation required to be performed by it under this Agreement at or prior to the expiration of the Offer;

(iv)           since the date of this Agreement, there shall have occurred any change, development, circumstance, event or occurrence, that individually, or together with any other change, development circumstance, event or occurrence, has had or would reasonably be expected to have a Material Adverse Effect;

(v)           in the event that the exercise of the Top-Up is necessary to ensure that Merger Sub owns at least 90% of the outstanding shares of Company Common Stock as of the Acceptance Time (calculated on a fully diluted basis), there shall exist under applicable Law or other Restraint any restriction or legal impediment on the ability of Merger Sub or the Company to consummate the Top-Up, or the shares of Company Common Stock issuable upon exercise of the Top-Up together with the shares of Company Common Stock validly tendered in the Offer and not properly withdrawn are insufficient for Merger Sub to own at least 90% of the outstanding shares of Company Common Stock as of the Acceptance Time (calculated on a fully diluted basis);

(vi)           a Triggering Event shall have occurred; and

(vii)           this Agreement shall have been terminated in accordance with its terms.

At the request of Parent, the Company shall deliver to Parent a certificate executed on behalf of the Company by the chief executive officer or the chief financial officer of the Company certifying that none of the conditions set forth in clauses (ii), (iii) and (iv) of clause (c) above shall have occurred and be continuing as of the expiration of the Offer.

For purposes of determining whether the Minimum Tender Condition and the condition set forth in clause (v) of clause (c) have been satisfied, Parent and Merger Sub shall have the right to include or exclude for purposes of its determination thereof shares tendered in the Offer pursuant to guaranteed delivery procedures.

The foregoing conditions shall be in addition to, and not a limitation of, the rights and obligations of Parent and Merger Sub to extend, terminate or modify the Offer pursuant to the terms and conditions of this Agreement.

The foregoing conditions are for the sole benefit of Parent and Merger Sub and, subject to the terms and conditions of this Agreement and the applicable rules and regulations of the SEC, may be waived by Parent and Merger Sub in whole or in part at any time and from time to time in their sole discretion (other than the Minimum Tender Condition).  The failure by Parent or Merger Sub at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time.

The capitalized terms used in this Annex I and not defined in this Annex I shall have the meanings set forth in the Agreement and Plan of Merger, dated as of May 8, 2012, by and among Bed Bath & Beyond Inc., Blue Coral Acquisition Corp. and Cost Plus, Inc.